   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1997

                                                      REGISTRATION NO. 333-13967
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 4 TO
                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        WILSONS THE LEATHER EXPERTS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

       MINNESOTA                    5651                    41-1839933
    (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                            7401 BOONE AVENUE NORTH
                         BROOKLYN PARK, MINNESOTA 55428
                                 (612) 391-4000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               ----------------


                                DAVID L. ROGERS
                                   PRESIDENT
                        WILSONS THE LEATHER EXPERTS INC.
                            7401 BOONE AVENUE NORTH
                         BROOKLYN PARK, MINNESOTA 55428
                                 (612) 391-4000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

          KRIS SHARPE, ESQ.                    ERIC O. MADSON, ESQ.
         FAEGRE & BENSON LLP                WINTHROP & WEINSTINE, P.A.
         2200 NORWEST CENTER                 3000 DAIN BOSWORTH PLAZA
       90 SOUTH SEVENTH STREET                60 SOUTH SIXTH STREET
     MINNEAPOLIS, MINNESOTA 55402          MINNEAPOLIS, MINNESOTA 55402

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 27, 1997


                             [WILSON LEATHER LOGO]

  1,100,000 UNITS CONSISTING OF 1,100,000 SHARES OF COMMON STOCK AND 1,100,000
                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                                  ----------

  Wilsons The Leather Experts Inc. (the "Company") is offering 1,100,000 Units (the "Offering"), each Unit consisting of one share of the Company's Common Stock and one redeemable Common Stock Purchase Warrant ("Redeemable Warrant"). The Redeemable Warrants are immediately exercisable and transferable separately from the Common Stock. Each Redeemable Warrant entitles the holder to purchase, at any time until three years following the date that the Registration Statement relating to this Prospectus has been declared effective by the Securities and Exchange Commission (the "Effective Date"), one share of Common Stock at an exercise price of $13.50 per warrant, subject to adjustment. The Redeemable Warrants are subject to redemption by the Company for $.01 per warrant at any time 90 or more days after the Effective Date, on 30 days written notice, provided that the closing bid price of the Common Stock exceeds $14.50 per share (subject to adjustment) for any 10 consecutive trading days prior to such notice. See "Description of Securities."

  In addition to the Units offered hereby, this Prospectus also relates to the registration for issuance by the Company of up to an aggregate of 1,100,000 shares of Common Stock to be issued upon exercise of the Redeemable Warrants. See "Description of Securities."

  Prior to the Offering, there has been no public market for any of the Company's securities. The initial public offering price will be $9.00 per Unit. See "Underwriting" for a discussion of the factors to be considered in determining the initial offering price. The Company has applied to have the shares of Common Stock and the Redeemable Warrants approved for quotation on the Nasdaq National Market under the trading symbols "WLSN" and "WLSNW," respectively.

  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE UNITS AND "DILUTION" ON PAGE 14.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS  THE SECURI-
  TIES  AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION  PASSED
   UPON THE  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             PRICE TO          UNDERWRITING         PROCEEDS TO
                              PUBLIC           DISCOUNT (1)         COMPANY (2)
-------------------------------------------------------------------------------
Per Unit...............        $9.00               $.675              $8.325
-------------------------------------------------------------------------------
Total (3)(4)...........     $9,900,000           $742,500           $9,157,500

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 1.5% of the gross proceeds to the Company or $148,500 ($170,775 if the Underwriter's over-allotment option as described in Note
    (3) below is exercised in full). The Company has also agreed to sell to the Underwriter, for nominal consideration, a four-year warrant to purchase up to 110,000 shares at 120% of the Per Unit Price to Public in the Offering. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $818,500, which includes the non-accountable expense allowance described in Note (1) above, and assumes no exercise of the Underwriter's over-allotment option.
(3) The Underwriter has been granted an option by the Company, exercisable within 30 days of the date hereof, to purchase up to 165,000 additional Units at the Price to Public per Unit, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $11,385,000, $853,875 and $10,531,125, respectively. See "Underwriting."
(4) At the request of the Company, up to 15% of the Units offered hereby may be reserved for sale to persons designated by the Company at the Price to Public. See "Underwriting."

                                  ----------

  The Units are offered by the Underwriter on a "firm commitment" basis, when, as and if delivered to and accepted by it, subject to the Underwriter's right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates representing the securities will be made on or about June 2, 1997 in Minneapolis, Minnesota.

                                  ----------

                      EQUITY SECURITIES INVESTMENTS, INC.

               The date of this Prospectus is May 27, 1997.

1.MEN'S LEATHER JACKETS AND COATS (TOP ROW, LEFT TO RIGHT)

  1.Lambskin Bomber, Shirt Collar with zip-out Thinsulate lining
  2."Retro" Button Front Hipster, heavy-weight Cowhide with Thinsulate lining 3.Zip Front, Cow Hide Hipster, straight bottom with Thinsulate lining

2.WOMEN'S LEATHER JACKETS AND COATS (TOP ROW, FAR RIGHT)

  1."Urban" belted City Wrap in smooth Lambskin

3.WOMEN'S LEATHER JACKETS AND COATS (BOTTOM ROW, LEFT TO RIGHT)

  1. 3/4 length Sueded "Faux" Shearling, reversible to acrylic Leopard Print with Hood and toggle closures
  2.Printed Cowhide Hipster "Retro" with zip front
  3."Retro" jacket in black Cow Dove with straight bottom
  4.Fitted smooth Cowhide "Retro" jacket with side tab buckles and silver hardware

4.WILSONS THE LEATHER EXPERTS STORE AT RIDGEDALE MALL, MINNEAPOLIS, MINNESOTA (BOTTOM PHOTOGRAPH).





  IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and consolidated financial statements (including the notes thereto) and pro forma financial information appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company" or "Wilsons" mean Wilsons The Leather Experts Inc. and its subsidiaries, including the Predecessor Companies, and all references to the "Predecessor Companies" mean Wilsons Center, Inc., Rosedale Wilsons, Inc. and their subsidiaries prior to the acquisition of such companies by the Company from CVS New York, Inc. (formerly Melville Corporation) ("CVS") on May 25, 1996 (the "Acquisition").

                                  THE COMPANY

  Wilsons is the leading specialty retailer of men's and women's leather outerwear, apparel and accessories in the United States. For the year ended February 1, 1997, the Company had, on a pro forma basis, net sales of $422.6 million. As of February 1, 1997, the Company operated 461 stores and, during its peak selling season in 1996, the Company also operated 376 holiday stores and seasonal kiosks.

  Wilsons operates in 45 states, the District of Columbia and England under several formats including "Wilsons The Leather Experts," the Company's traditional mall-based concept which offers moderately priced merchandise, and "Tannery West" and "Georgetown Leather Design," mall-based concepts which offer more upscale merchandise. In addition to the traditional mall-based stores, as of February 1, 1997, Wilsons also operated eleven airport stores that focus on selling accessories, such as gloves, handbags, wallets, briefcases, planners and computer cases, to business travelers and tourists.

  Unlike many retailers, Wilsons designs, purchases leather for, and contracts for the manufacturing of most of the apparel and accessories sold in its stores. This vertical integration enables the Company to reduce its order lead times, respond more quickly to changing consumer preferences and fashion trends, and offer its customers a better value through consistently high quality products at competitive prices.

  In May 1996, an investor group, including management, formed the Company to acquire the Predecessor Companies from CVS. As part of a program to enhance the Company's profitability, between January 1, 1995 and May 25, 1996, management closed 156 stores that had not achieved cash flow targets, wrote off an amount of goodwill and certain other non-productive assets and recorded certain related lease obligations. Such store closings and charges are referred to herein as the "Restructuring." As a part of the Restructuring, in 1995 the Company recorded a restructuring charge of $134.3 million related to store closings and the write-off of goodwill and other intangibles, and an asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121").

  Upon completion of the Offering, Wilsons believes that it will have the capital resources and management information systems to implement its long-term growth strategy, which emphasizes store locations and products that offer growth opportunities and higher profit margins. Specifically, this long-term growth strategy currently calls for annual openings of eight to 15 traditional stores and eight to 15 airport stores commencing in 1997. The Company is also exploring the opening of additional stores outside of the United States and wholesale opportunities.

  The Company was incorporated as a Minnesota corporation in 1996. The Company's principal executive offices are located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428 and its telephone number is (612) 391-4000.

  Reports. The Company intends to furnish to its shareholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited interim financial information for each of the first three quarters of each fiscal year of the Company.

                                  THE OFFERING

Securities offered........................ 1,100,000 Units, each Unit consisting of one share of Common
                                           Stock and one Redeemable Warrant.
                                           Each Redeemable Warrant is
                                           immediately exercisable and
                                           transferable separately from the
                                           Common Stock. Each Redeemable
                                           Warrant entitles the holder to
                                           purchase, at any time until three
                                           years after the Effective Date, one
                                           share of Common Stock at an exercise
                                           price of $13.50 per warrant, subject
                                           to adjustment. The Redeemable
                                           Warrants are subject to redemption
                                           by the Company for $.01 per warrant
                                           at any time 90 or more days after
                                           the Effective Date, on 30 days
                                           written notice, provided that the
                                           closing bid price of the Common
                                           Stock exceeds $14.50 per
                                           share (subject to adjustment) for
                                           any 10 consecutive trading days
                                           prior to such notice.
Common Stock outstanding after the
 Offering................................. 10,717,083 shares(1)(2)
Use of proceeds........................... The net proceeds will be used for anticipated capital expenditures,
                                           including expenditures for new
                                           stores, and for working capital
                                           purposes. See "Use of Proceeds."
Nasdaq National Market symbols............ Common Stock: WLSN
                                           Warrants: WLSNW

-------
(1) Includes 1,350,000 shares of Common Stock issuable upon exercise of a warrant issued to CVS, with an exercise price of $.60 per share (the "CVS Warrant"); excludes (i) 195,060 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.77 per share and 804,940 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan (the "1996 Option Plan"), as of April 15, 1997, (ii) 110,000 shares of Common Stock issuable upon exercise of certain warrants issuable upon consummation of the Offering, and (iii) 1,100,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants comprising a part of the Units in the Offering. See "Management," "Certain Transactions," "Description of Securities" and "Underwriting."
(2) Includes 1,080,000 shares of Common Stock purchased by management as part of the Acquisition that are subject to vesting upon the occurrence of certain events (the "Restricted Stock"). As of February 1, 1997, 198,018 shares of such Restricted Stock had vested. To the extent that any remaining shares of Restricted Stock do not vest by April 30, 2001, such shares will be repurchased by the Company at a price of $.60 per share (the original purchase price paid by management for such shares), and will no longer be outstanding. CVS holds a second warrant (the "Manager Warrant") that will become exercisable commencing April 30, 2001, at $.60 per share, for the same number of shares of Common Stock that do not vest. See "Management," "Certain Transactions" and "Description of Securities."

                                --------------

  Except as set forth in the consolidated financial statements or as otherwise indicated herein, the information contained in this Prospectus (i) reflects the conversion, upon completion of the Offering, of all of the Company's issued and outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock (together, the "Class Stock") and all of the Class Stock to be issued and outstanding upon exercise of the CVS Warrant and the Manager Warrant and options under the 1996 Option Plan into a single class of common stock of the Company, par value $.01 per share (the "Common Stock"), (ii) reflects a 0.9-for-one reverse split of the Company's Common Stock effected October 11, 1996,
(iii) reflects the exchange of all of the Company's outstanding Series A Preferred Stock (the "Series A Preferred") for 617,083 shares of Common Stock, effected May 27, 1997, and (iv) assumes the Underwriter does not exercise its over-allotment option.

  When information herein is said to be on a "pro forma" basis, such information gives effect to the Restructuring and the Acquisition accounted for under the purchase method of accounting, as if such events had occurred on January 28, 1996. See "Pro Forma Unaudited Consolidated Statement of Operations." The fiscal year of the Predecessor Companies prior to the Acquisition was the year ended on December 31. In February 1997, the Company changed the end of its fiscal year to the Saturday closest to January 31, in conformity with the general practice in the retail industry, which for the most recent period was February 1, 1997. Unless otherwise indicated, references to 1996 in this Prospectus refer to the twelve months ended February 1, 1997. As a result of the Acquisition, certain financial information for the five months ended May 27, 1995 and May 25, 1996 and for the period from inception (May 26, 1996) to February 1, 1997 is presented in this Prospectus.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS AND STORE DATA)

                                              PREDECESSOR COMPANIES                            COMPANY
                         ------------------------------------------------------------------- -----------
                                                                                             PERIOD FROM
                                                                 FIVE MONTHS        EIGHT     INCEPTION      PRO
                              YEARS ENDED DECEMBER 31,              ENDED          MONTHS     (MAY 26,    FORMA(1)
                         ------------------------------------  ----------------     ENDED     1996) TO   YEAR ENDED
                                                               MAY 27,  MAY 25,  JANUARY 27, FEBRUARY 1, FEBRUARY 1,
                          1991   1992   1993   1994    1995     1995     1996       1996        1997        1997
                         ------ ------ ------ ------  -------  -------  -------  ----------- ----------- -----------
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $456.7 $509.2 $478.5 $474.6  $ 462.4  $124.7   $109.6     $ 367.6    $   345.1  $    422.6
Costs and expenses:
 Cost of goods sold,
  buying and occupancy
  costs.................  289.9  327.2  320.5  329.4    317.0    99.9     86.2       238.5        222.1       285.2
 Selling, general and
  administrative
  expenses..............  104.8  117.2  120.1  130.2    114.9    45.9     34.8        76.4         75.8       102.4
 Depreciation and
  amortization..........   14.8   17.4   20.7   22.3     21.4     9.0      4.7        13.3          1.0         1.4
 Restricted stock
  compensation expense..    --     --     --     --       --      --       --          --           1.5         1.5
 Restructuring and asset
  impairment charges....    --     --     --     --     182.2     --       --        182.2          --          --
                         ------ ------ ------ ------  -------  ------   ------     -------    ---------  ----------
Income (loss) from
 operations.............   47.2   47.4   17.2   (7.3)  (173.1)  (30.1)   (16.1)     (142.8)        44.7        32.1
Interest expense, net...    9.4    6.9    5.1    8.4     10.4     3.4      1.6         7.4          5.3         7.5
                         ------ ------ ------ ------  -------  ------   ------     -------    ---------  ----------
Income (loss) before
 income taxes...........   37.8   40.5   12.1  (15.7)  (183.5)  (33.5)   (17.7)     (150.2)        39.4        24.6
Income tax provision
 (benefit)..............   16.5   17.0    7.0   (3.1)   (10.1)   (5.5)    (6.6)       (4.6)        15.5         9.8
                         ------ ------ ------ ------  -------  ------   ------     -------    ---------  ----------
Net income (loss)....... $ 21.3 $ 23.5 $  5.1 $(12.6) $(173.4) $(28.0)  $(11.1)    $(145.6)   $    23.9  $     14.8
                         ====== ====== ====== ======  =======  ======   ======     =======    =========  ==========
Pro forma net income per common share(2)................................................      $    2.49  $     1.38
                                                                                              =========  ==========
Weighted average common shares outstanding(2)...........................................      9,602,826  10,702,826
                                                                                              =========  ==========
Other Data:
 Income (loss) from
  operations before
  depreciation,
  amortization,
  restricted stock
  compensation expense
  and restructuring
  charges(3)............ $ 62.0 $ 64.8 $ 37.9 $ 15.0  $  30.5  $(21.1)  $(11.4)    $  52.7    $    47.2  $     35.0
                         ====== ====== ====== ======  =======  ======   ======     =======    =========  ==========

                                         PREDECESSOR COMPANIES                            COMPANY
                         -------------------------------------------------------------- -----------
                                                                                        PERIOD FROM
                                                              FIVE MONTHS      EIGHT     INCEPTION
                         YEARS ENDED DECEMBER 31,                ENDED        MONTHS     (MAY 26,   PRO FORMA(1)
                         --------------------------------   ---------------    ENDED     1996) TO    YEAR ENDED
                                                            MAY 27, MAY 25, JANUARY 27, FEBRUARY 1, FEBRUARY 1,
                         1991   1992  1993    1994   1995    1995    1996      1996        1997         1997
                         ----   ----  -----   ----   ----   ------- ------- ----------- ----------- ------------
STORE DATA:
Traditional stores:
 Open at end of period..  552    583    631    628    548     567     480       494         461             461
 Net sales per square
  foot for stores open
  entire year........... $406   $415   $355   $340   $373     --      --        --          --             $389
 Change in comparable
  store sales(4)........ (3.1)%  2.1% (13.8)% (5.1)% (1.5)%   4.4%    3.9%     (3.1)%      (2.7)%          (1.3)%
Peak number of seasonal
 stores during period...    0     32     80    135    227     --      --        227         376             376

                                                             COMPANY
                                                 -------------------------------
                                                        FEBRUARY 1, 1997
                                                 -------------------------------
                                                                     AS FURTHER
                                                                      ADJUSTED
                                                                        FOR
                                                            AS        OFFERING
                                                        ADJUSTED FOR     AND
                                                 ACTUAL WARRANTS(5)  EXCHANGE(6)
                                                 ------ ------------ -----------
BALANCE SHEET DATA:
Working capital................................. $ 83.8    $ 84.6      $ 92.9
Total assets....................................  172.4     173.2       181.5
Total long-term debt............................   55.8      55.8        55.8
Total liabilities...............................  128.9     128.9       128.9
Shareholders' equity............................   43.5      44.3        52.6

-------
(1) The unaudited pro forma data give effect to the Restructuring and the Acquisition accounted for under the purchase method of accounting, as if such events had occurred on January 28, 1996. See "Pro Forma Unaudited Consolidated Statement of Operations."
(2) Computed on the basis described for pro forma net income per common share in Note 2 of Notes to Consolidated Financial Statements.
(3) See Note (4) under "Selected Historical and Pro Forma Consolidated Financial Data" for a description of this data.
(4) Comparable store sales means sales generated by stores open at least one full year.
(5) As adjusted to give effect to the exercise of the CVS Warrant for 1,350,000 shares of Common Stock, at its exercise price of $.60 per share.

(6) As further adjusted to give effect to (i) the sale by the Company of 1,100,000 Units at an initial public offering price of $9.00 per Unit and the application of the net proceeds therefrom as described in "Use of Proceeds" and (ii) the exchange of the Series A Preferred for Common Stock, effected May 27, 1997.

                                 RISK FACTORS

  An investment in the securities being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Overview," "-- Business Strategy," "--Growth Strategy," "--Vertically Integrated Operations," "--Store Formats," "--Marketing and Advertising," "--Distribution" and "-- Management Information Systems," as well as in the Prospectus generally. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus concerning the Company and its business, before purchasing the Units offered hereby.

DECLINE IN COMPARABLE STORE SALES; PRIOR LOSSES

  The Company's comparable store sales declines were 1.3%, 1.5%, 5.1% and 13.8% during 1996, 1995, 1994 and 1993, respectively. The Company believes that the comparable store sales decline in 1996 was primarily the result of weak demand for the Company's fashion forward merchandise in the midwest area of the United States as compared to the northeast and west coast markets where comparable store sales increased. The Company believes that the declines from 1993 through 1995 were primarily attributable to an industry-wide decline in sales of retail leather apparel, and outerwear in general, and due in part to a shift in consumer discretionary spending away from apparel. An inability to generate comparable store sales increases in the future would adversely affect the Company's business, financial condition and results of operations.

  As part of the Restructuring, the Company incurred non-recurring restructuring and asset impairment charges aggregating $182.2 million in October 1995, which resulted in a net loss of $173.4 million for 1995. Due in large part to decreases in comparable store sales and increases in cost of goods sold and buying and occupancy costs and an increase in operating expenses associated with opening 40 new stores and acquiring 31 Georgetown Leather Design stores in 1993, the Company incurred a net loss of $12.6 million in 1994. There can be no assurance that the Company will not incur losses in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FASHION TRENDS AND CHANGING CONSUMER PREFERENCES

  The Company's sales and profitability depend upon the continued demand by its customers for leather apparel and accessories. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond in a timely manner to changing consumer demands and fashion trends and upon the appeal of leather to the Company's customers. When leather apparel is not generally in fashion (as was the case in the early 1990s), the Company's results of operations are adversely affected. There can be no assurance that the demand for leather apparel or accessories will not decline or that the Company will be able to anticipate, gauge and respond to changes in fashion trends. If demand for leather apparel and accessories were to decline or if the Company were to misjudge fashion trends, the Company's business, financial condition and results of operations could be materially adversely affected.

ECONOMIC CONDITIONS

  Wilsons' financial performance is also sensitive to changes in overall economic conditions, which have an impact on consumer spending trends. Wilsons' stores are located primarily in enclosed regional malls. Consequently, the ability of Wilsons to sustain its level of sales is dependent in part on a high volume of mall traffic. Mall traffic may be adversely affected by, among other things, economic downturns, the closing of anchor department stores or changes in consumer preferences, all of which are beyond the Company's control. Shifts in consumer discretionary spending to other products or a general reduction in the level of such spending could also adversely affect the Company. There can be no assurance that the foregoing factors will not adversely affect the Company's business, financial condition and results of operations in the future.

SEASONALITY

  A significant portion of the Company's sales is generated in the period from October through December (55.6% for the twelve months ended February 1, 1997), which includes the Christmas selling season. 34.9% of the Company's sales were generated during the period from the day after Thanksgiving through January 4, 1997. Net sales are generally lower during the period from April through July. The Company typically does not become profitable, if at all, until the fourth quarter of a given year. As a result, the Company's annual results of operations have been, and will continue to be, heavily dependent on the results of operations from October through December. Given the seasonality of the business, misjudgments in fashion trends or unseasonably warm or severe weather during the Company's peak selling season in a given year could have an adverse impact on the Company's sales for the year. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the net sales contributed by seasonal stores, merchandise mix and the timing and level of markdowns and promotions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Inflation."

LEVERAGE; CAPITAL REQUIREMENTS; RESTRICTIONS IMPOSED BY LENDERS

  As of February 1, 1997, the Company's debt consisted of the $55.8 million Note to CVS, described below. The Company had no borrowings outstanding under a $150 million revolving credit facility (the "Revolving Credit Facility") with General Electric Capital Corporation ("GE Capital") and a syndicate of banks (together with GE Capital, the "Banks") as of February 1, 1997; however, the Company had $7.9 million of outstanding letters of credit at that date.

  The Company typically finances its operations through internally generated cash flow and seasonal borrowings. Due to the seasonality of the Company's business, the Company has substantially greater needs for borrowings and letters of credit from August through early December. The Company currently plans to fund a substantial portion of its working capital and letter of credit needs through the Revolving Credit Facility, and, as a result, the Company is highly dependent on the Revolving Credit Facility. In addition, the ability of the Company to meet its debt service obligations and borrow under the Revolving Credit Facility will be dependent upon the future performance of the Company, which is subject to general economic conditions, and to financial, competitive, business and other factors, including factors beyond the Company's control. The level of the Company's indebtedness could restrict its ability to grow and respond to changing business and economic conditions. If the Company at any time is unable to satisfy its working capital needs or generate sufficient cash flow from operations to service its debt, it may be required to seek refinancing for all or a portion of that debt or to obtain additional financing. There can be no assurance that the Company will be able to effect such a refinancing or obtain such additional financing, or obtain such financing on terms acceptable to the Company. The inability of the Company to obtain sufficient funds for working capital or letter of credit needs would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions--Subordinated Note."

  The Revolving Credit Facility and a 10% Senior Secured Subordinated Note of the Company issued to CVS in the principal amount of $55.8 million, with principal and accrued interest, compounded annually, payable on December 31, 2000 (the "Note"), impose restrictions and limitations on the Company. In addition, the Revolving Credit Facility requires the Company to meet certain financial tests. Such restrictions and limitations affect, and in many respects limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, make capital expenditures (including expenditures for new stores) above specified levels ($16.0 million for the twelve months ending January 31, 1998), pay dividends or make other distributions to shareholders, repay indebtedness, create liens, sell assets or enter into mergers and certain other transactions above specified levels. Obligations under the Revolving Credit Facility and the Note are secured by liens on substantially all of the Company's assets other than real estate, equipment and fixtures. If the Company is unable to comply with the terms and covenants under the Revolving Credit Facility or the Note, such indebtedness could be declared immediately due and payable, which would have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED OPERATING HISTORY AS A STAND-ALONE COMPANY

  The Predecessor Companies were owned and controlled by CVS through May 25, 1996. Certain administrative functions, including treasury, tax, external financial reporting, real estate, legal, risk management and employee benefits administration, were performed by CVS prior to the Acquisition. In addition, as a subsidiary of CVS, the Company borrowed and obtained letters of credit under credit facilities obtained by CVS at better rates than the Company could have obtained on its own. Accordingly, operation of Wilsons as an independent company may involve certain additional risks, including risks associated with managing such functions independently for the first time, the risk of increased general, administrative and borrowing costs and the risk of increased costs and difficulties in securing store locations and negotiating store leases without guarantees by CVS or an affiliate of CVS. There can be no assurance that such costs will not materially exceed historical levels or that other unforeseen costs or difficulties in entering into leases will not arise following the Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF FOREIGN CONTRACT MANUFACTURING AND IMPORTING

  The Company imports most of its products from independent foreign contract manufacturers located primarily in the Far East. Many of the Company's domestic vendors import a substantial portion of their merchandise from abroad. Risks inherent in foreign sourcing include economic and political instability, transportation delays and interruptions, restrictive actions by foreign governments, the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes, trade and foreign tax laws, fluctuations in currency exchange rates, and the possibility of boycotts or other actions prompted by domestic concerns regarding foreign labor practices or other conditions beyond the Company's control. In 1996, Wilsons sourced more than 60% of its leather apparel from contract manufacturers located in The People's Republic of China, which currently has Most Favored Nation ("MFN") trading status with the United States. Loss of MFN status by China or by any other country from which Wilsons sources goods, or any imposition of new or additional duties, quotas or taxes, could result in significantly higher leather purchase and production costs for Wilsons and, as a result, could negatively impact profitability, sale prices or demand for leather merchandise. The Company's future performance will be subject to such factors, which are beyond its control, and there can be no assurance that such factors would not have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The retail leather apparel and accessories industry is highly competitive. Wilsons competes with a broad range of other retailers, including other specialty leather apparel and accessories stores, department stores, mass merchandisers and discounters, many of which have greater financial and other resources than Wilsons. Increased competition may reduce sales, increase operating expenses and decrease profit margins. Management believes that the principal bases upon which Wilsons competes are selection, price, style, quality, store location and service. There can be no assurance that the Company will be able to compete successfully in the future. The inability of Wilsons to compete effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

RISKS ASSOCIATED WITH FUTURE GROWTH

  The Company's growth prospects are dependent upon a number of factors, including, among other things, economic conditions, establishment and growth of new selling channels, competition, growth in the leather apparel and accessories market, the retail environment in general, financing and working capital needs, the ability of the Company to negotiate store leases on favorable terms, the extended lead times required to negotiate airport store leases, the availability of suitable new store locations, the ability to develop new merchandise and the ability to hire and train qualified sales associates. There can be no assurance that the Company will be able to effectively realize its plans for future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PRICE AND AVAILABILITY OF RAW MATERIAL

  Leather comprises approximately two-thirds of the garment cost of leather apparel. As a result, the Company's gross margin levels are influenced by the price of leather. The supply of leather is influenced by worldwide meat consumption, and the demand for leather is influenced by the leather shoe, furniture and auto upholstery markets. The availability and price of leather may fluctuate significantly. There can be no assurance that fluctuations in the availability and price of leather or other raw materials used by the Company will not have a material adverse effect on the Company's profitability or its ability to meet the demand of the Company's customers for its merchandise.

CHARGES RELATING TO VESTING OF RESTRICTED STOCK

  In connection with the Acquisition, management purchased 1,080,000 shares of Restricted Stock. As of February 1, 1997, 198,018 shares of such Restricted Stock had vested. The remaining shares will vest over the next four years if the Company achieves specified earnings targets or as the Company repays the Note. See "Certain Transactions--Restricted Stock Agreement." As the Restricted Stock vests, the Company will be required to record compensation charges equal to the difference between the fair market value of the Restricted Stock on the date the shares vest and the original purchase price of the Restricted Stock, which was $.60 per share. For the period ended February 1, 1997, the Company recorded $1.5 million of compensation expense based on the 198,018 shares earned pursuant to the Restricted Stock Agreement. By way of example, if all of the remaining Restricted Stock were to vest at a time when the fair market value of the Common Stock equaled $9.00 per share (the initial public offering price set forth on the cover page of this Prospectus), the Company would be required to record a non-cash, after-tax charge of approximately $7.4 million; however, such charge would not impact the Company's total shareholders' equity. The market price of the Company's Common Stock, however, could be adversely affected when the Company reports such future charges, if any.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company will be highly dependent upon the efforts of Joel Waller, Chairman and Chief Executive Officer of Wilsons, David Rogers, President and Chief Operating Officer of Wilsons, and other members of Wilsons' senior management. The loss of the services of any of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for any of the Company's securities, and there can be no assurance that an active public market for the Common Stock or Redeemable Warrants will develop or be sustained after the Offering, or that the price for the securities will not decrease. Accordingly, there can be no assurance that purchasers will be able to resell the securities offered hereby at the offering price, the exercise price or at any price. The initial public offering price was determined solely by negotiations between the Company and the Underwriter based on several factors and may not necessarily reflect the market price of the securities after the Offering. The market price of the securities could be subject to significant fluctuations in response to the Company's financial performance, competitive position and other factors relating to the Company and its business, such as variations in quarterly operating results, government regulations, litigation and other factors. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the securities. Therefore, no assurance can be given that the market price of the securities will not decline substantially below the initial public offering price or the exercise price. See "Underwriting."

SECURITIES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of the Company's Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock or Redeemable Warrants. The Company will have 9,367,083 shares of Common Stock outstanding (9,532,083 shares if the Underwriter's over-allotment option is exercised in full) immediately following the Offering (an additional 1,350,000 shares of Common Stock will be immediately issuable upon exercise of the CVS Warrant at $.60 per share), of which the 1,100,000 shares included in the Units offered hereby will be eligible for sale in the public market immediately following the Offering. The remaining 8,267,083 currently outstanding shares are held by the current shareholders of the Company, including the Company's executive officers and directors. The holders of all 8,267,083 shares of Common Stock that are currently outstanding (including the Company's executive officers and directors and the partners of Limited Partnership I and Limited Partnership II (as hereinafter defined)) and CVS as the holder of the CVS Warrant and the Manager Warrant have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or warrants to purchase shares of Common Stock without the consent of Equity Securities Investments, Inc., (the "Underwriter") for a period of 180 days after the date of this Prospectus. The Company has also agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than shares issuable upon exercise of outstanding warrants, the Redeemable Warrants or options issued under the 1996 Option Plan) for a period of 180 days after the date of this Prospectus, without the prior written consent of Equity Securities Investments, Inc., which in its sole discretion and at any time without notice may release all or any portion of the securities subject to such agreements not to sell. Additional shares may also become available for sale in the public market from time to time in the future, including the shares of Common Stock issued upon exercise of the Redeemable Warrants. In addition, the holders of all 8,267,083 shares of Common Stock that are currently outstanding, CVS as the holder of the CVS Warrant and the Manager Warrant and holders of certain warrants to purchase up to 110,000 additional shares of Common Stock, which warrants are issuable upon consummation of the Offering, have certain registration rights under the Securities Act of 1933, as amended (the "Securities Act"), with respect to their Common Stock or warrants. See "Certain Transactions--Restricted Stock Agreement," "--Registration Rights Agreement," "Securities Eligible for Future Sale" and "Underwriting."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS

  Purchasers of Units will be able to exercise the Redeemable Warrants only if a current prospectus relating to the shares of Common Stock underlying the Redeemable Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Redeemable Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Redeemable Warrants, there can be no assurance that the Company will be able to do so, or to get any required amendments declared effective by federal or state authorities in a timely manner. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Redeemable Warrants if a current prospectus covering the securities issuable upon the exercise of the Redeemable Warrants is not kept effective or if such securities are not qualified nor exempt from qualification in the states in which the holders of the Redeemable Warrants reside. The Redeemable Warrants are subject to redemption at any time by the Company at $.01 per warrant at any time 90 or more days after the Effective Date, on 30 days prior written notice, if the closing bid price of the Common Stock shall exceed $14.50 per share (subject to adjustment), for 10 consecutive trading days, at any time prior to such notice. If the Redeemable Warrants are redeemed, warrant holders will lose their right to exercise the Redeemable Warrants except during such 30-day redemption period. Redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Redeemable Warrants at the then market price or accept the redemption price, which will be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of Securities--Redeemable Warrants."

DILUTION

  Purchasers of the Common Stock included in the Units offered hereby will experience immediate and substantial dilution in the net book value per share of their investment of $4.24 per share, assuming exercise of the CVS Warrant and an initial public offering price of $9.00 per Unit. Additional dilution is likely to occur upon exercise of other outstanding warrants and stock options. See "Dilution."

DIVIDEND POLICY

  The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The payment of dividends by the Company is subject to certain restrictions and prohibitions contained in the Revolving Credit Facility and the Note. Any determination to pay cash dividends in the future will be at the discretion of the Company's Board of Directors (the "Board" or the "Board of Directors") and will be dependent upon the Company's business, results of operations, financial condition, contractual restrictions, restrictions in the Amended Articles of Incorporation (the "Amended Articles of Incorporation") and other factors deemed relevant at the time by the Company's Board of Directors. See "Dividends."

ANTI-TAKEOVER CONSIDERATIONS; CONTROL BY CURRENT SHAREHOLDERS

  The Board of Directors has the authority, without further shareholder action, to fix the rights and preferences of any shares of the Company's preferred stock to be issued from time to time. In addition, as a Minnesota corporation, the Company is subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. Both the authority of the Board with regard to the preferred stock and the provisions of the Minnesota statutes could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Provisions of the Minnesota Business Corporation Act."

  Upon completion of the Offering, the Company's directors and executive officers will beneficially own, in the aggregate, 56.4% of the Company's outstanding shares of Common Stock. If these shareholders vote together as a group, they will be able to control the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to determine the outcome of certain actions that require shareholder approval, including the adoption of amendments to the Company's Amended Articles of Incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions. Each shareholder that is subject to the Shareholder Agreement (as hereinafter defined) has agreed to vote all of the voting shares of Common Stock held by such shareholder in favor of the election to the Board of Directors of two individuals who will be nominated by a vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees (as defined in the Shareholder Agreement) and, upon the vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees, to remove or replace such directors, until the earlier of (i) the completion of an underwritten public offering with gross proceeds of at least $20 million or
(ii) the general termination of the Shareholder Agreement, which termination will be no later than May 25, 1998. Joel N. Waller, Chairman of the Board and Chief Executive Officer of the Company, and David L. Rogers, President and Chief Operating Officer of the Company, currently own a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees, and are therefore able to nominate such two directors. See "Certain Transactions--Shareholder Agreement."

                                THE ACQUISITION

  The Company was organized to acquire all of the issued and outstanding capital stock of Wilsons Center, Inc., the holding company of the Predecessor Companies (the "Wilsons Shares"). In May 1996, the Company, which was owned by management and an investor group, acquired the Wilsons Shares for $67.8 million plus the CVS Warrant and the Manager Warrant described below in the following two-step transaction. First, CVS received (i) $2.0 million in cash,
(ii) the $55.8 million Note, (iii) the CVS Warrant to purchase 1,350,000 shares of Common Stock of the Company, having an exercise price of $.60 per share, and the Manager Warrant described below, (iv) 4,320,000 shares of Common Stock, and (v) 7,405 shares of Series A Preferred in consideration for the transfer to the Company of the Wilsons Shares. Thereafter, Leather Investors Limited Partnership I, a Minnesota limited partnership ("Limited Partnership I"), and Leather Investors Limited Partnership II, a Minnesota limited partnership ("Limited Partnership II" and together with Limited Partnership I, the "Limited Partnerships"), for each of which Lyle Berman and Morris Goldfarb are the general partners, respectively purchased from CVS the 4,320,000 shares of Common Stock and the 7,405 shares of Series A Preferred for an aggregate consideration of $10.0 million. On May 27, 1997, the 7,405 shares of Series A Preferred were exchanged for 617,083 shares of the Company's Common Stock. Upon completion of the Offering, the Limited Partnerships will automatically dissolve, and the shares of Common Stock held by them will be distributed to their partners based on their respective interests in the Limited Partnerships. See "Certain Transactions" and "Description of Securities."

  As part of the Acquisition, management purchased 1,080,000 shares of Restricted Stock. As of February 1, 1997, 198,018 shares of such Restricted Stock had vested. To the extent that any remaining shares of Restricted Stock do not vest by April 30, 2001, such shares will be repurchased by the Company at a price of $.60 per share and will no longer be outstanding. CVS holds the Manager Warrant that will become exercisable commencing April 30, 2001, at $.60 per share, for the same number of shares of Common Stock that do not vest. See "Management," "Certain Transactions" and "Description of Securities."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,100,000 Units offered hereby by the Company are estimated to be approximately $8.3 million (approximately $9.7 million if the Underwriter's over-allotment option is exercised in full), at a public offering price of $9.00 per Unit and after deducting the underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by the Company.

  The net proceeds will allow the Company to reduce seasonal borrowings under the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for information regarding interest payable on and the maturity date of borrowings under the Revolving Credit Facility. Substantially all indebtedness incurred under the Company's Revolving Credit Facility is used to fund the Company's peak working capital needs which typically occur during the period from August through early December. As of February 1, 1997, the Company had no borrowings under the Revolving Credit Facility. The Company plans to use the net proceeds to fund anticipated capital expenditures, including building new stores ($2.5 million), remodeling existing stores ($2.0 million), developing and implementing new information systems ($1.5 million), testing new business concepts ($0.5 million), and for working capital purposes ($1.8 million).

  In addition to the net proceeds to be derived from the sale of the Units, the Company may derive as much as $17,077,500 or as little as nothing from the exercise of the Redeemable Warrants included in the Units. Any amounts that the Company derives from the exercise of such securities are expected to be used to reduce seasonal borrowings under the Revolving Credit Facility and in connection with the Company's then current business plan activities and/or working capital requirements. See "Risk Factors--Current Prospectus and State Registration Required to Exercise Warrants; Possible Redemption of Warrants."

                                DIVIDEND POLICY

  The Company has not declared or paid cash dividends on its stock since its inception in May 1996. The Company anticipates that all of its earnings in the foreseeable future, if any, will be retained to fund working capital, to reduce reliance on the Revolving Credit Facility and to repay the Note and, therefore, has no plans to pay cash dividends in the foreseeable future. In addition, the terms of the Revolving Credit Facility and the Note restrict and, in some cases, prohibit the Company from declaring and paying dividends. Any determination to pay cash dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition and capital requirements (including its cash needs), market conditions, restrictions in financing agreements and the Amended Articles of Incorporation and other factors deemed relevant at that time by the Company's Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Certain Transactions--Subordinated Note."

                                   DILUTION

  For purposes of the following discussion, it is assumed that the entire amount of each Unit's offering price is allocable to the share of Common Stock included therein and that no amount is allocable to the Redeemable Warrant included therein. The pro forma net tangible book value of the Company's Common Stock as of February 1, 1997 was $41.9 million or $5.07 per share of Common Stock. "Pro forma net tangible book value" represents the total amount of the Company's total tangible assets less the total amount of the Company's liabilities; "pro forma net tangible book value per share" means such amount divided by the number of shares of Common Stock outstanding (adjusted to reflect the exchange of the Series A Preferred for Common Stock, effected May 27, 1997). After giving effect (i) to the exercise of the CVS Warrant for 1,350,000 shares of Common Stock, with an exercise price of $.60 per share, and (ii) to the sale by the Company of the Units in the Offering at an initial public offering price of $9.00 per Unit, and the application of the net proceeds therefrom, the pro forma net tangible book value as adjusted of the Common Stock as of February 1, 1997 would have been $51.1 million, or $4.76 per share. This represents an immediate decrease in pro forma net tangible book value of $.31 per share to existing shareholders and an immediate dilution of $4.24 per share to new investors purchasing Units in the Offering.

  The following table illustrates the dilution per share described above:

      Initial public offering price...............................         $9.00
        Pro forma net tangible book value.........................  $5.07
        Decrease in pro forma net tangible book value attributable
         to exercise of CVS Warrant...............................   (.63)
                                                                    -----
        Pro forma net adjusted tangible book value before the
         Offering.................................................   4.44
        Increase in pro forma net tangible book value attributable
         to purchase of Units by new investors....................    .32
                                                                    -----
      Pro forma net tangible book value as adjusted after the
       Offering...................................................          4.76
                                                                           -----
      Dilution to new investors...................................         $4.24
                                                                           =====

  The following table sets forth, on a pro forma, as adjusted basis as of February 1, 1997, the number of shares of Common Stock purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by the existing shareholders and by the new investors purchasing Units in the Offering, at an initial public offering price of $9.00 per Unit.

                                                           TOTAL CASH
                                SHARES PURCHASED(1)      CONSIDERATION       AVERAGE
                               --------------------- ----------------------   COST
                                 NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE PER SHARE
                               ---------- ---------- ----------- ---------- ---------
      Existing shareholders...  9,617,083    89.7%   $12,811,000    56.4%     $1.33
      New investors...........  1,100,000    10.3      9,900,000    43.6       9.00
                               ----------   -----    -----------   -----
          Total............... 10,717,083   100.0%   $22,711,000   100.0%
                               ==========   =====    ===========   =====

--------
(1) The above table includes 1,350,000 shares of Common Stock issuable upon exercise of the CVS Warrant, with an exercise price of $.60 per share; such table does not include (i) 195,060 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.77 per share and 804,940 shares of Common Stock reserved for issuance pursuant to the 1996 Option Plan, as of April 15, 1997, (ii) 110,000 shares of Common Stock issuable upon exercise of certain warrants issuable upon consummation of the Offering and (iii) 1,100,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants comprising a part of the Units in this Offering. See "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of February 1, 1997; (ii) to reflect the exercise of the CVS Warrant for 1,350,000 shares of Common Stock, with an exercise price of $.60 per share; and (iii) as further adjusted to reflect (a) the sale by the Company of the 1,100,000 Units offered hereby at an initial public offering price of $9.00 per Unit and the application of the net proceeds therefrom and (b) the exchange of the Series A Preferred for Common Stock, effected May 27, 1997. See "Use of Proceeds." The information presented below should be read in conjunction with the consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                     FEBRUARY 1, 1997
                                            ----------------------------------
                                                                   AS FURTHER
                                                      AS ADJUSTED ADJUSTED FOR
                                                      FOR WARRANT OFFERING AND
                                            ACTUAL(1)  EXERCISE     EXCHANGE
                                            --------- ----------- ------------
                                                      (IN THOUSANDS)
   Cash....................................  $81,553   $ 82,364     $ 90,703
                                             =======   ========     ========
   Borrowings under Revolving Credit
    Facility (2)...........................  $   --    $    --      $    --
                                             =======   ========     ========
   Long-term debt..........................  $55,811   $ 55,811     $ 55,811
                                             -------   --------     --------
   Shareholders' equity:
     Preferred Stock, $.01 par value;
      10,000,000 shares authorized; 7,405
      shares, $1,000 stated value issued
      and outstanding, actual and as
      adjusted for Warrant Exercise; no
      shares issued or outstanding, as
      further adjusted for Offering and
      Exchange.............................    7,405      7,405          --
     Common Stock, $.01 par value;
      45,000,000 shares authorized;
      8,267,083 shares issued and
      outstanding; 9,617,083 shares issued
      and outstanding, as adjusted for
      warrant exercise; 10,717,083 shares
      issued and outstanding, as further
      adjusted for Offering (3)............       77         90          107
     Additional paid-in capital............   12,501     13,299       29,026
     Retained earnings.....................   23,511     23,511       23,511
     Cumulative translation adjustment.....      (29)       (29)         (29)
                                             -------   --------     --------
       Total shareholders' equity..........   43,465     44,276       52,615
                                             -------   --------     --------
       Total capitalization................  $99,276   $100,087     $108,426
                                             =======   ========     ========

--------
(1) Reflects the conversion of all shares of Class Stock into an equal number of shares of Common Stock of a single class concurrent with the Offering.
(2) Does not include $7.9 million of outstanding letters of credit as of February 1, 1997.
(3) The above table does not include (i) 195,060 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.77 per share and 804,940 shares of Common Stock reserved for issuance pursuant to the 1996 Option Plan, as of April 15, 1997, (ii) 110,000 shares of Common Stock issuable upon exercise of certain warrants issuable upon consummation of the Offering and (iii) 1,100,000 shares issuable upon exercise of the Redeemable Warrants comprising a part of the Units in this Offering. See "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following tables present selected historical and pro forma consolidated financial data of the Company, which should be read in conjunction with the consolidated historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of February 1, 1997 and for the period from inception (May 26, 1996) to February 1, 1997 have been derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP. The selected consolidated financial data as of December 31, 1993, 1994 and 1995, for the years ended December 31, 1993, 1994 and 1995 and for the five-month period ended May 25, 1996 have been derived from the consolidated financial statements of the Predecessor Companies audited by KPMG Peat Marwick LLP. The consolidated financial data as of December 31, 1991 and 1992, for the years ended December 31, 1991 and 1992, for the five-month period ended May 27, 1995 and for the eight months ended January 27, 1996 have been derived from unaudited consolidated financial statements of the Predecessor Companies. The pro forma statement of operations data and the store operations data for the periods set forth below are unaudited. In the opinion of management, the unaudited information contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The results of operations for the five months ended May 25, 1996, for the eight months ended January 27, 1996, and for the period from inception (May 26, 1996) to February 1, 1997 are not necessarily indicative of the results of operations for the entire year.

       SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA(1)
        (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS AND STORE DATA)

                                        PREDECESSOR COMPANIES                                 COMPANY
                   ------------------------------------------------------------------- ---------------------
                                                           FIVE MONTHS        EIGHT                              PRO
                        YEARS ENDED DECEMBER 31,              ENDED          MONTHS    PERIOD FROM INCEPTION  FORMA(2)
                   ------------------------------------  ----------------     ENDED      (MAY 26, 1996) TO   YEAR ENDED
                                                         MAY 27,  MAY 25,  JANUARY 27,      FEBRUARY 1,      FEBRUARY 1,
                    1991   1992   1993   1994    1995     1995     1996       1996             1997             1997
                   ------ ------ ------ ------  -------  -------  -------  ----------- --------------------- -----------
STATEMENT OF
 OPERATIONS DATA:
Net sales........  $456.7 $509.2 $478.5 $474.6  $ 462.4  $124.7   $109.6     $ 367.6         $   345.1       $    422.6
Costs and
 expenses:
 Cost of goods
  sold, buying
  and occupancy
  costs..........   289.9  327.2  320.5  329.4    317.0    99.9     86.2       238.5             222.1            285.2
 Selling, general
  and
  administrative
  expenses.......   104.8  117.2  120.1  130.2    114.9    45.9     34.8        76.4              75.8            102.4
 Depreciation and
  amortization...    14.8   17.4   20.7   22.3     21.4     9.0      4.7        13.3               1.0              1.4
 Restricted stock
  compensation
  expense........     --     --     --     --       --      --       --          --                1.5              1.5
 Restructuring
  and asset
  impairment
  charges........     --     --     --     --     182.2     --       --        182.2               --               --
                   ------ ------ ------ ------  -------  ------   ------     -------         ---------       ----------
Income (loss)
 from operations.    47.2   47.4   17.2   (7.3)  (173.1)  (30.1)   (16.1)     (142.8)             44.7             32.1
Interest expense,
 net.............     9.4    6.9    5.1    8.4     10.4     3.4      1.6         7.4               5.3              7.5
                   ------ ------ ------ ------  -------  ------   ------     -------         ---------       ----------
Income (loss)
 before income
 taxes...........    37.8   40.5   12.1  (15.7)  (183.5)  (33.5)   (17.7)     (150.2)             39.4             24.6
Income tax
 provision
 (benefit).......    16.5   17.0    7.0   (3.1)   (10.1)   (5.5)    (6.6)       (4.6)             15.5              9.8
                   ------ ------ ------ ------  -------  ------   ------     -------         ---------       ----------
Net income
 (loss)..........  $ 21.3 $ 23.5 $  5.1 $(12.6) $(173.4) $(28.0)  $(11.1)    $(145.6)        $    23.9       $     14.8
                   ====== ====== ====== ======  =======  ======   ======     =======         =========       ==========
Pro forma net
 income per
 common share(3).                                                                            $    2.49       $     1.38
                                                                                             =========       ==========
Weighted average
 common shares
 outstanding(3)..                                                                            9,602,826       10,702,826
                                                                                             =========       ==========
Other data:
 Income (loss)
  from operations
  before
  depreciation,
  amortization,
  restricted
  stock
  compensation
  expense and
  restructuring
  charges(4).....  $ 62.0 $ 64.8 $ 37.9 $ 15.0  $  30.5  $(21.1)  $(11.4)    $  52.7         $    47.2       $     35.0
                   ====== ====== ====== ======  =======  ======   ======     =======         =========       ==========

                                         PREDECESSOR COMPANIES                                 COMPANY
                         -------------------------------------------------------------- ---------------------
                                                              FIVE MONTHS      EIGHT                              PRO
                         YEARS ENDED DECEMBER 31,                ENDED        MONTHS    PERIOD FROM INCEPTION  FORMA(2)
                         --------------------------------   ---------------    ENDED      (MAY 26, 1996) TO   YEAR ENDED
                                                            MAY 27, MAY 25, JANUARY 27,      FEBRUARY 1,      FEBRUARY 1,
                         1991   1992  1993    1994   1995    1995    1996      1996             1997             1997
                         ----   ----  -----   ----   ----   ------- ------- ----------- --------------------- -----------
STORE DATA:
Traditional stores:
 Open at end of period.   552    583    631    628    548     567     480       494              461              461
 Net sales per square
  foot for stores open
  entire year..........  $406   $415   $355   $340   $373     --      --        --               --              $389
 Change in comparable
  store sales(5).......  (3.1)%  2.1% (13.8)% (5.1)% (1.5)%   4.4%    3.9%     (3.1)%           (2.7)%           (1.3)%
Peak number of seasonal
 stores during period..     0     32     80    135    227     --      --        227              376              376

                                PREDECESSOR COMPANIES          COMPANY
                          ---------------------------------- -----------
                                     DECEMBER 31,
                          ---------------------------------- FEBRUARY 1,
                           1991   1992   1993   1994   1995     1997
                          ------ ------ ------ ------ ------ -----------
                                              (IN MILLIONS)
BALANCE SHEET DATA:
Working capital(6)....... $ 34.4 $ 36.7 $ 57.4 $ 77.1 $ 44.6   $ 83.8
Total assets.............  340.4  376.6  401.0  392.7  182.4    172.4
Total long-term debt.....    --     --     --     --     --      55.8
Total liabilities........  155.5  154.1  183.8  191.7  154.8    128.9
Shareholders' equity.....  184.9  222.5  217.2  201.0   27.6     43.5

-------
(1) Prior to the Acquisition, the Predecessor Companies were operated as part of CVS. The historical consolidated financial statements presented herein reflect certain periods during which the Company did not operate as an independent company. Such statements, therefore, may not necessarily reflect the results of operations or the financial condition of the Company which would have resulted had the Company operated as an independent company during the reporting periods, and are not necessarily indicative of the Company's future results or financial condition.
(2) The unaudited pro forma data give effect to the Restructuring and the Acquisition accounted for under the purchase method of accounting, as if such events had occurred on January 28, 1996. See "Pro Forma Unaudited Consolidated Statement of Operations."
(3) Computed on the basis described for pro forma net income per common share in Note 2 of Notes to Consolidated Financial Statements.
(4) Income (loss) from operations before depreciation, amortization, restricted stock compensation expense and restructuring charges is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. This measure of income (loss) is provided because it is a measure commonly used in the retail industry. This measure of income
    (loss) is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation) and is not meant to represent discretionary funds available to management. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."
(5) Comparable store sales means sales generated by stores open at least one full year.
(6) The working capital calculation excludes amounts due to CVS as of December 31, 1991, 1992, 1993, 1994 and 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of Wilsons should be read in conjunction with the selected historical and pro forma consolidated financial data and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  One of the Predecessor Companies was founded in the late 1940's. CVS acquired such company in 1982. The Company was organized in May 1996 to acquire the Predecessor Companies from CVS. See "Business--Company History." In May 1996, management and an investor group, as the owners of the Company, acquired the Wilsons Shares for $67.8 million plus the CVS Warrant and the Manager Warrant described below in the following two-step transaction. First, CVS received (i) $2.0 million in cash, (ii) the $55.8 million Note, (iii) the CVS Warrant to purchase 1,350,000 shares of Common Stock of the Company, having an exercise price of $.60 per share, and the Manager Warrant described below, (iv) 4,320,000 shares of Common Stock, and (v) 7,405 shares of Series A Preferred in consideration for the transfer to the Company of the Wilsons Shares. Thereafter, the 4,320,000 shares of Common Stock and 7,405 shares of Series A Preferred were purchased from CVS by the Limited Partnerships for an aggregate consideration of $10.0 million. On May 27, 1997, the 7,405 shares of Series A Preferred were exchanged for 617,083 shares of the Company's Common Stock. The Manager Warrant will become exercisable commencing April 30, 2001, at $.60 per share, but only to the extent shares of Restricted Stock are repurchased by the Company. See "The Acquisition," "Certain Transactions-- Restricted Stock Agreement" and "--Sale Agreement." The transaction was accounted for under the purchase method of accounting. The carrying value of the net assets acquired exceeded the purchase price by approximately $52.5 million. As a result, the book value of property and equipment in the Company's consolidated financial statements was reduced from $64.6 million to $12.1 million at May 26, 1996, and initially will result in lower depreciation charges than would have been experienced by the Predecessor Companies.

  Prior to the Acquisition, the Predecessor Companies were operated as part of CVS. The historical consolidated financial statements presented herein reflect certain periods during which the Company did not operate as an independent company. Such statements, therefore, may not necessarily reflect the results of operations or the financial condition of the Company which would have resulted had the Company operated as an independent company during the reporting periods, and are not necessarily indicative of the Company's future results or financial condition. Furthermore, the Company's net loss for the year ended December 31, 1995, as reflected in the consolidated financial statements included elsewhere in this Prospectus, was negatively impacted by the recording of pre-tax charges aggregating $182.2 million in the fourth quarter of 1995 in connection with the Restructuring.

  Throughout the late 1980s and early 1990s, as part of the growth strategy of CVS, the Company pursued a rapid store expansion program through acquisitions and store openings, growing from 227 stores at the end of 1987 to a peak of 631 stores at the end of 1993. Beginning in 1993, the Company's business was negatively affected by the difficult retail apparel market for mall-based chains, competition and changes in consumer fashion preferences. These conditions have led a large number of retailers, including a number of specialty retailers, to close stores or cease operations. In 1995, the Company initiated a store-closing program, which has resulted in a reduction of the number of stores to 461 by February 1, 1997. The stores closed by the Company had not achieved cash flow targets established by management.

  In connection with the Acquisition, CVS eliminated all prior indebtedness owed by the Predecessor Companies to CVS, assumed closed store lease obligations and provided that Wilsons would have $85 million in working capital upon closing of the Acquisition (before paying certain expenses associated with the Acquisition). The Predecessor Companies' operations were funded primarily by CVS. In order for the Company to fund its working capital and letter of credit needs, the Company entered into the Revolving Credit Facility with the Banks simultaneously with the closing of the Acquisition. The Revolving Credit Facility provides the Company with a

$150 million line of credit, which includes a $90 million letter of credit subfacility. As of February 1, 1997, the Company had no borrowings outstanding under the Revolving Credit Facility; however, it had outstanding letters of credit in the amount of $7.9 million at that date. See "Liquidity and Capital Resources" below.

  In connection with the Acquisition, the Company sold 3,330,000 shares of Common Stock, including 1,080,000 shares of Restricted Stock, to certain managers of the Company. As of February 1, 1997, 198,018 shares of such Restricted Stock had vested. The remaining shares of Restricted Stock will vest over four years if the Company achieves specified earnings targets or as the Company repays the Note. See "Certain Transactions--Restricted Stock Agreement." As the Restricted Stock vests, the Company will be required to record compensation charges equal to the difference between the fair market value of the Restricted Stock on the date the shares vest and the original purchase price of the Restricted Stock, which was $.60 per share. For the period ended February 1, 1997, the Company recorded $1.5 million compensation expense based on the 198,018 shares earned pursuant to the Restricted Stock Agreement. By way of example, if the remaining Restricted Stock were to vest at a time when the fair market value of the Common Stock equaled $9.00 per share (the initial public offering price set forth on the cover page of this Prospectus), the Company would be required to record a non-cash, after-tax charge of approximately $7.4 million; however, such charge would not impact the Company's total shareholders' equity.

RESULTS OF OPERATIONS

  The following table sets forth information from the Company's historical and pro forma consolidated statements of operations, expressed as a percentage of net sales for the periods indicated:


                                      PREDECESSOR COMPANIES                            COMPANY
                         ---------------------------------------------------------- --------------
                                                                                     PERIOD FROM
                            YEARS ENDED                                    EIGHT      INCEPTION
                           DECEMBER 31,         FIVE MONTHS ENDED         MONTHS    (MAY 26, 1996)  PRO FORMA
                         --------------------   -----------------          ENDED          TO       YEAR ENDED
                                                MAY 27,     MAY 25,     JANUARY 27,  FEBRUARY 1,   FEBRUARY 1,
                         1993   1994    1995      1995        1996         1996          1997         1997
                         -----  -----   -----   --------    --------    ----------- -------------- -----------
Net sales............... 100.0% 100.0%  100.0%      100.0%      100.0%     100.0%       100.0%        100.0%
Costs and expenses:
 Cost of goods sold,
  buying and occupancy
  costs.................  67.0   69.4    68.6        80.1        78.6       64.9         64.4          67.5
 Selling, general and
  administrative
  expenses..............  25.1   27.4    24.8        36.8        31.8       20.8         22.0          24.3
Income (loss) from
 operations.............   3.6   (1.5)  (37.4)      (24.1)      (14.7)     (38.8)        13.0           7.6
Interest expense, net...   1.1    1.8     2.3         2.8         1.4        2.0          1.6           1.8
Income tax provision
 (benefit)..............   1.4   (0.6)   (2.2)       (4.4)       (6.0)      (1.2)         4.5           2.3
Net income (loss).......   1.1%  (2.7)% (37.5)%     (22.5)%     (10.1)%    (39.6)%        6.9%          3.5%

 RECENT DEVELOPMENTS

  Sales for the quarter ended May 3, 1997 decreased approximately $9.8 million, or 14.7%, to approximately $57.0 million compared with sales of $66.8 million during the same quarter in 1996. The sales decrease is due to operating an average of 31, or 6.3%, fewer stores during the current quarter compared to the prior year as a result of closing underperforming stores. In addition to operating fewer stores, comparable store sales declined approximately 7.5% for the quarter, compared to a 6.7% comparable store sales increase for the same quarter one year earlier. The decrease in comparable store sales in 1997 was primarily attributable to less lower-priced clearance merchandise than in the prior year when 73 stores had been closed in the immediately preceding quarter.

 PERIOD FROM INCEPTION (MAY 26, 1996) TO FEBRUARY 1, 1997 COMPARED TO EIGHT MONTHS ENDED JANUARY 27, 1996

  Wilsons opened five stores and closed 24 stores in the period from inception (May 26, 1996) to February 1, 1997 compared to three store openings and 76 store closings in the same period one year earlier. As of February 1, 1997, Wilsons operated 461 stores and 11 seasonal stores compared to 494 stores and 18 seasonal stores at the end of the same period in the previous year. The 33 fewer stores were a result of closing unprofitable stores as part of the Restructuring. In addition, Wilsons operated 224 holiday stores and 152 kiosks during the 1996 holiday season compared to 98 holiday stores and 129 kiosks during the prior year holiday season.

  Sales from inception to February 1, 1997 decreased 6.1% to $345.1 million compared with sales of $367.6 million during the same period in the previous year. A portion of the decrease in sales is attributable to a 2.7% decline in comparable store sales. The comparable store sales decline was the result of weak demand for the Company's fashion forward merchandise in the midwest area of the country as compared to the northeast and west coast markets where comparable store sales increased, as well as five fewer shopping days between Thanksgiving and Christmas. In addition, Wilsons operated an average of 82 fewer stores from inception to February 1, 1997 compared to the same period one year earlier, as Wilsons closed stores that did not meet cash flow targets. The comparable store sales decline and a reduction in the number of stores open was partially offset by a sales increase from operating 149 additional seasonal stores.

  Cost of goods sold, buying and occupancy costs from inception to February 1, 1997 were $222.1 million, or 64.4% of sales, compared to $238.5 million, or 64.9% of sales, for the same period of the previous year. Gross margin net of occupancy costs increased as a percent of sales from inception to February 1, 1997 as compared to the same period one year earlier due to additional markdowns taken in the earlier period to liquidate merchandise in 76 stores which were closed in conjunction with the Restructuring and to an increase in the sales of accessories in the later period which generate a higher gross margin.

  Operating expenses before restructuring and asset impairment charges from inception to February 1, 1997 were $78.3 million, or 22.7% of sales, compared to $89.7 million, or 24.4% of sales, for the same period in 1995. The expense decrease of $11.4 million was due mainly to the $12.3 million decrease in depreciation and amortization expense resulting from the Restructuring and the purchase accounting adjustment that reduced the amounts assigned to property and equipment. In addition, operating expenses in the period from inception to February 1, 1997 decreased $0.7 million from the same period one year earlier due primarily to operating an average of 82 fewer stores and to reduced headquarters expense. Offsetting the operating expense reductions were 149 additional holiday stores and kiosks compared to the same period one year earlier and a $1.5 million charge associated with the vesting of Restricted Stock.

  Operating expenses after restructuring and asset impairment charges from inception to February 1, 1997 were $78.3 million, or 22.7% of sales, compared to $271.9 million, or 74.0% of sales, for the same period in 1995. In 1995 the Company incurred a pre-tax restructuring charge of $134.3 million to reflect the anticipated costs associated with closing approximately 100 Wilsons stores and the write-off of goodwill and other intangibles, and a pre-tax asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of SFAS No. 121.

  Net interest expense from inception to February 1, 1997 was $5.3 million, or 1.6% of sales, compared to $7.4 million, or 2.0% of sales, for the same period in the previous year. The decrease in net interest expense is primarily due to a decrease in the average amount of debt outstanding offset by higher interest rates, the amortization of deferred financing costs and an increase in interest income.

  Income tax expense for the period from inception to February 1, 1997 was $15.5 million compared to a $4.6 million tax benefit for the same period in 1995. The effective tax rate increased in 1996 to a 39.4% tax rate from a 3.1% benefit rate in 1995. The higher effective tax rate was primarily due to the impact of the write-off of nondeductible goodwill and other intangibles as part of the 1995 Restructuring.

 FIVE MONTHS ENDED MAY 25, 1996 COMPARED TO FIVE MONTHS ENDED MAY 27, 1995

  Wilsons closed 71 stores and opened three new stores in the five months ended May 25, 1996, compared to 63 store closings and two store openings in the five months ended May 27, 1995. The store closings in the first five months of 1996 and in 1995 were a result of the Restructuring. Wilsons operated 480 stores as of May 25, 1996 compared to 567 stores at the end of the same period in 1995.

  Sales for the five-month period in 1996 decreased 12.1% to $109.6 million compared with sales of $124.7 million during the same period of the prior year. While total sales decreased as a result of operating an average of 90 fewer stores, comparable store sales increased 3.9% in the 1996 period compared to the same period in the previous year. The 3.9% comparable store sales increase in the 1996 period was the result of strong merchandise sales in the ladies and accessories areas due to the clearance of merchandise associated with store closings and the closings of holiday stores and seasonal kiosks combined with unseasonably cool weather within Wilsons' areas of operation during the first three months of 1996.

  Cost of goods sold, buying and occupancy costs for the five-month period in 1996 were $86.2 million, or 78.6% of sales, as compared to $99.9 million, or 80.1% of sales, for the same period of the prior year. Gross margin net of occupancy costs increased as a percent of sales in the five-month period of 1996 primarily due to closing 22 Snyder Leather stores, an off-price strip center concept which carried lower margin merchandise in the 1995 period, and an increase in the sale of accessories which produced a higher gross margin in the 1996 period. Occupancy costs decreased as a percent of sales for the five months ended May 25, 1996 as compared to the same period one year ago as the Company closed unprofitable stores as part of the Restructuring.

  Operating expenses in the five-month period in 1996 were $39.5 million, or 36.0% of sales, as compared to $54.9 million, or 44.0% of sales, for the same period of the prior year. The expense decrease of $15.4 million was a result of store closings and realizing the benefits of profit enhancement measures initiated in 1995 that increased operational efficiencies in the stores and the administrative departments. These included store sales productivity gains as a result of revised store staffing patterns and levels to achieve productivity increases, revising the layaway and check acceptance policies, and reductions in headquarters expense. Operating expenses were also lower than the same period in 1995 as a result of the Restructuring which reduced Wilsons' 1996 depreciation and amortization expenses by $4.3 million.

  Net interest expense for the five months ended May 25, 1996, was $1.6 million, or 1.4% of sales, compared to $3.4 million, or 2.8% of sales, for the five months ended May 27, 1995. The average outstanding loan balance with CVS was reduced by $56.0 million from $118.1 million to $62.1 million in the 1996 five-month period. The decrease is primarily attributable to a $124.0 million capital contribution made by CVS to facilitate the Acquisition.

  Income tax benefit for the 1996 five-month period was $6.6 million compared to $5.5 million in the 1995 five-month period. The effective tax rate increased in the five-month period in 1996 to 37.2% from 16.4% in the 1995 five-month period. The increase was primarily due to the elimination of goodwill and other amortization expenses in 1996 which in 1995 created non-deductible expenses for tax purposes.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  During 1995, Wilsons opened five new stores and closed 85 stores, of which 19 were closed in the fourth calendar quarter, compared to 23 store openings and 26 store closings in 1994. The large number of store closings in 1995 was a result of the Restructuring. At the end of 1995, Wilsons operated 548 stores, comprised of 546 stores in 46 states and the District of Columbia and two stores in England, compared to 626 stores in 46 states and the District of Columbia and two stores in England at the end of 1994. Wilsons also operated 98 holiday stores and 129 seasonal kiosks during the fourth quarter of 1995, compared to 59 holiday stores and 76 seasonal kiosks during the fourth quarter of 1994.

  Sales decreased 2.6% in 1995 to $462.4 million from $474.6 million in 1994. The decrease reflected a 1.5%, or $6.2 million, decline in comparable store sales due primarily to a decline in demand for leather apparel. Wilsons operated an average of 49 fewer stores during 1995 compared to 1994, as Wilsons closed 85 stores that did not meet cash flow targets. These declines were partially offset by the expansion of holiday stores and seasonal kiosks, which were open in 39 and 53 more locations, respectively, than in 1994, accounting for an increase in sales of $8.0 million compared to 1994. Non-comparable store sales, other than holiday stores and seasonal kiosk sales, were down $14.0 million from 1994 as the Company opened 18 fewer stores during 1995 compared to 1994.

  Cost of goods sold, buying and occupancy costs in 1995 were $317.0 million, or 68.6% of sales, as compared to $329.4 million, or 69.4% of sales, for the same period of the prior year. Gross margin net of occupancy costs increased as a percent of sales in 1995 due partially to closing 22 Snyder Leather stores during the first quarter of 1995. In addition, in 1995 the Company also increased its accessory sales, which have a higher gross profit margin, to 23.1% of total sales from 20.6% in 1994 as a result of increased emphasis on accessories in the stores and opening 53 additional seasonal kiosks, which primarily sell accessories. The Company also achieved stronger sales in 1995 of styles with higher fashion content and higher margins. Partially offsetting these gross profit margin improvements in 1995 were additional markdowns required to liquidate merchandise in 73 stores that were closed during December 1995 and January 1996 in conjunction with the Restructuring and to liquidate merchandise from the 98 holiday stores and 129 seasonal kiosks. Occupancy costs increased as a percent of sales in 1995 as compared to the same period one year earlier as Wilsons' occupancy costs, which are primarily fixed rents associated with store leases, did not decline at the same rate as the decline in comparable store sales.

  Operating expenses in 1995, before restructuring and asset impairment charges, were $136.3 million, or 29.5% of sales, compared to $152.5 million, or 32.1% of sales, in 1994. Of the $16.2 million decrease in operating expenses, approximately $10 million was attributable to the strategic initiative to close unprofitable stores. The Company implemented certain profit enhancement measures during the second quarter of 1995 that accounted for the majority of the remaining expense reductions. These profit enhancement measures included store sales productivity gains as a result of revising store staffing patterns and levels, improving expense control and revising the layaway and check acceptance policies while simultaneously introducing debit/ATM cards as an additional form of payment in a number of markets.

  Operating expenses in 1995, after restructuring and asset impairment charges, were $318.5 million, or 68.9% of sales, as compared to $152.5 million, or 32.1% of sales, in the previous year. As part of the Restructuring, during the fourth quarter of 1995 the Company recorded a pre-tax restructuring charge of $134.3 million to reflect the anticipated costs associated with closing approximately 100 of Wilsons' stores and the write-off of goodwill and other intangibles, and a pre-tax asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of SFAS No. 121.

  Income from operations before depreciation, amortization, restructuring and asset impairment charges was $30.5 million, or 6.6% of sales, in 1995 compared to $15.0 million, or 3.2% of sales, in 1994 due to the factors described above. This measure of net income (loss) is provided because it is a measure commonly used in the retail industry; however, it is not a measurement of financial performance under generally accepted accounting principles and is not meant to represent discretionary funds available to management. See Note
(2) under "Selected Historical and Pro Forma Consolidated Financial Data".

  Income from operations in 1995, before restructuring and asset impairment charges, was $9.1 million, or 2.0% of sales, compared to a loss of $7.3 million, or 1.5% of sales, in 1994. The $16.4 million improvement was primarily due to discontinuing the Snyder Leather off-price concept during the first quarter of 1995 and profit enhancement measures introduced during the second quarter of 1995. Loss from operations in 1995, after restructuring and asset impairment charges, was $173.1 million compared to a loss of $7.3 million in 1994.

  Net interest expense in 1995 was $10.4 million, or 2.3% of sales, compared to $8.4 million, or 1.8% of sales, during the prior year. The Company's average annual interest rate paid on outstanding loan amounts to CVS in 1995 was 6.4% compared to 4.7% in 1994. This increase was partially offset by a reduction in the average outstanding loan balance with CVS to $151.9 million in 1995 compared to $165.1 million in 1994 as a result of lower inventory levels due to store closings and a higher inventory turn rate.

  Income tax benefit in 1995 was $10.1 million compared to $3.1 million in 1994. The effective tax rate declined in 1995 to 5.5% from 19.8% in 1994. The decline was primarily due to the effective tax rate impact of nondeductible goodwill in 1995 compared to 1994.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  During 1994, Wilsons opened 23 new stores and closed 26 existing stores, compared to 40 new store openings, 31 store acquisitions and 23 store closings in 1993. At the end of 1994, Wilsons operated 628 stores comprised of 626 stores in 46 states and the District of Columbia and two stores in England, compared to 631 stores in 44 states and the District of Columbia at the end of 1993. Wilsons also operated 59 holiday and 76 seasonal kiosks during the fourth quarter of 1994 compared to 25 holiday stores and 55 seasonal kiosks during the fourth quarter of 1993.

  Sales decreased 0.8% in 1994 to $474.6 million from $478.5 million in 1993. The decrease reflected a 5.1%, or $23.1 million, decline in comparable store sales due primarily to a decline in demand for all outerwear and leather apparel during the fall of 1994. This decline was partially offset by operating an average of 22 more stores in 1994 compared to 1993, reflecting the full year impact of the 71 store openings and acquisitions in 1993, which had a positive effect on 1994 sales. In addition, the comparable store sales decline was partially offset by the expansion of holiday stores and seasonal kiosks, which were open in 34 and 21 more locations, respectively, than in 1993, accounting for an increase in sales of $6.3 million compared to 1993. Non-comparable store sales, other than holiday stores and seasonal kiosk sales, were up $12.9 million from 1993 as the Company realized the full year sales impact of the 1993 openings and acquisitions.

  Cost of goods sold, buying and occupancy costs in 1994 were $329.4 million, or 69.4% of sales, as compared to $320.5 million, or 67.0% of sales, for the same period of the prior year. Gross margin net of occupancy costs decreased as a percent of sales in 1994. The decrease in gross margin net of occupancy costs as a percentage of sales was primarily attributable to increased markdowns resulting from high year end inventory levels as a result of sluggish demand for leather apparel during the fourth quarter of 1994. At the same time, however, the Company increased its mix of accessory sales, which have a higher gross profit margin, to 20.6% of sales in 1994 from 16.8% in 1993. The increase in accessory sales was a result of increased accessory emphasis in the stores due to the acquisition of Georgetown Leather Design during June 1993 and opening 21 additional seasonal kiosks in 1994. Occupancy costs decreased as a percent of sales in 1994 as compared to the same period one year earlier as Wilsons occupancy costs increased due to the full-year rent impact of the store openings and acquisitions in 1993 combined with the effect of the decline in comparable store sales.

  Operating expenses in 1994 were $152.5 million, or 32.1% of sales, compared to $140.8 million, or 29.4% of sales, in 1993. The $11.7 million increase in operating expenses was primarily attributable to the full year impact of 63 traditional stores opened or acquired during the last seven months of 1993.

  Income from operations before depreciation, amortization, restructuring and asset impairment charges was $15.0 million, or 3.2% of sales, in 1994 compared to $37.9 million, or 7.9% of sales, in 1993 due to the factors described above.

  Loss from operations in 1994 was $7.3 million, or 1.5% of sales, compared to income from operations of $17.2 million, or 3.6% of sales, in 1993. The $24.5 million decline was primarily due to a 5.1% comparable store sales decline during 1994 and the full year impact of 71 new or acquired stores during 1993. Historically, the Company has opened most of its stores during the last half of the year. As a result, new stores opened just prior to the fourth quarter produce profits in excess of their annualized profits since the stores typically generate losses in the first six months of the year.

  Net interest expense in 1994 was $8.4 million, or 1.8% of sales, compared to $5.1 million, or 1.1% of sales, during the prior year. The average outstanding loan balance with CVS increased to $165.1 million in 1994 compared to $147.1 million in 1993 due to operating an average of 22 more stores during 1994. The Company's average annual interest rate paid on outstanding loan amounts to CVS in 1994 was 4.7% compared to 3.3% in 1993.

  Income tax benefit in 1994 was $3.1 million compared to an income tax provision of $7.0 million in 1993. The effective tax rate declined in 1994 to a 19.8% benefit from a 58.2% tax in 1993. The decline was primarily due to the effective rate impact of nondeductible goodwill and state income taxes in 1994 compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

  Wilsons' primary capital requirements have been to support capital investment to open new stores, to remodel existing stores, to update information systems and to meet seasonal working capital needs. The Company's peak working capital needs typically occur during the period from August through early December as inventory levels are increased in advance of the Company's peak selling season of October through December. In 1997, the Company currently plans to open eight to 15 traditional stores and eight to 15 airport stores. Such stores are part of the Company's long-term strategy intended to provide growth opportunities and higher profit margins. See "Business--Business Strategy" and "--Growth Strategy."

  Historically, the primary sources of the Company's cash for working capital and capital expenditures have been net cash flows from operating activities and borrowings from CVS. Prior to the Acquisition, the Company had participated in CVS's centralized cash management system whereby cash received from operations was transferred to CVS's centralized cash accounts and cash disbursements were funded from the centralized cash accounts on a daily basis. The receipt and disbursement of cash was tracked through an intercompany cash management account. Accordingly, cash required for operating and capital expenditures during the year was met from this source.

  The Banks have provided the Company with a three-year Revolving Credit Facility. The Revolving Credit Facility provides for borrowings of up to $150 million in aggregate principal amount, which amount includes a letter of credit subfacility of up to $90 million. The maximum amount available under the Revolving Credit Facility, however, is further subject to a borrowing base limitation (less certain reserves) of 65% of eligible inventory, plus a seasonal advance. The Company's borrowing availability is also reduced by outstanding letters of credit. Interest is payable on borrowings at one or more variable rates determined by reference to the "prime" rate plus .25% ("prime" plus 0.0% for the first $10.0 million of borrowings), or LIBOR plus 1.75%. The spreads are subject to possible changes based upon the Company's financial results. As of February 1, 1997, the Company had no borrowings outstanding under its Revolving Credit Facility. The Company pays a monthly fee equal to .375% per annum on the unused amount of the Revolving Credit Facility and on that portion of the first

$10.0 million in borrowings that bears interest at prime plus a spread. For letters of credit, the Company pays a monthly fee in an amount equal to 1.25% per annum times the daily average of the amount of letters of credit outstanding during each month, which percentage is subject to possible changes based on the Company's financial results. The Revolving Credit Facility contains certain covenants limiting, among other things, the Company's ability to make capital expenditures, pay cash dividends or make other distributions. The Company plans to use the Revolving Credit Facility for its immediate and future working capital needs, including capital expenditures. As of February 1, 1997, the Company had $7.9 million in outstanding letters of credit. From inception through February 1, 1997, the peak borrowings and letters of credit outstanding under the Revolving Credit Facility were $48.2 million and $60.9 million, respectively. During 1995, the highest amounts borrowed by the Company from CVS, net of the prior indebtedness eliminated as part of the Acquisition, to fund working capital expenditures and covered by outstanding letters of credit were $112.7 million and $97.4 million, respectively, and the average amounts of such borrowings and amounts covered by outstanding letters of credit for such year were $51.9 million and $58.9 million, respectively. The Company is highly dependent on the Revolving Credit Facility to fund working capital and letter of credit needs, and management believes that the Revolving Credit Facility will be sufficient to meet the Company's working capital and capital expenditure requirements for the foreseeable future. There can be no assurance, however, that the Revolving Credit Facility will be sufficient to fund such needs, or, if the Revolving Credit Facility is insufficient to meet such needs, that the Company will be able to obtain any additional financing or obtain such financing on terms acceptable to the Company.

  The Company also has outstanding the Note payable to CVS, which is a subordinated secured note for $55.8 million. $55.0 million of the principal amount of the Note bears interest at the rate of 10% per annum, compounded annually, with all such principal and interest due and payable on December 31, 2000. The remaining principal balance of the Note ($0.8 million) does not bear interest and is due and payable on December 31, 2000. See "Certain Transactions--Subordinated Note."

CASH FLOW ANALYSIS

  Operating activities for the period from inception (May 26, 1996) to February 1, 1997 resulted in cash generated of $34.2 million compared to cash generated of $63.0 million for the eight-month period ended January 27, 1996. The $28.8 million decrease in cash provided by operating activities in the 1996 period compared to the same period in 1995 resulted from several different factors. The net loss for the eight months ended January 27, 1996 of $145.6 million was offset by a noncash restructuring charge of $182.2 million and depreciation and amortization of $13.3 million. Inventories also increased from $53.1 million at May 26, 1996 to $64.9 million at February 1, 1997. This increase was due primarily to an overall increase in the carrying level of inventories after the Acquisition. In addition, prepaid expenses were higher in the most recent period due to the timing of rent payments which occurred after the period ended on January 27, 1996 and before the period ended on February 1, 1997.

  Operating activities in the first five months of 1996 prior to the Acquisition resulted in cash used of $16.0 million compared to cash used of $11.5 million in the same period of 1995. The $4.5 million increase in cash used by operating activities in the first five months of 1996 compared to the same period in 1995 resulted primarily from negotiated settlements with landlords for stores closed prior to their natural lease expiration dates during the 1996 period. In addition, the net loss for the five-month period in 1996 declined by $16.9 million compared to the same period in 1995 as a result of lower operating expenses associated with operating an average of 90 fewer stores during the first five months of 1996, partially offset by $7.7 million less cash generated by the reduction of inventory during that same period.

  Operating activities in 1995 resulted in cash provided of $53.1 million compared to cash provided of $12.2 million in 1994 and $12.0 million in 1993. The increase in cash provided from operating activities in 1995 as compared to 1994 and 1993 was primarily generated by a $27.7 million decrease in inventory resulting primarily from the liquidation of inventory from the closed stores which exceeded the associated decrease in accounts payable.

  Investing activity for the period from inception to February 1, 1997 was comprised of capital expenditures totaling $5.9 million. The capital expenditures were primarily for enhancements to the Company's management information systems, five store openings, and the renovation of and improvements to existing stores. Capital expenditures for the same period in 1995 totaled $7.5 million. Commencing in 1997, the Company currently plans to open eight to 15 traditional stores and eight to 15 airport stores. The cost to open a store is currently estimated to range from $130,000 to $200,000. Investing activities in 1996 include the Acquisition of the Predecessor Companies, net of cash acquired, for $37.1 million. Capital expenditures for the year ending January 31, 1998 are anticipated to be approximately $15.6 million.

  Investing activity was comprised primarily of capital expenditures totaling $3.6 million, $2.9 million, $10.1 million, $20.7 million and $26.6 million during the five months ended May 25, 1996, and May 27, 1995, and the years 1995, 1994, and 1993, respectively. These expenditures were primarily for the addition of the new stores, which cost, on average, $182,000 and $173,000 to construct in 1995 and 1994, respectively, renovations of and improvements to existing stores and enhancements to the Company's management information systems. The decrease in cash used in investing activities in 1995 as compared to 1994 and 1993 was primarily due to five store openings in 1995 compared to 23 store openings in 1994 and 40 store openings in 1993. In addition, the Company used approximately $6.4 million to purchase substantially all of the assets of Georgetown Leather Design in June 1993.

  Cash provided from financing activities for the period from inception to February 1, 1997 was $16.2 million compared to cash used of $50.6 million in the same period in 1995. The proceeds provided from financing activities in 1996 resulted from the sale of common and preferred stock of $12.0 million and a $4.2 million increase in book overdrafts. The $50.6 million used in financing activities in the eight-month period ended January 27, 1996 was a result of decreased intercompany borrowings of $57.8 million from CVS offset by a $7.2 million increase in book overdrafts. As part of the Acquisition, CVS eliminated all prior indebtedness owed to it by the Predecessor Companies.

  Cash used for financing activities was $46.0 million in 1995 compared to cash provided from financing activities of $20.4 million in 1994 and $20.9 million in 1993. The cash used for financing activities in 1995 resulted from paying down outstanding intercompany debt to CVS. Wilsons' loan balance to CVS was $78.8 million at the end of 1995 compared to $124.2 million at the end of 1994 and $100.3 million at the end of 1993. As part of the Acquisition, CVS eliminated all prior indebtedness owed by the Predecessor Companies to CVS.

  Management believes that Wilsons' financial resources, including the Revolving Credit Facility, the net proceeds from the Offering and estimated cash flow from operations, will be adequate to fund the Company's operations for the foreseeable future.

RECENTLY ISSUED ACCOUNTING STANDARDS--NEW ACCOUNTING PRONOUNCEMENT

  The Company will adopt in the fiscal year ending January 31, 1998 the Statement of Financial Accounting Standards No. 128, "Earnings per Share " ("SFAS No. 128"), which was issued in February 1997. SFAS No. 128 requires disclosure of basic earnings per share ("EPS") and diluted EPS, which replaces the existing primary EPS and fully diluted EPS, as defined by APB No. 15. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Dilutive EPS is computed similar to EPS as previously reported provided that, when applying the treasury stock method to common equivalent shares, the Company must use its average share price for the period rather than the more dilutive greater of the average share price or end-of-period share price required by APB No. 15.

SEASONALITY AND INFLATION

  A majority of the Company's net sales and operating profit is generated in the peak selling period from October through December, which includes the Christmas selling season. Wilsons recorded 55.6% of its total 1996 sales in the peak selling period. For 1996, 34.9% of the Company's sales were generated during the period from the day after Thanksgiving through January 4, 1997. As a result, the Company's annual operating results have been, and will continue to be, heavily dependent on the results of its peak selling period. Net sales are generally lowest during the period from April through July, and the Company typically does not become profitable until the fourth quarter of a given year. Most of the Company's stores are unprofitable during the first three quarters. Conversely, nearly all of the Company's stores are profitable during the fourth quarter, even those that may be unprofitable for the full year. Historically, the Company has opened most of its stores during the last half of the year. As a result, new stores opened just prior to the fourth quarter produce profits in excess of their annualized profits since the stores typically generate losses in the first six months of the year.

  The following table sets forth certain unaudited financial information for Wilsons for each calendar quarter of 1995 and each fiscal quarter of the year ended February 1, 1997 (and pro forma for such periods). This quarterly information has been prepared on a basis consistent with the Company's audited financial statements appearing elsewhere in this Prospectus and reflects adjustments which, in the opinion of management, consist of normal recurring adjustments, necessary for a fair presentation of such unaudited quarterly results when read in conjunction with the audited financial statements and notes thereto.

                                             FIRST  SECOND   THIRD  FOURTH
                                            QUARTER QUARTER QUARTER QUARTER
                                            ------- ------- ------- -------
                                                     (IN MILLIONS)
   Calendar 1995
     Net sales............................   $93.4   $47.3   $62.4  $ 259.3
     Loss from operations.................   (16.1)  (22.6)  (18.9)  (115.5)(1)
     Net loss.............................   (15.2)  (20.8)  (18.3)  (119.1)(1)
   Year Ended February 1, 1997 (2)(3)
     Net sales............................    66.8    41.4    86.4    230.2
     Income (loss) from operations........    (9.8)  (18.0)     .9     55.3
     Net income (loss)....................    (7.2)  (11.9)   (1.0)    33.0
   Year Ended February 1, 1997 (Pro Forma)
    (2)(3)(4)(5)
     Net sales............................    65.0    41.0    86.4    230.2
     Income (loss) from operations........    (6.9)  (17.2)     .9     55.3
     Net income (loss)....................    (5.3)  (11.9)   (1.0)    33.0

--------
(1) Includes a pre-tax restructuring charge of $134.3 million related to the anticipated costs associated with the closing of the Predecessor Companies' stores and the write-off of goodwill and other intangibles during the fourth quarter of 1995. Also includes a pre-tax asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of SFAS No. 121 during the fourth quarter of 1995.
(2) The fourteen weeks ended August 3, 1996 represent a period which combines the results of operations of the Predecessor Companies prior to the Acquisition from April 28, 1996 through May 25, 1996, and the Company after the Acquisition from May 26, 1996 through August 3, 1996.
(3) The year ended February 1, 1997 represented a 53-week period. The first, third and fourth quarters were comprised of 13 weeks and the fourth quarter was comprised of 14 weeks.
(4) See "Pro Forma Unaudited Consolidated Statement of Operations."
(5) The third and fourth quarter pro forma results are the same as the third and fourth quarter actual results for the year ended February 1, 1997, because the periods represent only the results of operations of the Company and contain no results of operations of the Predecessor Companies.

  The Company does not believe that inflation has had a material adverse effect on the results of operations during the past three years; however, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                   BUSINESS

OVERVIEW

  Wilsons is the leading specialty retailer of men's and women's leather outerwear, apparel and accessories in the United States. For the year ended February 1, 1997 the Company had, on a pro forma basis, net sales of $422.6 million. As of February 1, 1997, the Company operated 461 stores and, during its peak selling season in 1996 from October through December, the Company also operated 376 holiday stores and seasonal kiosks.

  Wilsons operates in 45 states, the District of Columbia and England under several formats including "Wilsons The Leather Experts," the Company's traditional mall-based concept which offers moderately priced merchandise, and "Tannery West" and "Georgetown Leather Design," mall-based concepts which offer more upscale merchandise. In addition to the traditional mall-based stores, as of February 1, 1997, Wilsons also operated eleven airport stores that focus on selling accessories, such as gloves, handbags, wallets, briefcases, planners and computer cases, to business travelers and tourists.

  Unlike many retailers, Wilsons designs, purchases leather for, and contracts for the manufacturing of most of the apparel and accessories sold in its stores. This vertical integration enables the Company to reduce its order lead times, respond more quickly to changing consumer preferences and fashion trends, and offer its customers a better value through consistently high quality products at competitive prices.

  On May 25, 1996, an investor group, including management, acquired the Predecessor Companies from CVS. As part of the Restructuring, management closed 156 stores that had not achieved financial return targets and recorded certain related lease obligations and, in 1995, the Company recorded a restructuring charge of $134.3 million related to store closings and the write-off of goodwill and other intangibles, and an asset impairment charge of $47.9 million related to the write-off of certain assets upon the adoption of SFAS No. 121.

  Upon completion of the Offering, Wilsons believes that it will have the capital resources and management information systems to implement its long-term growth strategy, which emphasizes store locations and products that offer growth opportunities and higher profit margins. Specifically, this long-term growth strategy currently calls for annual openings of eight to 15 traditional stores and eight to 15 airport stores commencing in 1997. The Company is also exploring the opening of additional stores outside of the United States and wholesale opportunities.

BUSINESS STRATEGY

  Wilsons' objectives are to expand its position as the largest specialty retailer of leather outerwear, apparel and accessories in the United States and to increase the profitability of the Company. Key elements of the Company's business strategy include:

  Promote the Company's Leather Expertise. The Company has built its image as "The Leather Experts" by offering its customers an extensive selection of affordably priced quality leather products, demonstrated by the availability of over 6,000 stock keeping units ("SKUs"). The Company believes that its image as "The Leather Experts" is enhanced when a customer enters a Wilsons store and experiences the fragrance, feel and fit of leather. The experience is further enhanced by the detailed knowledge that the Wilsons sales associates provide the customer regarding leather types, quality and care.

  Maximize Merchandising Opportunities Through Vertical Integration. Unlike many retailers, Wilsons designs, purchases leather for and contracts for the overseas manufacturing of most of the apparel and accessories sold in its stores. Wilsons' operations integrate the design of leather merchandise, the development and sourcing of new leather textures, colors and finishes, and the contract manufacturing and importation of goods to efficiently deliver merchandise to its stores. The Company believes that this vertical integration gives it several competitive advantages, including the enhanced ability to:

  . Better manage order lead times and delivery schedules

  . Change its merchandise mix and respond more rapidly to fashion trends and consumer demand

  . Purchase leather and contract for manufacturing at favorable prices

  . Schedule promotions to coincide with merchandise availability

  . Reorder faster selling merchandise within the same selling season

  Create Brand Recognition. Over 80% of Wilsons' products are sold under its proprietary brand names, including Wilsons The Leather Experts(TM), Tannery West(R), Georgetown Leather Design(R), Berman Buckskin(TM), Adventure Bound(R), Maxima(R), Open Road(TM) and M. Julian(R), which are trademarks of the Company. This branding permits the Company to provide merchandise not sold by other retailers. In addition to its own brands, Wilsons also selectively offers designer brands such as Guess?(R), Jones New York(R), Kenneth Cole(R), Andrew Marc(R) and Bosca(R), which brand names and trademarks are the property of their respective holders. The combination of the Wilsons brands with these designer brands highlights to the customer the value of the Company's brands and the breadth and depth of the Wilsons selection.

  Maximize Usage of Distribution and Integrated Information Systems. The Company supports its stores with highly automated, sophisticated and integrated information systems in areas such as distribution, merchandising, marketing, human resources and finance. Management in all of these areas works closely together to make decisions on overall merchandise mix, order quantity and marketing efforts. The Company's information systems allow it to integrate its leather design and development, contract manufacturing management, merchandising, marketing and retail sales functions. The Company spent $12.6 million between 1992 and 1994 to design a highly automated distribution center which relies on high-speed sorting equipment, bar code scanning and radio frequency technologies to maintain detailed current inventory records and quickly ship products to the Company's stores. Since January 1995, the Company has spent $3.6 million to transfer its information systems from the Company's current mainframe platform to a client/server platform. The Company expects to spend approximately $2.4 million to complete the upgrade of its information systems by the end of 1997. Through utilization of the Company's information systems, the Company expects to improve the product manufacturing cycle to reduce the amount of time necessary to deliver products to the Company's customers and to be able to allocate merchandise more effectively among the Company's stores.

GROWTH STRATEGY

  Wilsons seeks to improve its operating results by enhancing customer loyalty and by gaining market share from its competitors, thereby increasing comparable store sales. The Company also intends to increase the number of its stores, improve its profitability by emphasizing higher margin products, and utilize its information systems to identify opportunities to reduce costs and more efficiently manage its merchandising, marketing and contract manufacturing programs. Key elements of this growth strategy include:

  Increase Comparable Store Sales. Wilsons has implemented programs to increase its comparable store sales. These programs include (i) utilizing fashion forward merchandise to draw customers to its stores while maintaining a very broad assortment of basic products; (ii) training the Company's sales associates as leather experts, in order to provide customers with a high level of service and knowledge and improve sales associate productivity; (iii) developing ongoing sales promotion and pricing strategies to provide customers with the opportunity to buy quality products at value prices; (iv) utilizing layaway programs to encourage customers to purchase merchandise earlier in the season, allowing the Company to determine early what merchandise will be popular, and to offer alternative financing for customers; (v) remerchandising the stores during non-peak selling seasons to emphasize accessories; and
(vi) selectively offering designer brand name merchandise such as Guess?, Jones New York, Kenneth Cole, Andrew Marc and Bosca, to highlight the value of Wilsons' proprietary brands.

  Enhance Profit Margins. Wilsons strives to increase its operating margins by
(i) shifting its product mix towards higher margin products such as accessories; (ii) utilizing the Company's information systems to improve merchandising and marketing, reduce order lead times and minimize markdowns, while offering a broad product selection; (iii) selectively utilizing more fashion forward, higher margin products to increase store traffic;
(iv) reducing operating costs through the closing of underperforming stores and the creation of greater purchasing and operating efficiencies; and (v) utilizing its outlet stores to efficiently sell slower moving products.

  Increase Store Base. The Company plans to increase the number of its stores and to continue to open and operate holiday stores and seasonal kiosks during its peak selling season. The increase in stores is expected to come from the opening of new stores utilizing the following formats:

  . Mall-Based Stores. Wilsons currently plans to open eight to 15 new mall-based stores per year in markets or regional malls that offer growth opportunities and higher profit margins.

  . Airport Stores. High traffic business traveler and tourist locations offer significant growth opportunities for the Company. These locations generally offer more accessories and are less seasonal than traditional mall-based stores. Wilsons has opened 11 airport locations since 1994 and currently plans to open at least eight airport stores per year.

  . Seasonal Concepts. Wilsons has developed the expertise required to successfully open holiday stores and seasonal kiosks that operate in malls for three to four months each year. In 1996, Wilsons operated 224 holiday stores and 152 seasonal kiosks. Holiday stores temporarily occupy vacant store space in malls where the Company has no traditional store. Seasonal kiosks are generally designed to complement and enhance the operation of the traditional Wilsons store in the same mall. In 1997, Wilsons currently plans to open approximately 200 holiday stores and 100 seasonal kiosks. Holiday stores present the Company with opportunities to test new markets and malls to evaluate their potential as locations for new Wilsons' mall-based stores.

  . New Retail and Non-Retail Channels. Wilsons is exploring the opening of additional stores outside of the United States, primarily in Western Europe and the Pacific Rim. Wilsons is also exploring wholesale opportunities to be developed either internally or through acquisitions.

INDUSTRY BACKGROUND

  The retail leather apparel and accessories markets are well established in the United States. Management believes that retail sales of leather apparel and accessories in the United States have experienced significant growth in the past twenty years. Management believes that a significant factor in the growth of the leather apparel and accessories industry is the increase in foreign manufacturing, particularly in the Far East. The increase in foreign sourcing, along with technical advances in hide tanning in the early 1980s, have allowed the Company to offer high-quality merchandise at lower prices to more consumers. Due in part to the popularity of the leather "bomber" jacket, retail leather apparel sales reached a peak in 1989. Mass merchandisers began selling leather during the early 1990s on a broader basis.

  However, during the early 1990s, due to adverse conditions in the retail apparel industry and changes in fashion trends, there was a downtrend in industry sales of leather apparel and outerwear in general and a consolidation of retailers selling leather apparel. The Company has emerged as the leader in the U.S. specialty retail leather apparel and accessories industry following such consolidation.

COMPANY HISTORY

  Wilsons House of Suede, Inc. ("House of Suede"), one of the Predecessor Companies, was founded in the late 1940s as a family business which established a reputation for quality leather, innovative fashion and a commitment to customer service. In the mid-1960s, House of Suede developed a strategy to make leather products an affordable purchase for the mass market. In implementing this strategy, House of Suede grew successfully through the 1970's. By 1982, when House of Suede was acquired by CVS, it had grown to a 42-store chain.

  Through the 1980s, CVS pursued an aggressive expansion strategy for the Predecessor Companies in order to achieve market penetration in the highly fragmented leather apparel industry. Under CVS's ownership, the Predecessor Companies opened or acquired between 30 and 60 stores per year and made strategic acquisitions of small regional chains, including Leather Loft and Tannery West. Through its acquisition of Bermans The Leather Experts, Inc. ("Bermans") in 1988, the Predecessor Companies became the leading specialty retailers of leather apparel and accessories operating nationwide. Founded in 1899, Bermans originally specialized in purchasing and selling hides and furs, and subsequently diversified into retailing. Lyle Berman, a director of the Company and a general partner of Limited Partnership I and Limited Partnership II, had an ownership interest in Bermans at various times until it was sold to CVS. When CVS acquired Bermans, the result was a company with expertise in all areas of the leather apparel business, from design and contract manufacturing to the retail sale of quality leather apparel. By 1989, the Predecessor Companies had established a national presence as the leading specialty retailer of leather apparel, with over 500 traditional stores, covering substantially all of the major regional malls in the United States. This position was further reinforced by the acquisition of two additional regional chains: Snyder Leather in 1992 and Georgetown Leather Design in 1993. The Company was organized in May 1996 to acquire the Predecessor Companies from CVS. See "The Acquisition," "Certain Transactions" and "Description of Securities."

VERTICALLY INTEGRATED OPERATIONS

  The Company believes that a key competitive advantage is its ability to integrate the functions of its leather design and development, contract manufacturing management, merchandising, marketing and retail sales departments. These departments work closely together to make decisions on overall merchandise mix, order quantity and marketing efforts. The Company is testing information systems, which it believes will be fully operational by the end of 1997, to further integrate its key management functions. The Company believes that its integrated management and information systems give it the ability to bring leather from raw material to finished product quickly and efficiently.

  The Company intends to enhance the integration of its functions by utilizing the Company's information systems and data on customer lifestyles and merchandise preferences. The Company currently collects point-of-sale information on its customers' names, addresses and purchase histories, which has resulted in the compilation of information on more than five million customers. The Company intends to use its new information systems to analyze this data for the purpose of grouping such customers into one or more customer segments. These segments are defined by demographic and socioeconomic guidelines and lifestyle characteristics, which also relate to merchandise preference. The Company's merchants will be able to use customer segment information to help design merchandise and plan orders, and make distribution and reorder decisions for each store. Wilsons' manufacturing managers located in the Far East will also be integrated into this process to ensure that new styles are tested and brought to market quickly and that strong selling merchandise is given priority within the production pipeline and sent promptly to the stores. The Company's marketing department will be able to use the customer segment information to design targeted customer promotions.

STORE FORMATS

  Wilsons is the leading specialty retailer of leather apparel and accessories in the United States. As of February 1, 1997, the Company had 461 store locations in 45 states, the District of Columbia and England, covering substantially all of the major regional malls in the United States. These stores are operated under two formats: traditional mall-based stores (450 locations), including "Wilsons The Leather Experts," "Tannery West" and "Georgetown Leather Design" and airport stores (11 locations). Wilsons also operates two seasonal formats which are generally open during the Company's peak selling season of October through December: holiday stores (224 locations operated in 1996) and seasonal kiosks (152 locations operated in 1996).

--------------------------------------------------------------------------------
461 Store Locations

--------------------------------------------------------------------------------
                                      LOGO
                                          ^ Corporate Headquarters and
                                          Distribution Center

                       STORE COUNT AS OF FEBRUARY 1, 1997

                           TRADITIONAL                         AIRPORT                         TOTAL
                           -----------                         -------                         -----
Alabama                          2                                 -                              2
Arizona                          4                                 -                              4
Arkansas                         1                                 -                              1
California                      65                                 -                             65
Colorado                         7                                 -                              7
Connecticut                      7                                 -                              7
Delaware                         2                                 -                              2
Florida                          5                                 -                              5
Georgia                          8                                 3                             11
Idaho                            1                                 -                              1
Illinois                        36                                 -                             36
Indiana                         11                                 1                             12
Iowa                             8                                 -                              8
Kansas                           2                                 -                              2
Kentucky                         4                                 -                              4
Louisiana                        3                                 -                              3
Maine                            3                                 -                              3
Maryland                        15                                 2                             17
Massachusetts                   18                                 -                             18
Michigan                        21                                 -                             21
Minnesota                       13                                 1                             14
Missouri                         5                                 -                              5
Nebraska                         4                                 -                              4
Nevada                           3                                 -                              3

                             TRADITIONAL                       AIRPORT                       TOTAL
                             -----------                       -------                       -----
New Hampshire                      5                               -                            5
New Jersey                        21                               -                           21
New Mexico                         1                               -                            1
New York                          35                               -                           35
North Carolina                     8                               -                            8
North Dakota                       4                               -                            4
Ohio                              24                               -                           24
Oklahoma                           1                               -                            1
Oregon                             3                               -                            3
Pennsylvania                      23                               2                           25
Rhode Island                       3                               -                            3
South Carolina                     1                               -                            1
South Dakota                       2                               -                            2
Tennessee                          7                               -                            7
Texas                             14                               -                           14
Utah                               5                               -                            5
Vermont                            1                               -                            1
Virginia                          12                               -                           12
Washington                        16                               -                           16
Washington, D.C.                   1                               -                            1
West Virginia                      1                               -                            1
Wisconsin                         14                               -                           14
England                            -                               2                            2
                                 ---                             ---                          ---
  Total                          450                              11                          461
                                 ===                             ===                          ===

 Traditional Mall-Based Stores

  As of February 1, 1997, Wilsons operated 450 stores in 45 states and the District of Columbia under the names "Wilsons The Leather Experts," "Tannery West" and "Georgetown Leather Design." These stores average approximately 2,000 square feet in size and are located nationwide, primarily in regional shopping malls. The Wilsons The Leather Experts stores are designed to target a broad base of consumers, showcase the full range of Wilsons products, from men's and women's leather apparel (including coats, jackets and sportswear) to leather accessories (including gloves, handbags, wallets, briefcases, planners and computer cases). The Tannery West and Georgetown Leather Design stores, located primarily in higher-end malls, target a slightly more upscale market and focus more on leather accessories than traditional Wilsons The Leather Experts stores. In 1996, the traditional mall-based stores had, on a pro forma basis, sales of $374.8 million, representing 88.7% of the Company's total sales; stores open the entire year averaged sales per store of $806 thousand and sales per square foot of $387.

 Airport Stores.

  As of February 1, 1997, Wilsons operated eleven airport stores under the "Wilsons The Leather Experts" name, with nine locations in the United States and two locations in England. These stores average approximately 800 square feet in size and are designed to target business travelers and tourists. Airport stores emphasize a wide assortment of leather accessories and carry a limited assortment of leather apparel. Airport stores tend to be less seasonal, due in part to a more even flow of customer traffic during the year as compared to malls, and to an emphasis on accessories. In 1996, the airport stores had, on a pro forma basis, sales of $8.0 million, representing 1.9% of the Company's total sales; stores open the entire year averaged sales per store of $791 thousand and averaged sales per square foot of $861.

 Holiday Stores.

  In 1996, Wilsons operated 224 holiday stores in 42 states. A holiday store is a temporary, full-size Wilsons store which is located in a vacant mall space and is operated only during October through December, the Company's peak selling season. Wilsons typically locates these stores in malls where there is not already an existing Wilsons store. These stores offer a merchandise selection similar to the traditional Wilsons The Leather Experts stores in a facility closely resembling the traditional store. Lower occupancy costs as a percent of sales result in higher operating margins for the holiday stores as compared to the full year margins of the Company's traditional stores. An additional benefit of holiday stores is the ability to test new malls where the Company is considering opening a traditional store. Merchandise purchased at holiday stores may be returned to any of the Company's stores. In 1996, holiday stores had, on a pro forma basis, sales of $31.3 million, representing 7.4% of the Company's total sales; such stores averaged sales per store of $136 thousand.

 Seasonal Kiosks.

  In 1992, Wilsons began to use a seasonal "kiosk" concept in order to take further advantage of the seasonality of the Company's business and provide a new distribution channel for future growth. In 1996, Wilsons operated 152 seasonal kiosks, 92% of which were in malls where Wilsons already had a traditional store. A seasonal kiosk is generally a 100 square-foot temporary unit located in the common area of a mall. Open primarily during October through December, the Company's peak holiday selling season, these locations generally offer a selected assortment of leather accessory gift items and are designed to complement and enhance the traditional Wilsons store in the same mall. Merchandise purchased at seasonal kiosks may be returned to any of the Company's stores. In 1996, seasonal kiosks had, on a pro forma basis, sales of $8.5 million, representing 2.0% of the Company's total sales; such kiosks averaged sales per store of $55 thousand.

MERCHANDISING

  The Company's merchandising strategy is based on an understanding of its customer base. Wilsons' merchandising strategy focuses on increasing its market share by offering a broad assortment of quality leather apparel and accessories at affordable prices. Wilsons offers more than 6,000 SKUs of men's and women's leather apparel and leather accessories such as gloves, handbags, wallets, briefcases, planners and computer cases. The Company emphasizes proprietary brands, which generally carry higher margins than other merchandise sold by the Company, including Wilsons The Leather Experts, Tannery West, Berman Buckskin, Georgetown Leather Design, Adventure Bound, Open Road, Maxima and M. Julian. Wilsons also complements its product mix by selling, on a non-exclusive basis, fashion forward designer merchandise, such as Guess?, Jones New York, Kenneth Cole, Andrew Marc and Bosca. The Company anticipates that its merchants will be able to use customer segment information (see "Vertically Integrated Operations" above) to help design merchandise and plan orders, and make distribution and reorder decisions for each store.

  Key elements of the Company's merchandising strategy include:

  . Selection--Wilsons offers its customers an extremely broad and deep selection of leather apparel and accessories. Management believes that the Company's traditional stores offer significantly more SKUs than do those of its competition (e.g., department stores, specialty stores, mass merchandisers).

  . Style--The Company's use of proprietary brands is designed to translate identified market trends into highly-focused leather apparel and accessory assortments. The Company tests new designs on a limited basis and reorders fast-selling goods in time for the peak weeks of its selling season.

  . Value--The Company strives to deliver its fashion-oriented, high-quality merchandise at affordable prices, creating a strong sense of value. The Company believes that its integrated product sourcing capability enables it to offer lower prices than its competitors for merchandise of comparable quality.

  Wilsons has increased its emphasis on accessories including gloves, handbags, wallets, briefcases, planners and computer cases, due in part to their higher margins as compared to leather apparel, and has increased both the number of SKUs and the amount of floor space allocated to accessory presentation in the stores. As a result, accessories sales have grown as a percentage of the Company's sales from 11.9% in 1991 to 24.4% in 1996. Over the same period, men's apparel sales have decreased as a percentage of the Company's sales from 46.8% to 40.8%, and women's apparel sales have decreased from 41.3% to 34.8%.

PRODUCT DESIGN, DEVELOPMENT AND SOURCING

  Wilsons' product offerings are highly dependent on the Company's ability to identify fashion trends for Wilsons' customers, develop new leather finishes and closely monitor the sourcing of its merchandise. Wilsons' buyers and designers are trained to anticipate fashion trends and to translate such trends into leather products appealing to the Wilsons customer. Such designers and buyers also work closely with tanneries in identifying and developing leather colors and finishes. Technical advancements in leather tanning have allowed the Company to use a variety of leathers to achieve the look and feel of more expensive leathers.

  In addition to its leather development expertise, the Company believes that a significant competitive advantage is its expertise and ability in managing the sourcing of its leather apparel and accessories. In 1996, Wilsons contracted for the manufacture of approximately 1.8 million leather garments, making it the largest leather apparel purchaser in the world. The high volume of leather purchased by the Company and its contract manufacturers, and the volume of merchandise acquired by the Company from its contract manufacturers, allow the Company to benefit from better pricing and faster delivery. Management believes that the volume of finished goods purchased from the contract manufacturers enables the Company to secure sufficient manufacturing capacity without having the added cost of establishing its own manufacturing facilities.

  The Company has developed an infrastructure in the Far East that allows the Company to control merchandise production without owning manufacturing facilities or extensively utilizing third-party wholesalers. The Company's contract manufacturing managers located in China, Indonesia, Hong Kong and South Korea, and contract agents in India, are primarily responsible for managing the production and quality control process in overseas factories and the shipping of the merchandise to the United States. Such management includes inspecting leather at the tanneries, coordinating the production capacity, matching of product samples to Wilsons' technical specifications and providing technical assistance and quality control through inspection in the factories.

  The Company's merchandising department works closely with the Company's contract manufacturing managers to make order and reorder decisions on merchandise. Since 1992, the Company has reduced its sourcing time from approximately 120 days to approximately 90 days. The reduced time allows the Company to analyze sales of certain merchandise and reorder better selling merchandise in time for the weeks of its peak selling season. Management believes that this strategy results in more efficient inventory management and reduced need for markdowns on merchandise at the end of the Company's peak selling season.

  Due in large part to its overseas infrastructure, the Company has developed the technology and capability to shift its contract manufacturing to various countries of the Pacific Rim, depending on labor availability and costs and the availability of leather and other raw materials. In 1989, Wilsons received approximately 90% of its leather apparel sourced overseas from South Korean vendors. Since that time, the Company implemented its strategy of shifting production to lower cost countries, such as China, from which the Company sourced over 60% of its leather apparel in 1996, and India and Indonesia, from which the Company purchased approximately 26% and 12%, respectively, of its leather apparel in 1996. However, South Korean tanneries continue to provide a substantial portion of the Company's tanned leather which is used in the manufacturing process.

MARKETING AND ADVERTISING

  Wilsons targets promotions to its customers through a combination of in-store graphics displays, direct mail pieces and newspaper, radio and television advertising. These event-driven promotional activities are designed to emphasize Wilsons' broad assortment of quality, fashionable merchandise and to build consumer awareness of Wilsons as "The Leather Experts." In 1996, Wilsons spent approximately $5.2 million on local television and radio advertising and other media in an attempt to reach a majority of its target audience at least three times during its key selling season.

  The Company's layaway program is a key marketing strategy designed to build sales. The layaway program represented 15.7% and 15.1% of the Company's net sales in 1996 and 1995, respectively. The layaway program is designed to: (i) commit the Company's customers to buy coats early in the season, frequently before such coats are needed; (ii) allow the Company to receive an early read on fast-selling styles and important sales trends, enabling the Company to reorder these styles and capitalize on the trends during its key holiday selling season; (iii) make purchases of the Company's leather apparel affordable to a wider range of customers; and (iv) bring the customer back to the store several times before the layaway merchandise is picked up, offering the Company multiple selling opportunities.

  In addition, the marketing department uses the Company's in-house database which includes data on over five million customers. The marketing department regularly analyzes these data and attempts to identify key activities in the business which should incorporate customer segmentation information (e.g., marketing, merchandising and store locations). In addition, Wilsons conducts marketing research of Wilsons' and non-Wilsons' leather purchasing consumers to gain additional knowledge of consumer behavior. It is anticipated that the Company's marketing department will be able to use the customer segment information (see "Vertically Integrated Operations" above) to employ more tightly targeted customer promotions.

DISTRIBUTION

  The Company's merchandise is shipped directly from the Company's contract manufacturers located in the Far East to the Company's state-of-the-art 289,000 square foot distribution center located at the Company's headquarters in Brooklyn Park, Minnesota. Between 1992 and 1994, the Company spent approximately $12.6 million to redesign and automate its distribution center. The distribution center is equipped with high speed sorting equipment and radio frequency hand-held computer scanners for bar code scanning and merchandise control. The distribution center is owned by the Company.

  The distribution center is designed to receive 200,000 garments and one million units of accessories and ship in excess of 500,000 combined units of garments and accessories per week in a single shift operation. Approximately 40% of the merchandise that is received in the distribution center is directly sent out to the Company's stores through cross-docking, which allows for minimal handling, storage and reduced expense. Additional merchandise is stored in the distribution center to replenish merchandise, to build inventory for the Company's peak selling season and stock key styles. On average, each store is shipped merchandise one to three times a week, depending on the season and sales volume in each store. Airport stores are shipped merchandise daily. Each store receives a shipment approximately two to three days after the merchandise is shipped from the distribution center. The Company believes that the distribution center will enable it to service its stores and needs for the foreseeable future.

CUSTOMER SERVICE

  In addition to advertising and promotions which are designed in part to reinforce Wilsons image with its customers as "The Leather Experts," the Company emphasizes sales associate training and customer service. Wilsons' associates are trained on an ongoing basis through the use of merchandise videos and information packets, customer service tip cards and on-the-job sales evaluations. The training is designed to develop each sales associate's knowledge of Wilsons' service standards, the different kinds of leather and leather finishes, how to best care for the different types of leather, and how to perform many minor repairs in the store for the customer, free of charge.

  Wilsons monitors customer service through a customer comment card program, direct survey of customers who return merchandise and a system that tracks calls and letters sent to the corporate office. Wilsons periodically holds customer focus group sessions with customers nationwide. Issues relating to policy, procedure or merchandise are frequently reviewed to improve service and quality.

  Wilsons offers many services that are important to its customers. Key services include a 14-day price guarantee, alterations service for major alterations and repairs, a layaway program and a return policy on unworn merchandise. Merchandise purchased at holiday stores and seasonal kiosks may be returned to any of the Company's stores.

MANAGEMENT INFORMATION SYSTEMS

  As part of the Company's strategic plan, Wilsons made a significant commitment to upgrade its information systems and computer hardware and to improve the computer skills of its associates. The major components of the plan include converting from the Company's existing mainframe platform to a client/server platform, and implementing new merchandising, financial and human resources information systems. By the end of 1997, Wilsons believes it will have completed its systems conversion to the client/server platform. Once fully operational, management believes that these systems will allow greater flexibility in anticipating future business needs, broader and quicker access to information at all relevant levels of the organization, stronger analytical tools for understanding sales and operating trends, and increased customer information and availability to such information (see "Vertically Integrated Operations" above with regard to the anticipated use of customer segment information that the new information systems will facilitate). Management believes that system integrity will be enhanced and, as a result, inventory accuracy and management will improve, providing Wilsons with the opportunity to better control its merchandise flow from the factories to the stores. In conjunction with the foregoing, Wilsons has spent $3.6 million since January 1995 on such upgrades and improvements and expects to spend an additional $2.4 million to complete the upgrades by the end of 1997.

  The Company's automated point-of-sale registers in all stores capture customer transactions by SKUs that are transmitted electronically to the headquarters' computer, updating other systems with critical sales and customer information to replenish stores and determine reorder quantities, to modify merchandise allocation plans tailored to regional sales patterns and to establish marketing promotions targeted to particular customer segments. To assist in the operation of each store, the Company utilizes a PC-based paperless communication system that permits daily communications of advanced shipment notices, and electronic tracking of inventory transfers between locations and supplies ordering. Each store uses computer-based interview systems for new hiring.

  Pending full implementation of the new information systems during 1997, certain financial and human resource information systems are based on a mainframe computer platform. Merchandise information systems receive information daily from the point-of-sale registers and are updated with order information from the production department on the progress and timing of orders and merchandise received in the Company's distribution center. Wilsons recently implemented a new merchandise planning application that enhances analytical capabilities and increases flexibility in planning sales, inventory and gross margin. Wilsons' merchandising department utilizes an international computer network to communicate purchase order information from the Company's merchandising system to its overseas personnel, in order to provide continual information updates to allow for managing leather inventories and contract manufacturing capacity planning. Garment design and specifications are controlled through a product data manager system that distributes pattern and specification information to the Company's contract manufacturing managers and designers to ensure production consistency among the Company's contract manufacturers. Wilsons' financial control systems provide daily information on store point-of-sale transactions, inventory transfers and cash deposits and disbursements.

COMPETITION

  The retail leather apparel and accessory industry is highly competitive. Management believes that the principal bases upon which the Company competes are selection, price, style, quality, store location and service. Wilsons' most significant competitor is J.C. Penney in addition to other specialty retailers (e.g., The Limited and The Gap), department stores (e.g., Macy's, Dayton's and Nordstroms), mass merchandisers (e.g., Sears) and discounters (e.g., Wal-Mart and Kmart).

  Wilsons believes that its broad merchandise selection, value and customer service enable it to compete effectively. Many of the Company's competitors are, however, larger and have greater financial resources than Wilsons, and there can be no assurance that the Company will be able to compete successfully in the future. Furthermore, while Wilsons believes it competes effectively for favorable site locations and lease terms, competition for prime locations within successful malls is intense.

PROPERTY

  As of February 1, 1997, Wilsons operated 460 leased store locations and one owned store location. Substantially all of Wilsons' stores were located in regional shopping malls. Store leases with third parties are typically seven to ten years in duration. In most cases, each store pays an annual base rent plus a contingent rent based on the store's annual sales in excess of a specified threshold. Substantially all leases which Wilsons has previously entered into have been guaranteed by an affiliate of CVS. New store leases which Wilsons is currently entering into or will enter into in the future will not be guaranteed by CVS or an affiliate of CVS, and, with respect to existing store leases, Wilsons is obligated, pursuant to the Sale Agreement (as hereinafter defined), to use commercially reasonable efforts to remove the affiliate of CVS as a guarantor.

  The Company owns its distribution center.

LITIGATION

  The Company is involved in various routine legal proceedings incidental to the conduct of its business. Although the outcome of these matters cannot be determined, management does not believe that any of these legal proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

TRADEMARKS

  Wilsons conducts its business under various trade names, trademarks and service marks in the U.S., including Wilsons The Leather Experts, Tannery West, Georgetown Leather Design, Berman Buckskin, Adventure Bound, Maxima, Open Road and M. Julian, and has registered several trade names and trademarks in the United Kingdom. Although Wilsons does not believe that its operations are dependent upon any of its service marks or its trade names, Wilsons considers its "Wilsons The Leather Experts" name to be valuable to its business.

EMPLOYEES

  As of April 15, 1997, Wilsons had approximately 4,000 employees. During the Company's peak selling season (from November through December), Wilsons will employ approximately 3,500 seasonal employees. Wilsons considers its relationships with its employees to be good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of the Company as of April 15, 1997:

 NAME                                   AGE POSITION
 ----                                   --- --------
 Joel N. Waller........................ 57  Chairman of the Board of Directors and
                                             Chief Executive Officer
 David L. Rogers....................... 54  President, Chief Operating Officer and Di-
                                             rector
 Carol S. Lund......................... 44  Executive Vice President and General Mer-
                                             chandise Manager
 W. Michael Bode....................... 52  Vice President, Manufacturing
 Betty Goff............................ 40  Vice President, Human Resources
 Jed Jaffe............................. 43  Vice President, Store Sales
 David B. Sharp........................ 49  Vice President, Marketing
 Daniel R. Thorson..................... 38  Treasurer and Director, Business Planning
                                             and Analysis
 David J. Tidmarsh..................... 45  Vice President, Information Systems and
                                             Strategies, Chief Information Officer and
                                             Logistics
 Douglas J. Treff...................... 39  Vice President, Finance, Chief Financial
                                             Officer and Assistant Secretary
 Thomas R. Wildenberg.................. 39  Chief Accounting Officer and Controller
 Lyle Berman........................... 55  Director
 Thomas J. Brosig...................... 47  Director
 Morris Goldfarb....................... 46  Director

  All of the above-named officers have held the noted office with the Company, and all directors have served in that capacity, since May 1996.

  Joel N. Waller has served as Chairman and Chief Executive Officer of the Company since April 1992. In 1983, CVS hired Mr. Waller as President of Wilsons. Prior to joining Wilsons, Mr. Waller served in several capacities at Bermans, including Senior Vice President-General Merchandise Manager from 1980 to 1983, Division Merchandise Manager from 1978 to 1980 and Buyer from 1976 to 1978. He currently serves on the Board of Directors of Grand Casinos, Inc., Rainforest Cafe, Inc. and Damark International, Inc.

  David L. Rogers has served as President and Chief Operating Officer of the Company since April 1992. In 1989, Mr. Rogers joined Wilsons as Executive Vice President and Chief Operating Officer when Bermans was acquired by Wilsons. Mr. Rogers served as Chief Operating Officer of Bermans from 1984 to 1989 and Chief Financial Officer of Bermans from 1980 to 1984. Mr. Rogers currently serves on the Board of Directors of Grand Casinos, Inc. and Rainforest Cafe, Inc.

  Carol S. Lund has served as Executive Vice President and General Merchandise Manager of the Company since March 1994. Ms. Lund served as Executive Vice President and General Manager for the Snyder Leather division from 1992 to 1994, as Senior Vice President and General Merchandise Manager of the Company from 1987 to 1992 and as Vice President and General Merchandise Manager of the Company from 1983 to 1987. Prior to joining Wilsons, she was Divisional Merchandise Manager for Bermans from 1981 to 1983 and a buyer for Bermans from 1976 to 1981.

  W. Michael Bode has served as Vice President, Manufacturing of the Company since 1987. Mr. Bode served as Director of Manufacturing from 1985 to 1987, as Divisional Merchandise Manager of Outerwear from 1982 to 1985 and as Regional Director of Stores of the Company from 1981 to 1982.

  Betty Goff has served as Vice President, Human Resources of the Company since February 1992. Ms. Goff served as Director of Executive Recruitment and Placement of the Company from October 1987 to February 1992.

  Jed Jaffe has served as Vice President, Store Sales of the Company since January 1996. Mr. Jaffe served as Vice President Strategic Planning from February 1995 to December 1995, as Vice President/General Merchandise Manager of Snyder Leather from August 1993 to January 1995, as Eastern Zone Sales Vice President of the Company from February 1993 to August 1993, as President of Tannery West from September 1992 to January 1993 and as Director of Manufacturing of the Company from October 1991 to September 1992. Prior to joining Wilsons, Mr. Jaffe served as General Merchandise Manager of Henry Birks Jewelers, a jewelry store chain, from 1990 to 1991.

  David B. Sharp has served as Vice President, Marketing of the Company since May 1995. Prior to joining Wilsons, Mr. Sharp held several positions from 1981 to 1995 at Lever Brothers Company, a consumer products company, most recently as Senior Vice President of Marketing from 1989 to 1995.

  Daniel R. Thorson has served as Treasurer of the Company since May 1996 and as Director of Business Planning since October 1995. Prior to joining Wilsons, Mr. Thorson held several positions from 1981 through 1995 at Northwest Airlines, Inc., an airline company, most recently as Director of Finance and Administration, Pacific Division, based in Tokyo, Japan from July 1991 to June 1995.

  David J. Tidmarsh has served as Vice President, Information Systems and Strategies of the Company and Chief Information Officer since February 1994 and as Vice President, Logistics since May 1996. Mr. Tidmarsh served as Director of Business Systems Process Reengineering of the Company from September 1993 to February 1994. Prior to joining Wilsons, he served as Chief Operating Officer for Page-Com Inc., a direct mail marketing and telecommunications company, from May 1992 to September 1993 and Vice President of Logistics for Pier 1 Imports, Inc., a retail home furniture, furnishings and equipment store, from 1989 to 1992.

  Douglas J. Treff has served as Vice President, Finance since January 1993 and as Chief Financial Officer and Assistant Secretary of the Company since May 1996. Mr. Treff served as Controller of the Company from September 1992 to January 1993 and as Director of Financial Planning and Analysis of the Company from May 1990 to September 1992.

  Thomas R. Wildenberg has served as Controller since October 1994 and as Chief Accounting Officer of the Company since May 1996. Prior to joining Wilsons, Mr. Wildenberg held several positions from 1990 through 1994 at Woman's World Shops, Inc., a retail apparel company, most recently as Director of Finance/Controller from June 1990 to October 1994.

  Lyle Berman is a member of the Company's Board of Directors. Mr. Berman has served as Chief Executive Officer and Chairman of the Board of Directors of Grand Casinos, Inc., a gaming company, since October 1990, and as Chief Executive Officer and Chairman of the Board of Directors of Rainforest Cafe, Inc., a restaurant/retail company, since February 1994. From January 1989 through September 1991, Mr. Berman served as a consultant to Wilsons. Mr. Berman served as the President and Chief Executive Officer of Bermans from 1978 until it was acquired by Wilsons in 1988. Mr. Berman also serves as the Chairman of the Board of Directors of Stratosphere Corporation, an amusement and recreation company, and served as its Chief Executive Officer from July 1994 to October 1996. In January 1997, Stratosphere Corporation filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Berman is also the Chairman of the Board of Directors of Innovative Gaming Corporation of America and a director of G-III Apparel Group, Ltd. ("G-III") and New Horizon Kids Quest, Inc.

  Thomas J. Brosig is a member of the Company's Board of Directors. Mr. Brosig has served as President and a director of Grand Casinos, Inc., a gaming company, since September 1996. Mr. Brosig also served as Executive Vice President--Investor Relations and Special Projects of Grand Casinos, Inc. from August 1994 to September 1996, as Secretary of Grand Casinos, Inc. from its inception until May 1995, as its President from May 1993 to August 1994, as its Chief Operating Officer from October 1991 until May 1993 and as its Chief Financial Officer from its inception until January 1992. Mr. Brosig is also a director of G-III and Famous Dave's of America, Inc.

  Morris Goldfarb is a member of the Company's Board of Directors. Mr. Goldfarb serves as director and Chief Executive Officer of G-III, a leather and non-leather apparel manufacturer and distributor, a director of Grand Casinos, Inc. and a director of Panasia Bank. Mr. Goldfarb has served as an executive officer of G-III and its predecessors since its formation in 1974.

  Directors of the Company are elected by the shareholders at each annual meeting to serve until the next annual meeting of the shareholders or until their successors are duly elected and qualified. See "Certain Transactions-- Shareholder Agreement" for a description of an arrangement which currently permits Joel N. Waller and David L. Rogers to nominate two directors of the Company. Executive officers of the Company are chosen by and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

BOARD COMMITTEES

  The Company's Board of Directors has established compensation and audit committees (respectively, the "Compensation Committee" and the "Audit Committee") whose members are appointed by the Company's Board of Directors. The Compensation Committee has the responsibility and authority to review and determine the Company's executive compensation objectives and policies and administer the Company's stock option and other employee benefit plans. The Compensation Committee members are Thomas Brosig and Lyle Berman. The Audit Committee has the responsibility and authority to review the accounting and auditing principles and procedures of the Company with a view toward providing for adequate internal controls and reliable financial records, to recommend to the full Board the engagement of independent auditors, to review with the independent auditors the plans and results of the auditing engagement, and to consider the independence of the Company's auditors. The Audit Committee members are Morris Goldfarb, Thomas Brosig and David Rogers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Lyle Berman and Thomas Brosig, directors of the Company, are members of the Board's Compensation Committee. Mr. Berman is the Chief Executive Officer and Chairman of the Board of Directors of both Grand Casinos, Inc. and Rainforest Cafe, Inc. Mr. Brosig is the President and a director of Grand Casinos, Inc. Joel N. Waller, Chief Executive Officer and Chairman of the Board of Directors of the Company, and David L. Rogers, President and Chief Operating Officer and a director of the Company, are both members of the Compensation Committee of the Board of Directors of Grand Casinos, Inc. and Rainforest Cafe, Inc.

EXECUTIVE COMPENSATION AND EMPLOYMENT CONTRACTS

  The Company was incorporated in May 1996. Therefore, the requirement for prior years' information regarding executive compensation for the Chief Executive Officer of the Company, and the next four most highly compensated executives of the Company, is not applicable. The Company has entered into employment agreements with Joel Waller, as Chairman and Chief Executive Officer, and David Rogers, as President, reporting to the Board of Directors, through May 25, 2000 (the "Employment Agreements"). The Employment Agreements are identical in all material respects, except for job responsibilities which are consistent with Messrs. Waller's and Rogers' titles. Under the terms of the Employment Agreements, Mr. Waller and Mr. Rogers each receives a base salary of $380,000 per year, or such higher amount as is determined by the Board (prorated for any partial employment year). In no event may the Board of Directors reduce Messrs. Waller's and Rogers' base salary for any year below the greater of $380,000 or the amount of base salary paid by the Company to Messrs.

Waller and Rogers for the immediately preceding year. For the period from inception (May 26, 1996) to February 1, 1997, Messrs. Waller and Rogers received base salaries of $263,077 and $263,077, respectively. Messrs. Waller and Rogers are also entitled to participate in the Incentive Plan (as hereinafter defined). Mr. Waller and Mr. Rogers are each eligible to receive an annual bonus based on the Company's performance. Pursuant to the provisions of the Incentive Plan, their respective bonuses for a fiscal year could range from 0% to 70% of their base salary. See "Employee Benefit Plans" below. For the period from inception (May 26, 1996) to February 1, 1997, Messrs. Waller and Rogers received bonuses of $124,222 and $124,222, respectively. The employment of each of Mr. Waller and Mr. Rogers under their respective Employment Agreements will end only upon termination by the Company with or without Cause (as defined in the Employment Agreements), upon death or Disability (as defined in the Employment Agreements), upon expiration of the employment term or upon resignation. Upon termination of employment, Mr. Waller or Mr. Rogers generally will be entitled to receive his base salary through the date of termination (or through the end of the employment period if termination by the Company occurred without Cause or resignation by the employee occurred with Good Reason (as defined in the Employment Agreements)), any amounts earned but not paid under the Incentive Plan for a completed Plan Year (as defined in the Incentive Plan) and, in certain circumstances, a pro rata portion of his Incentive Plan payment for the year in which termination occurs, plus continuation of certain health, life and disability insurance benefits. See "Employee Benefit Plans" below. The Employment Agreements also include confidentiality and non-solicitation provisions, but do not contain any restrictions on competition.

  The next three most highly compensated executives are Carol S. Lund, David
B. Sharp and Jed Jaffe. Ms. Lund, Mr. Sharp and Mr. Jaffe were paid base salaries at the annual rate of approximately $240,000, $208,000 and $180,000 per year, respectively, and for the period from inception (May 26, 1996) to February 1, 1997, they received base salaries of $166,154, $144,000 and $124,615, respectively. Ms. Lund, Mr. Sharp and Mr. Jaffe were also eligible to receive annual bonuses ranging from zero to $134,400, $108,160, and $93,600, respectively, depending on the Company's performance in relation to set performance targets, and for the bonus period ended February 1, 1997, they received bonuses of $62,765, $50,512 and $43,711, respectively. See "Employee Benefit Plans" below.

  Pursuant to the Restricted Stock Agreement dated as of May 25, 1996, Joel N. Waller, David L. Rogers, Carol S. Lund, David B. Sharp and Jed Jaffe purchased, respectively, 338,869.8, 338,869.8, 48,594.6, 45,894.6 and 40,495.5
shares of the Company's Restricted Stock at its then fair market value of $.60 per share. For the period from inception (May 26, 1996) to February 1, 1997, Mr. Waller, Mr. Rogers, Ms. Lund, Mr. Sharp and Mr. Jaffe had 62,131.7, 62,131.7, 8,908.8, 8,414.8 and 7,424.8 shares of their Restricted Stock vest, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Certain Transactions--Restricted Stock Agreement." No options have been granted to these five most highly compensated executive officers.

EMPLOYEE BENEFIT PLANS

  The Company has an Executive and Key Management Incentive Plan (the "Incentive Plan"), a 401(k) defined contribution Profit Sharing Plan (the "401(k) Plan") and the 1996 Option Plan for the benefit of its employees.

  The Incentive Plan provides for an annual incentive award designed to motivate and reward key home office and distribution center associates. Eligible participants include the Chairman, President, all Vice Presidents and certain other key personnel. Cash awards, which range from 0% to 200% of the payout level, are based on actual results measured generally against pre-established corporate financial objectives for consolidated earnings, before federal and state income taxes, of the Company and its direct and indirect subsidiaries.

  Under the 401(k) Plan, employees are entitled to make vested contributions of up to 15% of their compensation (10% for those employees whose compensation in the previous year exceeded $55,000) in lieu of receiving such amounts as taxable compensation, subject to statutory limitations. Certain matching contributions are made by the Company, which vest after five years of service, or at age 65 regardless of service, or upon the death of the employee. The 401(k) Plan also allows the Company to make discretionary profit sharing contributions, which are also subject to the vesting requirements.

  The purpose of the 1996 Option Plan is to aid in maintaining and developing personnel capable of assuring the future success of the Company by affording them an opportunity to acquire a proprietary interest in the Company through stock options. Options granted under the 1996 Option Plan may be either incentive stock options ("ISOs"), as defined in the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options ("NSOs"). Subject to certain adjustments, the maximum number of shares of Common Stock available for issuance under the 1996 Option Plan is 1,000,000 shares. Employees of the Company, or any parent or subsidiary thereof, including employees who are directors or officers, are eligible to receive ISOs and NSOs under the 1996 Option Plan. Directors of, and consultants and advisors to, the Company who are not employees of the Company, or any parent or subsidiary thereof, are eligible to receive NSOs under the 1996 Option Plan. As of April 15, 1997, the Company had granted options covering an aggregate of 195,060 shares of Common Stock at a weighted average exercise price of $4.77 per share. Such options will vest in accordance with the option agreements entered into at the time of grant and are subject to the possible acceleration of vesting in certain circumstances.

RESTRICTED STOCK AGREEMENT

  On May 25, 1996, the Company entered into a restricted stock agreement (the "Restricted Stock Agreement") with certain managers of the Company, including all of the five most highly compensated executive officers. The Restricted Stock Agreement sets forth the vesting schedule for the Restricted Stock purchased by such managers. See "Certain Transactions--Restricted Stock Agreement."

DIRECTOR COMPENSATION

  The Company does not anticipate paying cash compensation in the near term to members of the Board of Directors for their services as directors. On June 26, 1996, the Company granted an option for 10,800 shares of Common Stock to Thomas J. Brosig at an exercise price of $4.44 per share. Such option will vest, cumulatively, on a pro rata basis on each of the first, second and third anniversaries of the date of grant if such optionee continues as a director, subject to the possible acceleration of vesting in certain circumstances.

                             CERTAIN TRANSACTIONS

  The following are summaries of the material terms of certain agreements. Copies of these agreements are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries do not purport to be complete and are qualified in their entirety by the terms of such agreements.

RESTRICTED STOCK AGREEMENT

  On May 25, 1996, the Company entered into the Restricted Stock Agreement with certain managers of the Company (the "Managers"), including Joel N. Waller, the Chairman, Chief Executive Officer and a director of the Company, and David L. Rogers, the President and a director of the Company. The Restricted Stock Agreement provides that 1,080,000 shares of the Company's Common Stock (herein called the "Restricted Stock") purchased by the Managers for $.60 per share will vest (i) up to 20 percent each year during the performance period, commencing with the period ended February 1, 1997 and continuing through and including the period ending on February 3, 2001, if the Company achieves certain earnings targets that are determined by the Board (plus potential catch-up vesting for years in which the Company fails to achieve its targets); (ii) immediately upon payment or prepayment of the Note in full at any time on or prior to December 31, 2000; (iii) immediately upon any partial prepayment of the Note at any time prior to December 31, 2000, but only that portion of the originally purchased shares of Restricted Stock equal to the portion of the Note that has been repaid as of such date will vest; (iv) immediately upon the death, Disability (as defined in the Restricted Stock Agreement) or Retirement (as defined in the Restricted Stock Agreement) of the Manager that purchased such Restricted Stock; and (v) upon the occurrence of a Change in Control (as defined in the Restricted Stock Agreement), subject to the written consent of CVS to such Change in Control as long as the Note remains outstanding. Additionally, Messrs. Waller's and Rogers' Restricted Stock will vest upon the termination without Cause (as defined in the Restricted Stock Agreement) of Mr. Waller or Mr. Rogers, or the termination by Mr. Waller or Mr. Rogers of his employment as a result of the Company breaching terms of their respective Employment Agreements.

  The Company, to the extent it has funds legally available therefor, will purchase from the Managers any shares of Restricted Stock that have not vested by the end of the performance period at a price per share equal to the $.60 per share. To the extent any shares of Restricted Stock have not vested by the end of the performance period, the Manager Warrant held by CVS becomes exercisable for such number of unvested shares.

  The Restricted Stock is subject to the terms of the Shareholder Agreement, which, among other restrictions, includes prohibitions on transfers of Restricted Stock prior to vesting. Except for these restrictions, each Manager and his or her permitted transferees have all rights of a shareholder and record owner. Each Manager is responsible for any taxes and other sums required by law to be withheld by the Company in respect of the Restricted Stock.

  The Company did not recognize any compensation deduction for tax purposes in connection with the issuance of the Restricted Stock. For accounting purposes, the Company will be required to record charges to earnings equal to the difference between the fair market value of the Restricted Stock on the date such Restricted Stock vests and the original purchase price of the Restricted Stock, which was $.60 per share. For the period from inception (May 26, 1996) to February 1, 1997, 198,018 shares of such Restricted Stock had vested, resulting in the Company recording compensation expense of $1.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGISTRATION RIGHTS AGREEMENT

  On May 25, 1996, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the Managers, CVS and Limited Partnership I and its partners (the "Partners"). The Registration Rights Agreement provides that, subject to certain limitations, (i) at the expense of the holders thereof, holders of a majority of the aggregate principal amount of the Note (the "Note Holders"), holders of a majority of the CVS Warrant (the "Warrant Holders"), and, to the extent exercisable, after April 30, 2001, holders of a majority of the Manager Warrant (the "Manager Warrant Holders"), respectively, each will have three demand registration rights for the Note, the CVS Warrant and the shares underlying the Manager Warrant, for registration of such securities under the Securities Act, and (ii) at the Company's expense, at any time after six months following the closing of the Offering (but no later than May 25, 2007), the Partners and certain of their permitted transferees will have two demand registration rights for their shares of Common Stock, and unlimited demands for registration on Form S-3, if the Company can use that form, for registration of such shares under the Securities Act. The Company is prohibited from granting to any other holder of its securities (other than holders of Common Stock), whether currently outstanding or issued in the future, any incidental (piggyback) registration rights with respect to any registration statement filed pursuant to any such demand registration. Subject to certain limitations and customary cutbacks as reasonably determined by the managing underwriter, if the Company proposes to register any of its Common Stock or the CVS Warrant under the Securities Act, the Company will provide the Warrant Holders and certain holders of its Common Stock (the Managers, Limited Partnership I, the Partners and certain permitted transferees) with the opportunity, pursuant to piggyback registration rights, to participate in such public offering. Registration rights relating to the Common Stock expire upon (i) certain transfers of such stock to a third party, and (ii) such Common Stock becoming available for sale pursuant to Rule 144(k) of the Securities Act.

  The Registration Rights Agreement further provides that, if CVS desires to transfer all or part of the Note or the CVS Warrant to a third party in a bona fide arm's length transaction or proposes to register all or part of the Note or the CVS Warrant pursuant to the Registration Rights Agreement, CVS must give written notice to Joel N. Waller and David L. Rogers, individually and on behalf of the other Managers, to Limited Partnership I and the Partners and, in the case of a proposed sale or registration of the CVS Warrant, to the Company (the "Parties"). Such written notice will constitute an offer by CVS to sell to the Parties that portion of the CVS Warrant and, with respect to all Parties other than the Company, the Note proposed to be transferred or registered. If the Parties fail to accept CVS's offer after a set time, CVS will then have the right to effect a transfer to a third party of, or to require the registration of, all of the Notes or CVS Warrant subject to such offer, subject to certain terms and conditions.

SHAREHOLDER AGREEMENT

  On May 25, 1996, the Company entered into a shareholder agreement (as amended, the "Shareholder Agreement") with Limited Partnership I, Limited Partnership II, the Partners, Waller and Rogers (as defined in the Shareholder Agreement) and the other Managers (other than Waller and Rogers, each a "Manager Shareholder") (all parties to the Shareholder Agreement other than the Company being collectively referred to as the "Shareholders"). The Shareholder Agreement subjects the shares of the Company's Common Stock (the "Subjected Shares") held by the Shareholders to significant restrictions on transfer. Generally, except as otherwise provided in the Shareholder Agreement, no Shareholder is permitted, directly or indirectly, to Dispose (as defined in the Shareholder Agreement) of any Subjected Shares.

  Generally, upon the occurrence of the Termination (as defined in the Shareholder Agreement) of a Manager Shareholder without Cause (as defined in the Shareholder Agreement), first Waller and Rogers, then the Company and finally the other Shareholders pro rata would have the option (or obligation in the case of the Company to the extent it has funds legally available therefor) to purchase such Manager Shareholder's unvested Restricted Stock at the original purchase price. Upon the occurrence of a Termination by Waller or Rogers without Good Reason (as defined in the Shareholder Agreement), a Termination by a Manager Shareholder, or a Termination of Waller, Rogers or a Manager Shareholder with Cause, first Waller and Rogers (to the extent they are not the terminated or resigning parties), then the Company and finally the other Shareholders pro rata would have the option to purchase such Manager's unvested Restricted Stock at the lower of the original purchase price or the Fair Market Value (as defined in the Shareholder Agreement).

  Upon the occurrence of a Repurchase Event (as hereinafter defined) with respect to a Manager, first Waller and Rogers (to the extent they are not such Manager), then the Company and finally the other Shareholders pro rata would have the option to purchase such Manager's unrestricted stock at the Fair Market Value, provided that, if the Repurchase Event occurs as a result of the Termination by a Manager Shareholder on or prior to May 25, 2001, or a Termination by Waller or Rogers without Good Reason on or prior to May 25, 2001, or a Termination of Waller, Rogers or a Manager Shareholder with Cause, the purchase price of such unrestricted stock would be the lower of the original purchase price or Fair Market Value on the date of such Repurchase Event. "Repurchase Event" means the death, Disability, Retirement (as such terms are defined in the Shareholder Agreement) or Termination of or by a Manager Shareholder, or the Termination by Waller or Rogers without Good Reason on or before May 25, 2001, or the Termination of Waller or Rogers with Cause.

  Upon the occurrence of the death, Disability or Retirement of Waller or Rogers, the termination of Waller or Rogers without Cause, the Termination by Waller or Rogers with Good Reason or the Termination by Waller or Rogers after May 25, 2001 with or without Good Reason, Waller or Rogers (or such individual's estate) would have the right either to retain his Common Stock or to offer to sell his Common Stock first to Waller (if Rogers or his estate is selling such stock) or Rogers (if Waller or his estate is selling such stock), then the Company and finally the other Shareholders pro rata, who would each, in order, have the option to purchase such Common Stock at Fair Market Value.

  Generally, if any Shareholder desires to Dispose of any Subjected Shares (other than Dispositions of unvested Restricted Stock, which are prohibited) to any Third Party (as defined in the Shareholder Agreement) other than a Permitted Transferee, first Waller and Rogers (to the extent they are not the selling Shareholder), then the Company and finally the other Shareholders pro rata would have the option to buy such shares at the price such Third Party is willing to pay (if the transfer is for value) or at the original purchase price (if the transfer is other than for value); provided that (i) if Waller and Rogers desire to Dispose of any Subjected Shares, Messrs. Berman and Goldfarb would have the opportunity to purchase such stock before the Company, (ii) if CVS, after becoming subject to the Shareholder Agreement pursuant to the terms of the CVS and Manager Warrants, desires to Dispose of any Subjected Shares, the Company, then Waller and Rogers and finally the other Shareholders pro rata would have the option to purchase such Subjected Shares, and (iii) Waller and Rogers would have the right to Dispose of a limited number of Subjected Shares to employees of the Company. If no one chooses to purchase the securities, then such Shareholder would be permitted to Dispose of the securities to such Third Party on substantially the same terms and at a price at least equal to the price such Third Party was originally willing to pay for such securities, provided that such Disposition is completed within 90 days and the Third Party agrees in writing to be subject to the Shareholder Agreement. Such right of first refusal would not apply to sales of unrestricted stock in a public offering or sales by Shareholders other than the Manager Shareholders of unrestricted stock in open market transactions.

  Generally, subject to the terms of the Shareholder Agreement, no Shareholder would be permitted to sell shares of Common Stock (other than to a Permitted Transferee, in a public offering or, in the case of Shareholders other than the Manager Shareholders, in an open market transaction) without providing all other Shareholders the right to participate in such sale (the "Co-Sale Rights"); provided that Waller and Rogers would have the right to sell a limited number of shares of Common Stock to employees of the Company. Each Shareholder who exercises such Shareholder's Co-Sale Rights would be permitted to sell a percentage of the shares that the prospective buyer is willing to purchase equal to such Shareholder's percentage ownership of the outstanding shares of unrestricted stock owned by all of the Shareholders wishing to participate in such sale. Shares of Restricted Stock that have not yet vested could not be sold pursuant to the Co-Sale Rights.

  Each Shareholder that is subject to the Shareholder Agreement has agreed to vote all of the voting shares of Common Stock held by such Shareholder in favor of the election to the Board of Directors of two individuals who will be nominated by a vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees and, upon the vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees, to remove or replace such directors, until the earlier of (i) the completion of an underwritten public offering with gross proceeds of at least $20 million or (ii) the general termination of the Shareholder Agreement. Joel N. Waller and David L. Rogers currently own a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees, and are therefore able to nominate such two directors.

  Generally, except as set forth in the Shareholder Agreement, the Shareholder Agreement will terminate with respect to all Subjected Shares (other than shares of Restricted Stock which have not yet vested) upon the first to occur of (i) a Control Transaction (as defined in the Shareholder Agreement), or
(ii) assuming completion of the Offering, May 25, 1998. The Co-Sale Rights would remain in effect upon the occurrence of a Control Transaction but, assuming completion of the Offering, would expire on May 25, 1998. The Shareholder Agreement will remain in effect for all shares of Restricted Stock that have not vested until such shares vest or are purchased by the Company.

SALE AGREEMENT

  On May 24, 1996, CVS, the Company and Wilsons Center, Inc., one of the Predecessor Companies, entered into a sale agreement (the "Sale Agreement"), which provided for CVS to sell the Wilsons Shares to the Company on May 25, 1996 (the "Closing"), subject to various conditions typically found in transactions of this nature. In consideration for the Wilsons Shares, the Company delivered to CVS (i) $2.0 million in cash, (ii) the $55.8 million Note, (iii) the CVS Warrant, (iv) the Manager Warrant, (v) 4,320,000 shares of the Company's Common Stock, and (vi) 7,405 shares of the Company's Series A Preferred. As part of the Acquisition, Limited Partnership I subsequently purchased from CVS the 4,320,000 shares of the Company's Common Stock and Limited Partnership II subsequently purchased from CVS the 7,405 shares of the Company's Series A Preferred for an aggregate consideration of $10.0 million. On May 27, 1997, the 7,405 shares of Series A Preferred were exchanged for 617,083 shares of the Company's Common Stock.

  Pursuant to the Sale Agreement, CVS agreed, subject to certain limitations set forth therein, to indemnify the Company and its affiliates (and their respective officers and directors) against and to hold them harmless from any and all Damages (as defined in the Sale Agreement) incurred or suffered by any such indemnified party arising out of, among other things, (i) certain misrepresentations or breaches of warranties or covenants or agreements to be performed by CVS or Wilsons Center, Inc. pursuant to the Sale Agreement; (ii) claims relating to certain disclosed and undisclosed liabilities of the Predecessor Companies; (iii) claims relating to the Closed Store Leases (as defined in the Sale Agreement) and the Excluded Subsidiaries (as defined in the Sale Agreement); (iv) claims related to certain taxes, primarily income taxes; (v) claims related to certain recalled leather protector sprays; and
(vi) certain claims related to employees and certain employee benefits matters. Generally, the indemnifications by CVS, other than those referred to in clauses (iii), (iv), (v) and (vi) above and those for breaches of covenants and for certain disclosed liabilities, which will survive indefinitely or until the expiration of the applicable statute of limitations and have no dollar limit, must be asserted on or prior to August 25, 1997, and may not be recovered except to the extent they exceed $1.2 million in the aggregate, with such recoveries generally limited to $12 million in the aggregate. Of the claims that must be asserted on or prior to August 25, 1997, none have accrued as of February 1, 1997.

  The Company and its affiliates have also, subject to certain limitations set forth in the Sale Agreement, agreed to indemnify CVS and its affiliates (and their respective officers and directors) against and to hold them harmless from any and all Damages incurred or suffered by any such indemnified party arising out of, among other things, certain misrepresentations or breaches of warranties or covenants or agreements to be performed by the Company or, after May 25, 1996, by Wilsons Center, Inc. pursuant to the Sale Agreement. Generally, the indemnifications by the Company relating to misrepresentations or breaches of warranties must be asserted on or prior to August 25, 1997, and may not be recovered except to the extent they exceed $1.2 million in the aggregate, with such recoveries generally limited to $12 million in the aggregate.

WARRANTS HELD BY CVS

  As of February 1, 1997, the Company had issued and outstanding (i) the CVS Warrant to purchase 1,350,000 shares of the Company's Common Stock, at an exercise price of $.60 per share, and (ii) the Manager Warrant to purchase up to 1,080,000 shares of the Company's Common Stock, at an exercise price of $.60 per share. The CVS Warrant is immediately exercisable, in whole or in part, and remains exercisable until May 25, 2006. The Manager Warrant is exercisable in whole or in part at any time from April 30, 2001 through April 30, 2003, subject to reduction in an amount equal to the number of shares of Restricted Stock that have vested as of April 30, 2001. As of February 1, 1997, 198,018 shares of such Restricted Stock had vested. The remaining shares of Restricted Stock will vest over the next four years if the Company achieves specified earnings targets or as the Company repays the Note. See "The Acquisition" and "Restricted Stock Agreement" above. The exercise price and number of shares of Common Stock for which each of the CVS Warrant and the Manager Warrant is exercisable will be proportionately adjusted to reflect any stock dividend, distribution, subdivision, split, combination, issuance or reclassification. Upon exercise of such warrants and receipt of the Company's Common Stock, each holder of such stock agrees to enter into the Shareholder Agreement, as long as the Shareholder Agreement is in effect with respect to any shares of the Company's Common Stock. The CVS Warrant and the Manager Warrant are also subject to certain registration rights. See "Registration Rights Agreement" and "Shareholder Agreement" above.

SUBORDINATED NOTE

  On May 25, 1996, the Company issued the Note to CVS (along with subsequent registered transferees, the "Holder(s)") for $55.8 million as partial consideration for the Acquisition. $55.0 million of the principal amount of the Note bears interest at the rate of 10% per annum, compounded annually, with all such principal and interest due and payable on December 31, 2000. As of February 1, 1997, the Company had recorded $3.8 million of accrued interest expense on the Note. The remaining principal balance of the Note ($0.8 million) does not bear interest and is due and payable on December 31, 2000. The Company may prepay without premium or penalty all or any portion of the principal amount of the Note, together with accrued interest thereon to the date of such prepayment. The Note is secured by a lien on substantially all of the Company's assets other than real estate, equipment and fixtures, but is subordinated to the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  If an Event of Default occurs (as defined in the Note, including, among others, if (i) the Company defaults in the payment of the principal or interest when the same becomes due and payable and such default continues for a period of 30 days, (ii) the Company defaults in the performance of or breaches certain covenants of the Company in the Note (as described below) and such default continues for a period of 30 days, (iii) a court enters an order for relief in respect of the Company in an involuntary case under applicable bankruptcy law or appoints a receiver and such order remains in effect for a period of 60 consecutive days, (iv) the Company commences a voluntary case under any applicable bankruptcy law, or (v) there is a default under any senior debt of the Company or its subsidiaries and the holder of such senior debt causes the same to become due prior to its stated maturity), the principal amount of the Note and accrued interest will become immediately due and payable upon written notice of the Holders of at least 25% of the aggregate principal amount of the Note then outstanding. The Note contains covenants, among other things, limiting the Company's ability to (i) liquidate the Company, merge the Company into or consolidate the Company with another entity, or sell more than 5% of the Company's consolidated assets, (ii) generally declare or pay dividends or repurchase the Company's capital stock or rights to purchase capital stock, (iii) sell 5% or less of the total consolidated assets of the Company or make a public offering of the Company's capital stock without reinvesting the proceeds of the sale or offering in the Company's business or applying the proceeds against certain debt, (iv) purchase any property or assets of any other entity in excess of 5% of the total consolidated assets of the Company, and (v) make any material change in the scope of the business of the Company. The Note also incorporates by reference certain covenants contained in the Revolving Credit Facility which, among other things, limit the Company's ability to incur or guarantee indebtedness or create liens.

  Subject to certain limitations, the Holder may transfer or assign the Note, in whole or in part, to any person without the prior written consent of the Company. See "Registration Rights Agreement" above.

OTHER RELATIONSHIPS

  The Company regularly conducts business with G-III, of which Morris Goldfarb, a director of Wilsons, is the Chief Executive Officer and a director. Purchases from G-III totaled $5.0 million, $4.7 million and $9.9 million for the 13-month period ended February 1, 1997 and the 12-month periods ended December 31, 1995 and 1994, respectively. The Company believes that transactions with G-III are on terms no less favorable to the Company than those obtainable in arms-length transactions with unaffiliated third parties.

  For a discussion of related party transactions involving the Predecessor Companies, see also Note 12 of Notes to Consolidated Financial Statements.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1997 and as adjusted to reflect the sale of shares offered by this Prospectus by (i) each person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Common Stock, (ii) each director of the Company and each of the five most highly compensated executive officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person.

                                                       % BENEFICIALLY OWNED
                                                       ------------------------
                               NUMBER OF SHARES         PRIOR TO       AFTER
   NAME OF BENEFICIAL OWNER   BENEFICIALLY OWNED        OFFERING      OFFERING
   ------------------------   ------------------       ----------    ----------
   Morris Goldfarb.........      2,147,631.1(1)(2)(3)          26.0%         22.9%
    G-III Apparel Group,
    Ltd.
    512 Seventh Avenue
    New York, NY 10018
   Lyle Berman.............        311,631.1(1)(2)              3.8           3.3
   Neil I. Sell, as sole
    trustee of four
    irrevocable trusts for
    the benefit of Lyle
    Berman's children and
    of two irrevocable
    trusts for the benefit
    of David Rogers'
    children and on behalf
    of himself.............      2,222,365.0(1)(2)(4)          26.9          23.7
    3300 Norwest Center
    90 South Seventh Street
    Minneapolis, MN 55402
   CVS New York, Inc.            1,350,000.0(5)                14.0          12.6
    (formerly Melville
    Corporation)...........
    One CVS Drive
    Woonsocket, RI 02895
   Joel N. Waller..........      1,044,855.0                   12.6          11.2
    7401 Boone Avenue North
    Brooklyn Park, MN 55428
   David L. Rogers.........        905,343.3                   11.0           9.7
    7401 Boone Avenue North
    Brooklyn Park, MN 55428
   Carol S. Lund...........        149,833.8                    1.8           1.6
   David Sharp.............        141,509.7                    1.7           1.5
   Jed Jaffe...............        124,861.5                    1.5           1.3
   Thomas J. Brosig........              --                     --            --
   All directors and
    executive
    officers as a group (14
    persons)...............      5,283,491.0                   63.9          56.4

--------

(1) Limited Partnership I, of which Messrs. Berman, Goldfarb and Sell are partners, currently owns 4,320,000 shares of Common Stock. Upon the consummation of the Offering, Limited Partnership I by its terms will dissolve, leaving the partners and the related family trusts and limited liability company noted above, to which Messrs. Berman and Goldfarb, respectively, have assigned certain interests in Limited Partnership I, with direct ownership of the Common Stock in proportion to their interests in Limited Partnership I. The table above gives effect to such dissolution.

(2) Limited Partnership II, of which Messrs. Berman, Goldfarb and Sell are partners, currently owns 617,083 shares of Common Stock. Upon the consummation of the Offering, Limited Partnership II by its terms will dissolve, leaving the partners with direct ownership of the Common Stock in proportion to their interests in Limited Partnership II. The table above gives effect to such dissolution.

(3) Includes 172,800 shares of Common Stock owned by Goldfarb Family Partners L.L.C. of which Mr. Goldfarb is the manager.

(4) Includes 1,836,000 shares of Common Stock held in four irrevocable trusts for the benefit of Lyle Berman's children and 139,510.8 shares of Common Stock held in two irrevocable trusts for the benefit of David L. Rogers' children. Mr. Sell has disclaimed beneficial ownership of such shares.

(5) Includes 1,350,000 shares of Common Stock issuable to CVS upon the exercise of the CVS Warrant, which is currently exercisable in full.

                           DESCRIPTION OF SECURITIES

GENERAL

  The Company's Amended Articles of Incorporation authorize the issuance of up to 45,000,000 shares of Common Stock, $0.01 par value, and 10,000,000 shares of Preferred Stock, $0.01 par value, the rights and preferences of which may be established from time to time by the Company's Board of Directors.

UNITS

  Each Unit offered hereby consists of one share of Common Stock and one Redeemable Warrant. The Redeemable Warrants are immediately exercisable and separately transferable from the Common Stock. Each Redeemable Warrant entitles the holder the right to purchase at any time until redemption or three years following the Effective Date one share of Common Stock at an exercise price of $13.50 per warrant, subject to adjustment.

COMMON STOCK

  As earlier noted, upon completion of the Offering, all of the Company's issued and outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock, and all of such Class Stock to be issued and outstanding upon exercise of the CVS Warrant and the Manager Warrant and outstanding options under the 1996 Option Plan, will be converted into a single class of Common Stock of the Company. The following description reflects that conversion.

  As of April 15, 1997, 8,267,083 shares of Common Stock were issued and outstanding (including 881,982 shares of Restricted Stock) and were held by 49 shareholders. An additional 1,350,000 and 881,982 shares of Common Stock, respectively, are reserved for issuance upon exercise of the CVS Warrant and the Manager Warrant and 1,000,000 shares of Common Stock are reserved for issuance upon exercise of options pursuant to the 1996 Option Plan. Except as noted in the following sentence, each holder of shares of Common Stock, including the shares of Common Stock offered hereby, will have equal rights in all respects, including the right to one vote on all matters submitted to shareholders for each share of Common Stock standing in the name of such holder on the books of the Company. Each shareholder that is subject to the Shareholder Agreement has agreed to vote all of the voting shares of Common Stock held by such shareholder in favor of the election to the Board of Directors of two individuals who will be nominated by a vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees (Joel N. Waller and David L. Rogers currently own a majority of such shares) and, upon the vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees, to remove or replace such directors, until the earlier of (i) the completion of a public offering with gross proceeds of at least $20 million or (ii) the general termination of the Shareholder Agreement, which termination will be no later than May 25, 1998. There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of the Company standing for election. Shares of Common Stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Holders of Common Stock have no preemptive rights to purchase pro rata portions of new issues of Common Stock or Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and sold hereunder, fully paid and non-assessable.

PREFERRED STOCK

  As of April 15, 1997, 15,000 shares were authorized as Series A Preferred, of which 7,405 shares were issued and outstanding. On May 27, 1997, the 7,405 shares of Series A Preferred were exchanged for 617,083 shares of the Company's Common Stock, leaving no shares of Preferred Stock issued or outstanding. The terms of the Series A Preferred provide that those redeemed or reacquired shares will become undesignated Preferred Stock. Therefore, 7,595 shares of Series A Preferred are available for future issuance at the discretion of the Company's Board of Directors. The Board of Directors will not authorize the issuance of additional Series A Preferred shares, and will take action to cancel the Series A Preferred shares.

  The Board of Directors may from time to time issue the shares of authorized Preferred Stock in one or more series, each of such series to have such relative rights, voting power, preferences, qualifications, limitations and restrictions as are adopted by the Board of Directors, including dividend rights, redemption and liquidation preferences, conversion rights and voting rights, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.


REDEEMABLE WARRANTS

  WARRANT AGREEMENT

  The Redeemable Warrants included as part of the Units offered hereby will be issued under and governed by the provisions of the Warrant Agreement between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are summaries of certain provisions contained therein, are not complete, and are qualified in their entirety by reference to the Warrant Agreement.

  The shares of Common Stock and the Redeemable Warrants offered as part of the Units are detachable and are separately transferable following their issuance. One Redeemable Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock during the three years following the Effective Date of this Prospectus. Each Warrant will be exercisable at a price equal to $13.50 per share, subject to adjustment as a result of certain events. Any time 90 or more days after the Effective Date of this Prospectus, the Redeemable Warrants are redeemable, in whole, by the Company at a redemption price of $.01 per Redeemable Warrant on not less than 30 days written notice, provided that the closing bid price of the Common Stock exceeds $14.50 per share (subject to adjustment) for any 10 consecutive trading days prior to such notice. Holders of Redeemable Warrants may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company. Redemption of the Redeemable Warrants is subject to the provisions in the Revolving Credit Facility and the $55.8 million Note restricting distributions to security holders.

  Warrantholders as such are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose until such Redeemable Warrants have been duly exercised and payment of the purchase price has been made. The Redeemable Warrants are in registered form and may be presented for transfer, exchange, or exercise at the corporate office of the Warrant Agent. Although the Company has applied for listing of the Redeemable Warrants on the Nasdaq National Market, there is currently no established market for the Redeemable Warrants, and there is no assurance that any such market will develop.

  The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits and any combination of Common Stock. In the event of the merger, consolidation, reclassification or disposition of substantially all the assets of the Company, the holders of the Redeemable Warrants are entitled to receive, upon payment of the exercise price, the securities or property of the Company or the successor corporation resulting from such transaction that such holders would have received had they exercised such Redeemable Warrants immediately prior to such transaction.

  REGISTRATION

  The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Redeemable Warrants, and such shares when issued will be fully paid and nonassessable. The Company must have a current registration statement on file with the Securities and Exchange Commission (the "Commission") and, unless exempt therefrom, with the securities commission of the state in which the Warrantholder resides in order for the Warrantholder to exercise his or her Redeemable Warrants and obtain shares of Common Stock free of any transfer restrictions. The shares so reserved for issuance upon exercise of the Redeemable Warrants are registered pursuant to the Registration Statement of which this Prospectus is a part. Furthermore, the Company has agreed to use its best efforts to maintain an effective registration statement (by filing any necessary post-effective amendments or supplements to the Registration Statement) throughout the term of the Redeemable Warrants with respect to the shares of Common Stock issuable upon exercise thereof. The Company will incur significant legal and other related expenses in order to keep such registration statement current. However, there can be no assurance that the Company will be able to keep any such registration statement current or that such registration statement will be effective at the time the Warrantholder desires to exercise his or her Redeemable Warrants. Additionally, the Company has agreed to use its best efforts to maintain qualifications in those jurisdictions where the Units were originally qualified for sale to permit exercise of the Redeemable Warrants and issuance of shares of Common Stock upon such exercise. However, there can be no assurance that any such qualification will be effective at the time the Warrantholder desires to exercise his or her Redeemable Warrants. If for any reason the Company's registration statement is not kept current, or if the Company is unable to qualify its Common Stock underlying the Redeemable Warrants for sale in particular states, Warrantholders in those states will, absent an applicable exemption, have no choice but to either sell such Warrants or let them expire.

  EXERCISE

  The Redeemable Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Company's Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Redeemable Warrants being exercised.

  For the term of the Redeemable Warrants, the Warrantholders are given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interest of the Company's shareholders. During such term, the Company may be deprived of opportunities to sell additional equity securities at a favorable price. The Warrantholders may be expected to exercise their Redeemable Warrants at a time when the Company would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to the Company than the terms of the Redeemable Warrants.

  TAX CONSIDERATIONS

  The following summary is the opinion of Faegre & Benson LLP, counsel to the Company, and is based on present federal income tax law and interpretations thereof, all of which are subject to change or modification. The discussion is limited to the federal income tax matters discussed below and does not include all of the federal income tax considerations relevant to each investor's personal tax situation. Investors should consult their own tax advisers with respect to the matters discussed below and with respect to other federal and state tax considerations that may be applicable to their own personal tax situation.

  The cost basis of the Units will be the purchase price paid by each investor. Purchasers of Units will be required to allocate the price paid for such Units between the Common Stock and the Redeemable Warrants based on their relative fair market values on the date of purchase. If the Redeemable Warrants are exercised for Common Stock, the cost basis of the holder of a Redeemable Warrant in the Common Stock thus acquired will be the original purchase price allocable to the Redeemable Warrants plus any additional amount paid upon the exercise. No gain or loss will be recognized by such holder upon exercise of the Redeemable Warrants. However, gain or loss will be recognized upon the subsequent sale or exchange of the Common Stock acquired by the exercise of the Redeemable Warrants. Gain or loss will also be recognized upon the sale or exchange of the Redeemable Warrants. Generally, gain or loss will be long- or short-term capital gain or loss, depending on whether the Common Stock or the Redeemable Warrants are held for more than one year. If the Redeemable Warrants are exercised, the holding period of the Common Stock will not include the period during which the Redeemable Warrants were held.

OTHER WARRANTS

  The Company has issued to CVS the CVS Warrant to purchase 1,350,000 shares of Common Stock at an exercise price of $.60 per share. The CVS Warrant is immediately exercisable and remains exercisable until May 25, 2006. Subject to certain limitations, the CVS Warrant may be transferred or assigned to any person without the prior written consent of the Company and is subject to anti-dilution provisions. The CVS Warrant is subject to certain registration rights. See "Certain Transactions--Registration Rights Agreement" and "-- Warrants."

  The Company has also issued to CVS the Manager Warrant to purchase up to 1,080,000 shares of Common Stock at an exercise price of $.60 per share. The number of shares subject to the Manager Warrant will be reduced by an amount equal to the number of shares of Restricted Stock that vest pursuant to the terms of the Restricted Stock Agreement. As of February 1, 1997, 198,018 shares of such Restricted Stock had vested. To the extent any shares of Restricted Stock have not vested after the close of business on the last Measuring Date (as defined in the Restricted Stock Agreement), the Manager Warrant becomes exercisable for such number of unvested shares. The Manager Warrant cannot be exercised prior to April 30, 2001, if at all. See "The Acquisition" and "Certain Transactions--Restricted Stock Agreement."

  The Company has agreed to issue to the Underwriter in exchange for nominal consideration four-year warrants to purchase an aggregate of 110,000 shares of Common Stock at a price per share initially equal to 120% of the public offering price per Unit set forth on the cover page of this Prospectus. These warrants are not transferable (except to certain officers or other employees of the Underwriter) and may be exercised commencing one year after the date of this Prospectus. The exercise price and the number of shares may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions. The holders will have certain registration rights with respect to the Common Stock issuable upon exercise of these warrants.

ANTI-TAKEOVER PROVISIONS OF THE MINNESOTA BUSINESS CORPORATION ACT

  Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide a Minnesota corporation's management flexibility to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by a board of directors and to discourage an unsolicited takeover of a Minnesota corporation if its board determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company that could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

  Section 302A.671 of the Minnesota Statutes, applying to certain control share acquisitions, is inapplicable to the Company and its shareholders under the By-laws of the Company.

  Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by a publicly held Minnesota corporation, or, in certain circumstances, any subsidiary of the corporation, with any shareholder who beneficially owns 10% or more of the voting power of the corporation's outstanding shares (an "Interested Shareholder") within four years following such Interested Shareholder's acquisition of such 10% or greater interest, unless the business combination or the acquisition of the 10% or greater interest is approved by a committee of all of the disinterested members of the board of directors of the corporation before the Interested Shareholder's acquisition of such 10% or greater interest. This statute is inapplicable to the Company's pre-public 10% beneficial owners and, to the extent permitted by law, the affiliates and associates of such pre-public 10% beneficial owners, under the By-laws of the Company.

  Section 302A.675 of the Minnesota Statutes generally prohibits an offeror from acquiring shares of a publicly held Minnesota corporation within two years following the offeror's last purchase of the corporation's shares pursuant to a takeover offer with respect to that class, unless the corporation's shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the purchase of any shares by the offeror pursuant to a takeover offer.

TRANSFER AGENT AND REGISTRAR

  Norwest Bank Minnesota, N.A. serves as the Transfer Agent and Registrar for the Common Stock offered hereby and as the Warrant Agent for the Redeemable Warrants offered hereby.

                      SECURITIES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for any of the Company's securities. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public markets or the perception that such sales will occur could adversely affect the market price or the future ability of the Company to raise capital through an offering of its equity securities.

  Upon completion of the Offering, based on the number of shares outstanding as of April 15, 1997, the Company will have outstanding an aggregate of 9,367,083 shares of Common Stock (assuming the issuance of 1,100,000 Units offered by the Company hereby and assuming no exercise of the Underwriter's over-allotment option and no exercise of outstanding options or warrants), of which the 1,100,000 shares of Common Stock included in the Units offered hereby (1,265,000 if the Underwriter's over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined by Rule 144 promulgated under the Securities Act (an "Affiliate"), whose sales would be subject to certain volume limitations and other restrictions described below.

  The 8,267,083 shares of Common Stock originally issued and sold by the Company in private transactions in reliance upon exemptions from the Securities Act upon the consummation of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an Affiliate of the Company) is entitled to sell, in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 93,671 shares immediately after the Offering, assuming no exercise of options, warrants or the Underwriter's over-allotment option), or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale, subject to certain other limitations or restrictions. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As a result, up to 7,650,000 shares of Common Stock originally issued and sold by the Company on May 25, 1996 and up to 617,083 shares of Common Stock issued in exchange for the Series A Preferred will become eligible for sale under Rule 144 on May 25, 1997, subject to the other requirements of Rule 144 having been satisfied, the terms of the Shareholder Agreement and the terms of the "lock-up" agreements described below. See "Certain Transactions--Shareholder Agreement." Additional shares may also become available for sale in the public market from time to time in the future, including the shares of Common Stock issued upon exercise of the Redeemable Warrants.

  Any employee, officer or director of or consultant to the Company who purchases his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-Affiliates to sell their Rule 701 shares without complying with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permit Affiliates to sell their Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

  The holders of all 8,267,083 shares of Common Stock that are currently outstanding, and CVS as the holder of the CVS Warrant, have agreed not to sell, offer to sell or otherwise dispose of or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior consent of Equity Securities Investments, Inc., for a period of 180 days from the date of this Prospectus. The Company has also agreed, pursuant to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than shares issuable upon exercise of the Redeemable Warrants, other outstanding warrants or options issued under the 1996 Option Plan) for a period of 180 days after the date of this Prospectus, without the prior written consent of Equity Securities Investments, Inc., which may in its sole discretion and at any time without notice release all or any portion of the securities subject to such arrangements not to sell.

  The Company has adopted the 1996 Option Plan and has reserved up to 1,000,000 shares of Common Stock for issuance thereunder. The Company intends to register these shares under the Securities Act on Form S-8 as soon as practicable after the closing of the Offering, which registration statement will automatically become effective upon filing. Shares issued under the 1996 Option Plan after the effective date of such registration statement, other than shares issued to Affiliates of the Company, will be freely tradable in the public market, subject to any applicable vesting restrictions with the Company or other contractual restrictions. As of April 15, 1997, the Company had options outstanding to purchase an aggregate of 169,560, 4,500, 8,000 and 13,000 shares of Common Stock granted on June 26, 1996, October 10, 1996, February 27, 1997 and April 1, 1997, respectively, that generally will vest, cumulatively, on a pro rata basis on each of the first, second and third anniversaries of the date of grant, subject to the possible acceleration of vesting in certain circumstances.

  The Company has also issued the CVS Warrant to purchase 1,350,000 shares of Common Stock at $.60 per share. The CVS Warrant is immediately exercisable. If the CVS Warrant is exercised, such Common Stock will be eligible for sale under Rule 144, subject to the other requirements of Rule 144 having been satisfied, one year from the date the full purchase price or other consideration is paid or given by the holder of the Warrant acquiring such Common Stock from the Company.

  The Company has also agreed to issue to the Underwriter (as hereinafter defined) in exchange for nominal consideration four-year warrants to purchase an aggregate of 110,000 shares of Common Stock at a price per share initially equal to 120% of the public offering price per Unit set forth on the cover page of this Prospectus. These warrants are not transferable (except to certain officers or other employees of the Underwriter) and may be exercised commencing one year after the date of this Prospectus. The exercise price and the number of shares may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions. The holders will have certain registration rights with respect to the Common Stock issuable upon exercise of these warrants. See "Underwriting."

  In addition, after the Offering, the holders of all 8,267,083 shares of Common Stock that are currently outstanding, CVS as the holder of the CVS Warrant and the holders of certain warrants to purchase up to 110,000 additional shares of Common Stock referred to in the immediately preceding paragraph will be entitled to certain rights to cause the Company to register the sale of such shares or warrants under the Securities Act. See "Certain Transactions--Registration Rights Agreement" and "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Equity Securities Investments, Inc. (the "Underwriter") and the Underwriter has agreed to purchase from the Company, the Units offered hereby. The Underwriting Agreement provides that the Underwriter will be obligated to purchase all of the 1,100,000 Units offered hereby on a "firm commitment" basis, if any are purchased.

  The Underwriter proposes to offer the Units directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession, which concessions will not exceed $.405 per Unit. After the Units are released for sale to the public, the offering price and other selling terms may from time to time be changed by the Underwriter.

  The Company has granted the Underwriter an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 165,000 additional Units at the same price per Unit that the Company will receive for the 1,100,000 Units purchased by the Underwriter, as described above, to cover over-allotments, if any. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the Units offered hereby.

  The Company may direct the Underwriter with respect to the sale of up to 165,000 Units in this Offering to persons selected by the Company. The price of the directed Units will be the public offering price set forth on the cover page of this Prospectus. Although the Company will recommend and urge the Underwriter to confirm all such directed sales, the Underwriter will have the final and absolute discretion to accept or reject any such sales in whole or in part. In addition, any other individuals who express directly to the Company a desire to purchase Units in this Offering will be referred by the Company to the Underwriter. The Underwriter has informed the Company that the Underwriter does not intend to confirm sales to any account over which it exercises discretionary authority.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including, without limitation, liabilities under the Securities Act or to contribute to payments that the Underwriter may be required to make in respect thereof.

  The holders of all 8,267,083 shares of Common Stock that are currently outstanding, and CVS as the holder of the CVS Warrant, have agreed not to sell, offer to sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of such securities for 180 days after the date of this Prospectus without the prior written consent of Equity Securities Investments, Inc. The Company has also agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than shares issuable upon exercise of Redeemable Warrants, outstanding warrants, and options issued under the 1996 Option Plan and shares issued upon exercise thereof) for a period of 180 days after the date of this Prospectus, without the prior written consent of Equity Securities Investments, Inc. See "Securities Eligible for Future Sale."

  The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 1.5% of the aggregate offering price of the Units or $148,500 ($170,775 if the Underwriter's over-allotment option is exercised in full). The Company has also agreed to issue to the Underwriter in exchange for nominal consideration four-year warrants to purchase an aggregate of 110,000 shares of Common Stock at a price per share initially equal to 120% of the public offering price per Unit set forth on the cover page of this Prospectus. These warrants are not transferable (except to officers or partners of the Underwriter, members of the selling group and officers or partners of members of the selling group) and may be exercised commencing one year after the effective date of the Offering. The exercise price and the number of shares may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions. The holders will have certain registration rights with respect to the Common Stock issuable upon exercise of these warrants.

  The Underwriter will not receive any commissions, expense reimbursement or other compensation as a result of the exercise of the Redeemable Warrants included in the Units offered hereby.

  Prior to the Offering, there has been no public market for any of the Company's securities. The initial public offering price has been determined by negotiations between the Company and the Underwriter. The principal factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, market valuations of companies that the Company and the Underwriter believe to be comparable to the Company, estimates of the business potential of the Company, the history of and prospects for the industry in which the Company competes, and such other factors as the Company and the Underwriter deem relevant. The offering price, however, should not be considered as an indication of the actual value of the Units. After the completion of the Offering, the market price is subject to change as a result of market conditions and other factors.

  The foregoing is a brief summary of the provisions of the Underwriting Agreement and Underwriter's warrants and does not purport to be a complete statement of their respective terms and conditions. Copies of the Underwriting Agreement and Underwriter's warrants have been filed as exhibits to the Registration Statement of which this Prospectus is part.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Faegre & Benson LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the Underwriter by Winthrop & Weinstine, P.A., Minneapolis, Minnesota.

                                    EXPERTS

  The consolidated financial statements of the Company as of February 1, 1997 and for the period from inception (May 26, 1996) to February 1, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of the Predecessor Companies as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, and the rules and regulations thereunder, with respect to the Common Stock offered hereby. This Prospectus which forms part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, where such document is an exhibit to the Registration Statement, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Commission maintains a World Wide Web Site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants...................................  F-2
Independent Auditors' Report...............................................  F-3
Consolidated Balance Sheets................................................  F-4
Consolidated Statements of Operations......................................  F-5
Consolidated Statements of Shareholders' Equity............................  F-6
Consolidated Statements of Cash Flows......................................  F-7
Notes to Consolidated Financial Statements.................................  F-8
Pro Forma Unaudited Consolidated Statement of Operations................... F-20

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wilsons The Leather Experts Inc.:

  We have audited the accompanying consolidated balance sheet of Wilsons The Leather Experts Inc. (a Minnesota corporation) and Subsidiaries as of February 1, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (May 26, 1996) to February 1, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilsons The Leather Experts Inc. and Subsidiaries as of February 1, 1997, and the results of their operations and their cash flows for the period from inception (May 26, 1996) to February 1, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota
March 11, 1997 (except with respect to matters discussed in

Note 14 as to which the date is May 27, 1997)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Wilsons Center, Inc.:

  We have audited the accompanying consolidated balance sheets of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts (a subsidiary of Melville Corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 12 to the consolidated financial statements, Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts has been dependent on Melville Corporation for a significant portion of its working capital financing. Subsequent to the close of business on May 25, 1996, Melville Corporation sold Wilsons Center, Inc. to Wilsons The Leather Experts Inc., a newly formed company owned by members of management of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and other investors.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the consolidated financial statements, Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, effective October 1, 1995.


                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
July 19, 1996

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                           PREDECESSOR
                                                                                            COMPANIES           COMPANY
                                                                                        -----------------  -------------------
                                                                                           DECEMBER 31      FEBRUARY 1, 1997
                                                                                        -----------------  -------------------
                                                                                                                     PRO FORMA
                                                                                          1994     1995     ACTUAL   (NOTE 14)
                                                                                        -------- --------  --------  ---------
                                        ASSETS
                                        ------
Current assets:
  Cash and cash equivalents............................................................ $ 17,325 $ 14,286  $ 81,553  $ 81,553
  Accounts receivable, net.............................................................    7,692    7,618     4,851     4,851
  Inventories..........................................................................  102,595   74,899    64,919    64,919
  Prepaid expenses.....................................................................    3,140    2,317     1,246     1,246
  Deferred income taxes................................................................    6,776   14,925       --        --
                                                                                        -------- --------  --------  --------
    Total current assets...............................................................  137,528  114,045   152,569   152,569
Property and equipment, net............................................................   97,216   65,884    17,091    17,091
Goodwill, net of accumulated amortization of $27,468 in 1994...........................  152,522      --        --        --
Other assets, net......................................................................    5,404      462     1,555     1,555
Deferred income taxes..................................................................      --     1,979     1,173     1,173
                                                                                        -------- --------  --------  --------
                                                                                        $392,670 $182,370  $172,388  $172,388
                                                                                        ======== ========  ========  ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
                         ------------------------------------
Current liabilities:
  Accounts payable..................................................................... $ 18,106 $ 11,728  $ 10,666  $ 10,666
  Due to CVS...........................................................................  124,245   78,771       --        --
  Accrued expenses.....................................................................   41,502   52,623    34,517    34,122
  Income taxes payable.................................................................      857    5,120    20,345    20,345
  Deferred income taxes................................................................      --       --      3,243     3,243
                                                                                        -------- --------  --------  --------
    Total current liabilities..........................................................  184,710  148,242    68,771    68,376
Long-term debt.........................................................................      --       --     55,811    55,811
Other long-term liabilities............................................................    6,965    6,538     4,341     4,341
                                                                                        -------- --------  --------  --------
Commitments and contingencies (Notes 9, 10, 11 and 13)
Shareholders' equity:
  Series A preferred stock, $1,000 stated value; 15,000 shares authorized, 7,405 shares
   issued and outstanding in 1997 (see Note 14)........................................      --       --      7,405       --
  Common stock, no par value; 100 shares authorized, issued and outstanding in 1994 and
   1995................................................................................      146      146       --        --
  Class A common stock, $.01 par value; 13,500,000 shares authorized, 4,937,083 issued
   and outstanding in 1997 (see Note 14)...............................................      --       --         44        50
  Class B common stock, $.01 par value; 6,750,000 shares authorized, 2,925,000 shares
   issued and outstanding in 1997......................................................      --       --         29        29
  Class C common stock, $.01 par value; 2,250,000 shares authorized, 405,000 shares
   issued and outstanding in 1997......................................................      --       --          4         4
  Additional paid-in capital...........................................................  135,452  135,452    12,501    19,900
  Retained earnings (deficit)..........................................................   65,397 (108,018)   23,511    23,906
  Cumulative translation adjustment....................................................      --        10       (29)      (29)
                                                                                        -------- --------  --------  --------
    Total shareholders' equity.........................................................  200,995   27,590    43,465    43,860
                                                                                        -------- --------  --------  --------
                                                                                        $392,670 $182,370  $172,388  $172,388
--------------------------------------------------
                                                                                        ======== ========  ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                            PREDECESSOR COMPANIES                          COMPANY
                         --------------------------------------------------------------- -----------
                                                                                           PERIOD
                                                                                            FROM
                                                                                EIGHT     INCEPTION
                           YEARS ENDED DECEMBER 31      FIVE MONTHS ENDED      MONTHS     (MAY 26,
                         ----------------------------  --------------------     ENDED     1996) TO
                                                         MAY 27,   MAY 25,   JANUARY 27, FEBRUARY 1,
                           1993     1994      1995        1995       1996       1996        1997
                         -------- --------  ---------  ----------- --------  ----------- -----------
                                                       (UNAUDITED)           (UNAUDITED)
Net sales............... $478,475 $474,623  $ 462,394   $124,700   $109,640   $ 367,639   $ 345,121
Costs and expenses:
 Cost of goods sold,
  buying and occupancy
  costs.................  320,540  329,430    316,946     99,849     86,213     238,558     222,131
 Selling, general and
  administrative
  expenses..............  120,071  130,227    114,923     45,918     34,868      76,442      75,806
 Depreciation and
  amortization..........   20,668   22,273     21,393      9,002      4,722      13,294         994
 Restricted stock
  compensation expense..      --       --         --         --         --          --        1,485
 Restructuring and asset
  impairment charges....      --       --     182,184        --         --      182,184         --
                         -------- --------  ---------   --------   --------   ---------   ---------
  Income (loss) from
   operations...........   17,196   (7,307)  (173,052)   (30,069)   (16,163)   (142,839)     44,705
Interest expense, net...    5,102    8,393     10,463      3,396      1,581       7,400       5,271
                         -------- --------  ---------   --------   --------   ---------   ---------
  Income (loss) before
   income taxes.........   12,094  (15,700)  (183,515)   (33,465)   (17,744)   (150,239)     39,434
Income tax provision
 (benefit)..............    7,038   (3,109)   (10,100)    (5,461)    (6,603)     (4,681)     15,528
                         -------- --------  ---------   --------   --------   ---------   ---------
  Net income (loss)..... $  5,056 $(12,591) $(173,415)  $(28,004)  $(11,141)  $(145,558)  $  23,906
                         ======== ========  =========   ========   ========   =========   =========
Pro forma net income per common share (Note 2)...........................                 $    2.49
                                                                                          =========
Weighted average common shares outstanding...............................                 9,602,826
                                                                                          =========



  The accompanying notes are an integral part of these consolidated financial statements.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            PREDECESSOR COMPANIES
                         -------------------------------------------------------------
                         COMMON STOCK  ADDITIONAL RETAINED   CUMULATIVE      TOTAL
                         -------------  PAID-IN   EARNINGS   TRANSLATION SHAREHOLDERS'
                         SHARES AMOUNT  CAPITAL   (DEFICIT)  ADJUSTMENT     EQUITY
                         ------ ------ ---------- ---------  ----------- -------------
Balance, December 31,
 1992...................  100    $146   $135,311  $  87,066     $--        $ 222,523
  Net income............  --      --         --       5,056      --            5,056
  Dividends paid to CVS.  --      --         --     (10,406)     --          (10,406)
                          ---    ----   --------  ---------     ----       ---------
Balance, December 31,
 1993...................  100     146    135,311     81,716      --          217,173
  Net loss..............  --      --         --     (12,591)     --          (12,591)
  Dividends paid to CVS.  --      --         --      (3,728)     --           (3,728)
  Capital contributed by
   CVS..................  --      --         141        --       --              141
                          ---    ----   --------  ---------     ----       ---------
Balance, December 31,
 1994...................  100     146    135,452     65,397      --          200,995
  Net loss..............  --      --         --    (173,415)     --         (173,415)
  Currency translation
   adjustment...........  --      --         --         --        10              10
                          ---    ----   --------  ---------     ----       ---------
Balance, December 31,
 1995...................  100     146    135,452   (108,018)      10          27,590
  Net loss..............  --      --         --     (11,141)     --          (11,141)
  Capital contributed by
   CVS..................  --      --     124,000        --       --          124,000
  Currency translation
   adjustment...........  --      --         --         --        12              12
  Other.................  --      --        (141)       139      (10)            (12)
                          ---    ----   --------  ---------     ----       ---------
Balance, May 25, 1996...  100    $146   $259,311  $(119,020)    $ 12       $ 140,449
                          ===    ====   ========  =========     ====       =========

                                                    COMPANY
                         --------------------------------------------------------------
                                                         COMMON STOCK
                           PREFERRED   ------------------------------------------------
                             STOCK         CLASS A          CLASS B         CLASS C
                         ------------- ---------------- ---------------- --------------
                         SHARES AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT SHARES  AMOUNT
                         ------ ------ --------- ------ --------- ------ ------- ------
Initial capitalization.. 7,405  $7,405 4,320,000  $44   2,925,000  $29   405,000   $4
  Net income............   --      --        --   --          --   --        --    --
  Restricted stock
   vested...............   --      --        --   --          --   --        --    --
  Accrued preferred
   stock dividends......   --      --        --   --          --   --        --    --
  Currency translation
   adjustment...........   --      --        --   --          --   --        --    --
                         -----  ------ ---------  ---   ---------  ---   -------  ---
Balance, February 1,
 1997................... 7,405  $7,405 4,320,000  $44   2,925,000  $29   405,000   $4
                         =====  ====== =========  ===   =========  ===   =======  ===

                                                     COMPANY
                                  ----------------------------------------------
                                  ADDITIONAL           CUMULATIVE      TOTAL
                                   PAID-IN   RETAINED  TRANSLATION SHAREHOLDERS'
                                   CAPITAL   EARNINGS  ADJUSTMENT     EQUITY
                                  ---------- --------  ----------- -------------
Initial capitalization
 (continued).....................  $11,016   $   --       $--         $18,498
  Net income.....................      --     23,906       --          23,906
  Restricted stock vested........    1,485       --        --           1,485
  Accrued preferred stock
   dividends.....................      --       (395)      --            (395)
  Currency translation
   adjustment....................      --        --        (29)           (29)
                                   -------   -------      ----        -------
Balance, February 1, 1997........  $12,501   $23,511      $(29)       $43,465
                                   =======   =======      ====        =======

  The accompanying notes are an integral part of these consolidated financial statements.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       PREDECESSOR COMPANIES                           COMPANY
                                                    --------------------------------------------------------------- --------------
                                                                                                                     PERIOD FROM
                                                                                                           EIGHT      INCEPTION
                                                     YEARS ENDED DECEMBER 31       FIVE MONTHS ENDED      MONTHS    (MAY 26, 1996)
                                                    ----------------------------  --------------------     ENDED          TO
                                                                                    MAY 27,   MAY 25,   JANUARY 27,  FEBRUARY 1,
                                                     1993      1994      1995        1995       1996       1996          1997
                                                    -------  --------  ---------  ----------- --------  ----------- --------------
                                                                                  (UNAUDITED)           (UNAUDITED)
Operating activities:
 Net income (loss).........................         $ 5,056  $(12,591) $(173,415)  $(28,004)  $(11,141)  $(145,558)    $ 23,906
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities--
 Restructuring and asset impairment
  charges..................................             --        --     182,184        --         --      182,184          --
 Restructuring charges paid................             --        --        (338)       --      (5,958)     (1,412)         --
 Depreciation and amortization.............          20,668    22,273     21,393      9,002      4,722      13,294          994
 Amortization of deferred financing costs..             --        --         --         --         --          --           444
 Restricted stock compensation expense.....             --        --         --         --         --          --         1,485
 Loss on disposal of assets................           5,417     9,899      4,498      3,616        113         882          --
 Deferred income taxes.....................           1,302      (965)   (11,233)       --       5,116     (11,233)      (4,928)
 Changes in operating assets and
  liabilities, net of assets and
  liabilities acquired:
  Accounts receivable, net.................          (4,224)    4,832         74      4,120      3,395        (430)        (941)
  Inventories..............................         (11,859)    1,931     27,696     27,070     19,344       5,559      (11,779)
  Prepaid expenses.........................           1,979     5,257        669      5,309      5,253         232       (4,740)
  Other noncurrent assets..................              12     1,668       (196)        12        145         508          --
  Accounts payable and accrued expenses....           4,426   (14,537)    (3,167)   (26,444)   (25,035)      7,809        9,074
  Income taxes payable and other
   liabilities.............................         (10,765)   (5,531)     4,941     (6,204)   (11,926)     11,197       20,684
                                                    -------  --------  ---------   --------   --------   ---------     --------
   Net cash provided by (used in) operating
    activities.............................          12,012    12,236     53,106    (11,523)   (15,972)     63,032       34,199
                                                    -------  --------  ---------   --------   --------   ---------     --------
Investing activities:
 Additions to property, equipment and other
  noncurrent assets........................         (26,641)  (20,720)   (10,117)    (2,852)    (3,566)     (7,473)      (5,915)
 Acquisitions, net of cash acquired........          (6,373)      --         --         --         --          --        37,072
                                                    -------  --------  ---------   --------   --------   ---------     --------
   Net cash provided by (used in) investing
    activities.............................         (33,014)  (20,720)   (10,117)    (2,852)    (3,566)     (7,473)      31,157
                                                    -------  --------  ---------   --------   --------   ---------     --------
Financing activities:
 Change in due to/from CVS.................          31,054    23,966    (45,474)     9,923   (107,442)    (57,826)         --
 Dividends paid to CVS.....................         (10,406)   (3,728)       --         --         --          --           --
 Capital contributed by CVS................             --        141        --         --     124,000         --           --
 Change in book overdrafts.................             234        11       (554)   (10,581)    (8,024)      7,245        4,197
 Proceeds from sale of common and preferred
  stock....................................             --        --         --         --         --          --        12,000
                                                    -------  --------  ---------   --------   --------   ---------     --------
   Net cash provided by (used in) financing
    activities.............................          20,882    20,390    (46,028)      (658)     8,534     (50,581)      16,197
                                                    -------  --------  ---------   --------   --------   ---------     --------
Net increase (decrease) in cash and cash
 equivalents...............................            (120)   11,906     (3,039)   (15,033)   (11,004)      4,978       81,553
Cash and cash equivalents, beginning of
 period....................................           5,539     5,419     17,325     17,325     14,286       2,292          --
                                                    -------  --------  ---------   --------   --------   ---------     --------
Cash and cash equivalents, end of period...         $ 5,419  $ 17,325  $  14,286   $  2,292   $  3,282   $   7,270     $ 81,553
                                                    =======  ========  =========   ========   ========   =========     ========
Supplemental cash flow information:
 Cash paid during the period for--
 Interest..................................         $ 4,910  $  7,865  $  10,650   $  3,853   $  2,035   $   7,727     $  1,678
                                                    =======  ========  =========   ========   ========   =========     ========
 Income taxes..............................         $17,545  $  4,959  $   1,735   $    828   $    208   $     962     $  1,008
                                                    =======  ========  =========   ========   ========   =========     ========
 Noncash investing and financing
  activities--
 Liabilities assumed for acquisition of
  business.................................         $ 3,226  $    --   $     --    $    --    $    --    $     --      $ 46,627
                                                    =======  ========  =========   ========   ========   =========     ========
 Issuance of long-term debt................         $   --   $    --   $     --    $    --    $    --    $     --      $ 55,811
                                                    =======  ========  =========   ========   ========   =========     ========
 Accrued preferred stock dividends.........         $   --   $    --   $     --    $    --    $    --    $     --      $    395
--------------------------------------------------
                                                    =======  ========  =========   ========   ========   =========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF ORGANIZATION AND ACQUISITION:

  Wilsons The Leather Experts Inc., a Minnesota corporation (Wilsons), was formed to acquire 100% of the Common Stock of Wilsons Center, Inc. and its subsidiaries (the Predecessor Companies prior to the Acquisition) in a management-led buyout (Acquisition) from CVS New York, Inc., a New York corporation (CVS; formerly Melville Corporation, the parent company to the Predecessor Companies). Wilsons and Wilsons Center, Inc. are collectively referred to as the Company. In May 1996, pursuant to a sale agreement dated May 24, 1996 between Wilsons and CVS, Wilsons acquired the Common Stock for
(i) $2 million, (ii) a 10% senior secured subordinated note due December 31, 2000 in the principal amount of $55.8 million, (iii) a warrant to purchase 1,350,000 shares of Common Stock, (iv) a warrant to purchase 1,080,000 shares of Common Stock (reduced by terms of the Restricted Stock Agreement--see Note
9), (v) 4,320,000 shares of Common Stock, and (vi) 7,405 shares of Preferred Stock. As part of the Acquisition, the Leather Investors Limited Partnerships I and II (LILP) in turn purchased from CVS the 4,320,000 shares of Common Stock and the 7,405 shares of Preferred Stock for $10 million.

  The Acquisition was accounted for using the purchase method. The basis of CVS's 15% equity interest in the Predecessor Companies was carried over to its equity interest in the Company in accordance with Emerging Issues Task Force discussion 88-16. Accordingly, the purchase price of $67.8 million and CVS's carryover basis has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values. This resulted in the carrying value of the net assets acquired exceeding the new basis by approximately $52.5 million, which was applied to reduce the amounts assigned to property and equipment.

  The Company operates a chain of 461 retail stores as of February 1, 1997, all but two of which are located in the United States, specializing in the retail sales of leather apparel and accessories. The Company operates under several formats, including Wilsons The Leather Experts, the traditional business, specializing in moderately priced merchandise and Tannery West/Georgetown Leather Design, which provides a more upscale merchandise offering. The Company also operates airport stores that focus on selling accessories and holiday stores and seasonal kiosks, primarily during the November and December peak selling season. The Company is the leading national specialty retailer of leather apparel and accessories in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  Consolidated financial statements and footnote disclosures prior to May 26, 1996 relate to the Predecessor Companies before the Acquisition and are not comparable to the period presented subsequent to the acquisition date due to the effects of certain purchase accounting adjustments and the acquisition financing. The accompanying consolidated financial statements include those of the Company and all of its subsidiaries. All intercompany balances and transactions between the entities have been eliminated in consolidation.

 Year-End

  Wilsons' fiscal year ends on the Saturday closest to January 31. The Predecessor Companies' year-end was December 31.

 Interim Financial Statements

  The unaudited consolidated financial information for the five-month period ended May 27, 1995 and for the eight-month period ended January 27, 1996 has been prepared on the same basis as the audited consolidated financial statements of the Predecessor Companies and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein. The Company's business is seasonal and, accordingly, interim results are not indicative of full-year results.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Sources of Supply

  The Company imports most of its products from independent foreign contract manufacturers located primarily in the Far East. The Company purchases such foreign sourced inventory in U.S. dollars. In 1996, the Company sourced more than 60% of its leather apparel and accessories from contract manufacturers located in The People's Republic of China, which currently has Most Favored Nation (MFN) trading status with the United States. Loss of MFN status by China or by any other country from which the Company sources goods could result in significantly higher leather purchase and production costs for the Company and, as a result, could negatively impact profitability, sale prices or demand for leather merchandise. Other risks inherent in foreign sourcing include economic and political instability, transportation delays and interruptions, restrictive actions by foreign governments, the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes, trade and foreign tax laws, fluctuations in currency exchange rates, and the possibility of boycotts or other actions prompted by foreign labor practices or conditions beyond the Company's control. In addition, many of the Company's domestic vendors also import a substantial portion of their merchandise from abroad.

 Cash and Cash Equivalents

  Cash equivalents consist principally of short-term investments with original maturities of three months or less and are recorded at cost, which approximates fair value. The Company's cash management program utilizes zero balance accounts. Accordingly, all book overdrafts have been reclassified to current asset or current liability accounts.

 Fair Values of Financial Instruments

  The carrying value of the Company's current financial assets and liabilities, because of their short-term nature, approximates fair value. The carrying value of the Company's long-term debt, related to the recent financing for the Acquisition, approximates fair value.

 Inventories

  Inventories, principally finished goods, consist of merchandise purchased from domestic and foreign vendors and are carried at the lower of cost or market value, determined by the retail inventory method on the last-in, first-out (LIFO) basis. The difference in inventories between the LIFO and first-in, first-out (FIFO) method was not material as of February 1, 1997. The Predecessor Companies determined cost using the retail inventory method on the FIFO basis.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization of property, equipment and leasehold improvements is computed on a straight-line basis, generally over the estimated useful lives of the assets ranging from five to forty years. Property and equipment retired or disposed of are removed from cost and related accumulated depreciation accounts. Maintenance and repairs are charged directly to expense as incurred. Major renewals or replacements are capitalized after making the necessary adjustment to the asset and accumulated depreciation accounts for the items renewed or replaced. When changes in circumstances warrant measurement, impairment losses for store fixed assets are calculated by the Company by comparing projected cash flows over the lease terms to the asset carrying values.

 Debt Issuance Costs

  Debt issuance costs are amortized over the terms of the related financing using the interest method and are included in other assets in the accompanying consolidated balance sheets.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

 Goodwill

  The excess of acquisition cost over the fair value of net assets acquired was being amortized on a straight-line basis over periods not exceeding 40 years. In connection with CVS's decision to sell the Predecessor Companies, all remaining goodwill was written off in the fourth quarter of 1995 (see Note
3).

  The Predecessor Companies recorded $4.8 million, $4.8 million and $4.4 million of goodwill amortization for the years ended December 31, 1993, 1994 and 1995, respectively.

  During 1994, the Predecessor Companies made the decision to close the majority of the stores in the Predecessor Companies' Snyder Leather off-price discount chain. This resulted in a write-off of goodwill of $3.9 million, which is included in selling, general and administrative expenses.

 Store Opening and Closing Costs

  New store opening costs are charged to expense as incurred. In the event a store is planned to close before its lease has expired, the total lease obligation less sublease income is provided for in the period the decision to close the store is made.

 Advertising Costs

  Advertising costs are generally charged to operations in the year incurred.

 Layaway Sales

  Layaway sales are recorded in full on the date of the layaway transaction. Allowances for estimated returns are established as appropriate.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to reverse.

  The Predecessor Companies were included in the consolidated federal income tax return and, where applicable, group state and local returns of CVS prior to May 26, 1996 in accordance with a tax sharing agreement with CVS. The tax sharing agreement allowed for current recognition of benefits for losses and deferred tax benefits which may only have been realized by CVS in connection with filing consolidated federal and state returns.

 Foreign Currency Translation

  The functional currency for the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currency to U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation were included in shareholders' equity. Transaction gains and losses are reflected in income. The Company has not entered into any significant hedging transactions.

 Pro Forma Net Income Per Common Share

  Pro forma net income per common share is computed by dividing net income by the weighted average number of common shares outstanding, including the effect of the exchange of Preferred Stock for Common Stock (see Note 14), and dilutive common equivalent shares assumed to be outstanding during each period. Common equivalent shares consist of dilutive options and warrants to purchase Common Stock. However, pursuant to certain rules of the Securities and Exchange Commission, the calculation also includes equity securities, including options and warrants, issued within one year of an initial public offering with an issue price less than the initial public offering price, even if the effect is anti-dilutive. The treasury stock method was used in determining the effect of such issuances.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

 New Accounting Pronouncement

  The Company will adopt in the fiscal year ending January 31, 1998, Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS No. 128), which was issued in February 1997. SFAS No. 128 requires disclosure of basic earnings per share (EPS) and diluted EPS, which replaces the existing primary EPS and fully diluted EPS, as defined by APB No. 15. Basic EPS is computed by dividing net income by the weighted average number of shares of Common Stock outstanding during the year. Dilutive EPS is computed similar to EPS as previously reported provided that, when applying the treasury stock method to common equivalent shares, the Company must use its average share price for the period rather than the more dilutive greater of the average share price or end-of-period share price required by APB No. 15.

 Reclassifications

  Certain reclassifications have been made to the consolidated financial statements of the prior years to conform to the 1996 presentation.

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES:

  On October 24, 1995, CVS announced a comprehensive restructuring plan, including the planned sale of the Predecessor Companies. As a result, the Predecessor Companies recorded a pre-tax restructuring charge of $134.3 million to reflect the anticipated costs associated with closing approximately 100 of the Predecessor Companies' stores and the write-off of goodwill and other intangibles. The permanent impairment decision was based upon an analysis of the historical operating results and anticipated selling price of the Predecessor Companies, an investment banking firm's analysis of comparable companies' selling prices, current market multiples and discounted future cash flows of the Predecessor Companies. Stores impacted by the plan represented $49.9 million in sales and $6.9 million in operating losses in 1995 and $4.5 million in sales and $0.8 million in operating losses for the five-month period ended May 25, 1996. In connection with the plan, approximately 600 store employees will be terminated. As of February 1, 1997, approximately 590 store employees have been terminated. The significant components of the restructuring charge and the reserves remaining at December 31, 1995 were as follows (in thousands):

                                                        PREDECESSOR COMPANIES
                                                      -------------------------
                                                      FOR THE YEAR
                                                         ENDED        AS OF
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1995
                                                      ------------ ------------
      Goodwill and other intangibles write-offs......   $112,361      $  --
      Lease obligations and asset write-offs for
       store and other facility closings.............     21,121       8,000
      Severance......................................        476         448
      Other..........................................        378         179
                                                        --------      ------
          Total......................................   $134,336      $8,627
                                                        ========      ======

  The reserves remaining at May 25, 1996 were retained by CVS as part of the Acquisition.

  Effective October 1, 1995, the Predecessor Companies adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and recorded a pre-tax asset impairment charge of $47.9 million related to the write-off of fixed and intangible assets on all stores that had generated negative cash flow in 1994. Certain of these assets relate to stores that will be closed and the assets that will be disposed of on the store closing date. These assets accounted for $37.7 million of the asset impairment charge.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

4. ACCOUNTS RECEIVABLE:

  Accounts receivable consisted of the following (in thousands):

                                                                                                    PREDECESSOR
                                                                                                     COMPANIES         COMPANY
                                                                                                  -----------------  -----------
                                                                                                    DECEMBER 31
                                                                                                  -----------------  FEBRUARY 1,
                                                                                                    1994     1995       1997
                                                                                                  --------  -------  -----------
      Layaway receivables........................................................................ $ 15,904  $ 6,214    $ 6,118
      Trade receivables..........................................................................    3,320    5,226      2,425
      Other receivables..........................................................................    1,918    1,206        875
                                                                                                  --------  -------    -------
                                                                                                    21,142   12,646      9,418
      Less:
        Layaway return reserves..................................................................  (12,000)  (4,000)    (3,365)
        Allowance for doubtful accounts..........................................................   (1,450)  (1,028)    (1,202)
                                                                                                  --------  -------    -------
          Total.................................................................................. $  7,692  $ 7,618    $ 4,851
                                                                                                  ========  =======    =======

5. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following (in thousands):

                                                                                                    PREDECESSOR
                                                                                                     COMPANIES         COMPANY
                                                                                                 ------------------  -----------
                                                                                                    DECEMBER 31
                                                                                                 ------------------  FEBRUARY 1,
                                                                                                   1994      1995       1997
                                                                                                 --------  --------  -----------
      Land...................................................................................... $  1,340  $  1,340    $ 1,340
      Buildings and improvements................................................................   10,799     4,693        778
      Equipment and furniture...................................................................   99,903    74,363     15,048
      Leasehold improvements....................................................................   60,565    46,332        919
                                                                                                 --------  --------    -------
          Total.................................................................................  172,607   126,728     18,085
      Less: Accumulated depreciation and amortization...........................................  (75,391)  (60,844)      (994)
                                                                                                 --------  --------    -------
          Total................................................................................. $ 97,216  $ 65,884    $17,091
                                                                                                 ========  ========    =======

6. ACCRUED EXPENSES:

  Accrued expenses consisted of the following (in thousands):

                                                                                                    PREDECESSOR
                                                                                                     COMPANIES       COMPANY
                                                                                                 ----------------- -----------
                                                                                                    DECEMBER 31
                                                                                                 ----------------- FEBRUARY 1,
                                                                                                   1994     1995      1997
                                                                                                 -------- -------- -----------
      Taxes other than Federal and state income taxes........................................... $ 11,843 $ 12,062   $ 7,334
      Salaries and compensated absences.........................................................    4,667    8,158     4,131
      Current portion of lease obligations for closed stores....................................      126    8,032     2,678
      Advertising...............................................................................    4,670    5,072     4,328
      Other.....................................................................................   20,196   19,299    16,046
                                                                                                 -------- --------   -------
          Total................................................................................. $ 41,502 $ 52,623   $34,517
                                                                                                 ======== ========   =======

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

7. LONG-TERM DEBT:

  As part of the Acquisition, the Company issued a $55.8 million senior secured subordinated note (the Note) to CVS. Interest is accrued annually at 10% on $55 million of the Note and is payable on the maturity date of the Note at December 31, 2000. The remaining $0.8 million of the Note is noninterest-bearing and is payable on the Note's maturity date. The Note is collateralized by substantially all assets of the Company and is subordinate to borrowings under the revolving credit agreement.

  In conjunction with the Acquisition, the Company obtained a $150 million revolving credit agreement (the Revolver) with certain banks, which extends through May 24, 1999 and includes a $90 million letter of credit subfacility. The Revolver is collateralized by substantially all assets of the Company.

  Interest on cash borrowings under the Revolver is at the bank reference rate plus 0%-1.25%, or LIBOR plus 1.75%-2.75%. The interest rate is dependent upon the amount and term of the borrowings as well as the Company's earnings before income taxes/cash interest coverage ratio for the trailing four quarters. The Company pays a monthly fee equal to .375% per annum on the unused amount of the Revolver and on that portion of the first $10.0 million in borrowings that bears interest at prime plus 0%-.875%. As of February 1, 1997, there were no cash borrowings under the Revolver, and $7.9 million in letters of credit were outstanding. For the period from inception (May 26, 1996) to February 1, 1997, the weighted average interest rate was 8.9%.

  The Note and the Revolver contain covenants, which among other things, restrict the ability of the Company to, above certain thresholds, incur indebtedness; to make capital expenditures, acquisitions, investments, stock redemptions and dispositions of assets; and to pay dividends. The Revolver also requires the Company to maintain certain financial covenants. At February 1, 1997, the Company was in compliance with all covenants of the Note and the Revolver.

  Prior to the Acquisition, the Predecessor Companies' operations were funded primarily by CVS (see Note 12).

8. INCOME TAXES:

  The income tax provision (benefit) is comprised of the following (in thousands):

                                                                                  PREDECESSOR COMPANIES            COMPANY
                                                                             ----------------------------------  -----------
                                                                                                                 PERIOD FROM
                                                                                                         FIVE     INCEPTION
                                                                                                        MONTHS    (MAY 26,
                                                                             YEARS ENDED DECEMBER 31    ENDED     1996) TO
                                                                             ------------------------  MAY 25,   FEBRUARY 1,
                                                                              1993   1994      1995      1996       1997
                                                                             ------ -------  --------  --------  -----------
      Current:
        Federal............................................................. $5,333 $(2,869) $  1,137  $(11,731)   $17,642
        State...............................................................    981  (1,286)      608       --       2,814
      Deferred..............................................................    724   1,046   (11,845)    5,128     (4,928)
                                                                             ------ -------  --------  --------    -------
          Total............................................................. $7,038 $(3,109) $(10,100) $ (6,603)   $15,528
                                                                             ====== =======  ========  ========    =======

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

  Reconciliations of the U.S. federal statutory income tax rate to the effective tax rate are as follows:

                                                                                    PREDECESSOR COMPANIES           COMPANY
                                                                                   -----------------------------  -----------
                                                                                                                  PERIOD FROM
                                                                                                          FIVE     INCEPTION
                                                                                     YEARS ENDED         MONTHS    (MAY 26,
                                                                                     DECEMBER 31          ENDED    1996) TO
                                                                                   -------------------   MAY 25,  FEBRUARY 1,
                                                                                   1993  1994    1995     1996       1997
                                                                                   ----  -----   -----   -------  -----------
      U.S. federal statutory income tax (benefit) rate ........................... 35.0% (35.0)% (35.0)%  (35.0)%    35.0%
      Goodwill amortization....................................................... 13.4   19.8    29.4      --        --
      State income taxes, net of federal tax effect...............................  9.3   (5.0)    --      (2.3)      3.0
      Other, net..................................................................  0.5    0.4     0.1      0.1       1.4
                                                                                   ----  -----   -----    -----      ----
          Effective tax rate...................................................... 58.2% (19.8)%  (5.5)%  (37.2)&    39.4%
                                                                                   ====  =====   =====    =====      ====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax asset and liability were as follows (in thousands):

                                                                                                   PREDECESSOR
                                                                                                    COMPANIES        COMPANY
                                                                                                 ----------------  -----------
                                                                                                   DECEMBER 31
                                                                                                 ----------------  FEBRUARY 1,
                                                                                                  1994     1995       1997
                                                                                                 -------  -------  -----------
      Deferred tax asset:
        Inventories............................................................................. $ 2,545  $   327    $   --
        Property and equipment..................................................................     687   11,835        --
        Accrued liabilities.....................................................................   3,785    4,501      3,649
        Net operating loss carryforwards........................................................   1,678    1,678      3,587
        Other...................................................................................     --       241        491
                                                                                                 -------  -------    -------
                                                                                                   8,695   18,582      7,727
        Less--Valuation allowance...............................................................  (1,678)  (1,678)       --
                                                                                                 -------  -------    -------
          Total.................................................................................   7,017   16,904      7,727
                                                                                                 -------  -------    -------
      Deferred tax liability:
        Layaway and sales return reserve........................................................   1,121      --         347
        Inventories.............................................................................     --       --       7,264
        Property and equipment..................................................................     --       --       1,981
        Other...................................................................................     225      --         205
                                                                                                 -------  -------    -------
          Total.................................................................................   1,346      --       9,797
                                                                                                 -------  -------    -------
          Net deferred tax asset (liability).................................................... $ 5,671  $16,904    $(2,070)
                                                                                                 =======  =======    =======

  As of December 31, 1995, the Predecessor Companies had a federal net operating loss carryforward of $4.8 million expiring in the year 2002 which was available to offset future taxable income in the retail subsidiaries that generated the loss. A valuation allowance was provided for the full amount of the deferred tax benefit related to this carryforward.

  No valuation allowance was provided by the Company as it anticipates it will be able to utilize the benefits of the net deferred tax asset during future periods.

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

9. CAPITAL STOCK:

 Common Stock

  All shares of Common Stock, regardless of class, will automatically be converted into an equal number of shares of Common Stock of a single class without class designation (the Conversion) without any action by any holder thereof immediately upon the occurrence of the closing of the first public offering by the Company of shares of Common Stock of the Company registered under the Securities Act. After the Conversion, such shares of Common Stock will have equal rights in all respects, including the right to one vote per share of Common Stock for all matters submitted to holders of Common Stock for a vote. However, if such public offering occurs before May 25, 1998 and the gross proceeds are less than $20.0 million, each shareholder that is subject to the shareholder agreement dated May 25, 1996 agrees to vote all of the voting shares of Common Stock held by such shareholder in favor of the election to the Board of Directors (the Board) of two individuals who shall be nominated by a vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees (as defined in the shareholder agreement) and, upon the vote of a majority of the outstanding shares of Common Stock held by the Employees and their Permitted Transferees, to remove or replace such directors, until the earlier of (i) the completion of an underwritten public offering with gross proceeds of at least $20 million or (ii) the general termination of the shareholder agreement, which termination will be no later than May 25, 1998.

  Holders of the Class A Common Stock and Class B Common Stock (including holders of the Restricted Stock--as defined below) and all other Common Stock (other than Class C Common Stock) will have one vote on all matters submitted to shareholders for each share outstanding in the name of such holder on the books of the Company. Except as required by law, the Class C Common Stock will have no voting rights. Each share of Common Stock (including holders of the Restricted Stock) will be entitled to share in dividends (when and if such dividends are declared and paid) and liquidation distributions ratably with all other shares of Common Stock then outstanding.

  As long as shares of Class B Common Stock are outstanding, (i) the Board of Directors (the Board) will consist of not more than five members, (ii) the holders of the Class B Common Stock, exclusively and voting as a single class, will be entitled, by a vote of a majority of the outstanding shares of Class B Common Stock, to elect two directors to the Board (requirement is eliminated upon the Company's completion of a $20 million or greater initial public offering), and (iii) the holders of the Class A Common Stock, Class B Common Stock and all other Common Stock (except Class C Common Stock), exclusively and voting as a single class without regard to whether such Common Stock is Class A Common Stock, Class B Common Stock or any other Common Stock (except Class C Common Stock), will be entitled, by a vote of a majority of the sum of the outstanding shares of Class A Common Stock, Class B Common Stock and all other Common Stock (except Class C Common Stock) held by such holders, to elect three of the directors to the Board. All the outstanding Class B and Class C Common Stock was purchased by management for $.60 per share.

  All shares of Class C Common Stock will automatically be converted into an equal number of shares of Class B Common Stock without any action by any holder thereof at such time as the number of shares of Class A Common Stock over which selected shareholders shall, directly or indirectly as partners in a partnership or a limited partnership or otherwise, have the power to vote be reduced to less than 4,275,000 (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected).

  The Company has authorized 22,500,000 shares of undesignated, $.01 par Common Stock of which no shares are issued or outstanding as of February 1, 1997.

  In conjunction with the Acquisition, certain members of management of the Company purchased 1,080,000 shares of Common Stock with restrictions (the Restricted Stock) at $.60 per share under a restricted stock agreement (the Restricted Stock Agreement). The Restricted Stock vests over a five-year performance period based on the Company achieving certain performance targets, the paydown of the Note (see Note 7) or the occurrence of other defined events, pursuant to the Restricted Stock Agreement. As of February 1, 1997, the

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

Company recorded $1,485,000 in compensation expense based on the number of shares (198,018) earned pursuant to the Restricted Stock Agreement.

 Preferred Stock

  The Series A preferred stock (Series A Preferred) will not have voting rights, except as required by law or as set forth below. Without the affirmative vote of the holders of at least a majority of the shares of Series A Preferred at the time outstanding, the Company is generally prohibited from
(i) issuing additional shares of preferred stock on parity with or superior to the Series A Preferred, (ii) declaring or paying dividends or making any other distribution on any shares of capital stock of the Company at any time created and issued ranking junior to the Series A Preferred, or (iii) amending the Articles of Incorporation of the Company so as to materially alter any existing provision relating to the terms of the Series A Preferred or waive any of the rights granted to the holders of the Series A Preferred by the Articles of Incorporation of the Company or otherwise alter the rights or preferences of the Series A Preferred. See Note 14 for discussion regarding the Series A Preferred exchange.

  After the repayment in full of the Note plus accrued interest thereon (the date of which such repayment is made being hereinafter referred to as the Note Repayment Date), the Series A Preferred will be entitled to receive, when and as duly declared by the Board in the manner provided in the Articles of Incorporation, cash dividends at the annual rate of $80 per share (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected) from the date of issuance of such Series A Preferred, which dividends will be cumulative (whether or not there shall be funds of the Company legally available for the payment of such dividends) and will accrue (whether or not earned or declared) from the date of issuance of such shares of Series A Preferred, and, to the extent accrued and unpaid as of May 31 of any year, will be payable before any dividends on any shares of Common Stock shall be declared or paid or set apart for payment during the 12 months following such May 31. As of February 1, 1997, the Company has accrued $395,000 in dividends. See Note 14 for discussion regarding the Series A Preferred exchange.

  In the event of an involuntary or voluntary liquidation or dissolution of the Company at any time, the holders of shares of Series A Preferred will be entitled to receive out of the assets of the Company an amount equal to $1,000 per share (appropriately adjusted to reflect stock splits, dividends or combinations, reorganizations, consolidations and similar changes hereafter effected), plus all per-share dividends unpaid and accumulated or accrued thereon (whether or not earned or declared) to the date of such distribution, prior to any Common Stock distributions.

  The Company also has authorized 9,985,000 shares of undesignated, $.01 par preferred stock of which no shares are issued or outstanding as of February 1, 1997.

 Warrants

  As part of the Acquisition, the Company issued to CVS a warrant to purchase 1,350,000 Class A shares at an exercise price of $.60 per share (the CVS Warrant). The CVS Warrant is immediately exercisable and remains exercisable until the tenth anniversary of the date of grant.

  The Company also issued to CVS a warrant to purchase 1,080,000 Class A shares at an exercise price of $.60 per share (the Manager Warrant). The number of shares subject to the Manager Warrant will be reduced by an amount equal to the number of shares of Restricted Stock that vest over a five-year period, pursuant to the terms of the Restricted Stock Agreement. To the extent any shares of the Restricted Stock have not vested after the fifth year, the Manager Warrant becomes exercisable for such number of unvested shares. As of February 1, 1997, 198,018 shares are vested pursuant to the Restricted Stock Agreement.

10. STOCK OPTIONS:

  During June 1996, Wilsons adopted the 1996 Stock Option Plan (the Plan), pursuant to which options to acquire an aggregate of 1,000,000 shares of the Company's Common Stock may be granted. The Plan is

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES administered by a compensation committee which has the discretion to determine the number and purchase price of shares subject to stock options, the term of each option, and the time or times during its term when the option becomes exercisable. As of February 1, 1997, the Company has granted options on 182,700 shares.

  The Company accounts for the Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plan been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the period from inception (May 26, 1996) to February 1, 1997:

      Net income (in thousands):               As reported                       $23,906
                                               Pro forma                          23,734
      Net income per common share:             As reported                       $  2.49
                                               Pro forma                            2.47

  During 1996, the Company granted 199,980 options, no options were exercised or expired, and 17,280 options were forfeited during the period from inception (May 26, 1996) to February 1, 1997. The weighted average fair value of the options granted was $4.40. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: risk-free interest rate of 6.4%, no expected dividend yields, expected life of three years, and expected volatility of 53.5%.

11. EMPLOYEE BENEFIT PLANS:

 401(k) Profit Sharing Plan

  The Company has a defined contribution 401(k) profit sharing plan for eligible employees which is qualified under sections 401(a) and 401(k) of the Internal Revenue Code of 1986. Employees are entitled to make tax-deferred contributions of up to 15% of their eligible compensation (10% for those employees whose compensation in the previous year exceeded $55,000). For employees who have worked less than three years, the Company matches 25% of contributions, up to a maximum of 4% of the employee's eligible compensation. For employees who have worked more than three years, the Company matches 50% of contributions up to a maximum of 4% of the employee's eligible compensation. The Company may also, at its discretion, make a profit sharing contribution to the 401(k) Plan for each plan year. The Company's contributions vest after five years of service, or at age 65 regardless of service, or upon the death of the employee.

  The Predecessor Companies' contributions to the 401(k) profit sharing plan were $0.7 million, $0.6 million, $0.6 million, $0.3 million, $1.0 million and $0.3 million for the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996 and for the eight months ended January 27, 1996, respectively. The Company's contributions to the 401(k) profit sharing plan were $1.1 million for the period from inception (May 26, 1996) to February 1, 1997.

 Employee Stock Ownership Plan

  The Predecessor Companies' employees participated in CVS's Employee Stock Ownership Plan (ESOP). The ESOP was a defined contribution plan for all employees meeting certain eligibility requirements. The Company elected not to provide for a similar plan for its employees after the Acquisition.

  Compensation expense of $2.1 million, $1.4 million, $2.0 million, $0.1 million, $0.2 million and $2.0 million was recognized during the years ended December 31, 1993, 1994 and 1995 for the five months ended May 27, 1995 and May 25, 1996 and for the eight months ended January 27, 1996.

12. TRANSACTIONS WITH CVS:

  The Predecessor Companies' operations were funded primarily by CVS. Under an agreement with CVS, the Predecessor Companies received cash necessary to fund their daily operations. The Predecessor Companies were dependent on CVS to provide a significant portion of their working capital financing. The weighted average interest rate on borrowings from CVS for the years ended December 31, 1993, 1994 and 1995, the five months

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES ended May 27, 1995 and May 25, 1996, and for the eight months ended January 27, 1996 was 3.3%, 4.7%, 6.4%, 5.6%, 5.8% and 6.2%, respectively. Prior to the
Acquisition, in anticipation of the sale, CVS contributed $124 million to the Predecessor Companies, which was reflected as a capital contribution in the accompanying consolidated financial statements.

  CVS allocated administrative expenses and employee benefits to the Predecessor Companies. Allocations were based on the Predecessor Companies' ratable share of expense paid by CVS on behalf of the Predecessor Companies for combined programs. The total costs allocated to the Predecessor Companies for the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996 and for the eight months ended January 27, 1996 were $1.3 million, $1.3 million, $1.5 million, $0.6 million, $0.5 million and $1.0 million, respectively, and are included in selling, general and administrative expenses.

  CVS Realty Company, Inc., a subsidiary of CVS, guaranteed the payment of the lease obligations of certain stores operated by the Predecessor Companies and charged a fee for that service. These fees are included in selling, general and administrative expenses and amounted to $0.6 million, $0.7 million, $0.7 million, $0.3 million, $0.3 million and $0.5 million for the years ended December 31, 1993, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996 and for the eight months ended January 27, 1996, respectively.

13. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company has noncancelable operating leases, primarily for retail stores, which expire through 2007. A limited number of the leases contain renewal options for periods ranging from four to six years. These leases generally require the Company to pay costs, such as real estate taxes, common area maintenance costs and contingent rentals, based on sales. Net rental expense for all operating leases was as follows (in thousands):

                                          PREDECESSOR COMPANIES                       COMPANY
                         --------------------------------------------------------- -------------
                                                                                    PERIOD FROM
                                                                          EIGHT      INCEPTION
                         YEARS ENDED DECEMBER 31   FIVE MONTHS ENDED     MONTHS    (MAY 26, 1996)
                         -----------------------  -------------------     ENDED         TO
                                                    MAY 27,   MAY 25,  JANUARY 27,  FEBRUARY 1,
                          1993    1994    1995       1995      1996       1996         1997
                         ------- ------- -------  ----------- -------  ----------- -------------
                                                  (UNAUDITED)          (UNAUDITED)
Minimum rentals......... $38,724 $43,268 $42,894    $17,436   $14,917    $28,598      $26,972
Contingent rentals......   1,893   1,368   1,092        353       449        942        1,924
                         ------- ------- -------    -------   -------    -------      -------
                          40,617  44,636  43,986     17,789    15,366     29,540       28,896
Less--Sublease rentals..     --      --      (18)       --       (122)       (24)        (207)
                         ------- ------- -------    -------   -------    -------      -------
    Total............... $40,617 $44,636 $43,968    $17,789   $15,244    $29,516      $28,689
                         ======= ======= =======    =======   =======    =======      =======

  As of February 1, 1997, the future rental payments due under operating leases and future minimum sublease rental income, excluding lease obligations, for closed stores were as follows (in thousands):

      Fiscal years ending:
        1998.......................................................... $ 30,941
        1999..........................................................   27,483
        2000..........................................................   23,960
        2001..........................................................   20,552
        2002..........................................................   16,608
      Thereafter......................................................   29,935
                                                                       --------
          Total....................................................... $149,479
                                                                       ========
      Total future minimum sublease rental income..................... $  1,511
                                                                       ========

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES

  As of February 1, 1997, a significant number of the existing lease obligations continue to be guaranteed by CVS. Any leases entered into subsequent to the Acquisition will no longer be guaranteed by CVS.

 Litigation

  The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position and results of operations.

  Pursuant to the sale agreement, CVS has agreed to indemnify the Company for certain claims. For certain other claims, CVS's indemnification liability is limited to claims in the aggregate which exceed $1.2 million but not to exceed $12 million.

 Guarantees

  As of February 1, 1997, the Company had outstanding letters of credit of approximately $7.9 million (see Note 7) which were primarily used to guarantee foreign purchase orders.

 Purchase Commitments

  The Company has a contingent liability with respect to an unconditional contractual obligation for the purchase of supplies. The Company had a commitment to purchase $0.5 million of these supplies on an as-needed basis as of February 1, 1997. Total payments under this agreement, which was entered into in 1994, were $1.8 million, $1.6 million, $0.9 million, $0.5 million, $0.8 million and $0.9 million for the years ended December 31, 1994 and 1995, for the five months ended May 27, 1995 and May 25, 1996 and for the eight months ended January 27, 1996 and for the period from inception (May 26, 1996) to February 1, 1997.

14. REVERSE STOCK SPLIT, PROPOSED PUBLIC OFFERING AND EXCHANGE OF STOCK:

  On October 11, 1996, the Company declared a .9-for-1 reverse split of Common Stock which has been retroactively reflected in the accompanying consolidated financial statements as if the split had occurred as of inception (May 26, 1996).

  The Company has filed with the Securities and Exchange Commission a Form S-1 Registration Statement regarding the proposed sale of 1,100,000 units, each unit consisting of one share of Common Stock and one redeemable warrant to purchase one share of Common Stock for $13.50 per share (excluding the underwriter's overallotment option to purchase an additional 165,000 units). The proceeds from this proposed public offering will be used to reduce future seasonal borrowings under the Revolver and to fund working capital and capital expenditures. There can be no assurance that the Company will complete this proposed public offering. Supplemental pro forma income per common share for the period from inception (May 26, 1996) to February 1, 1997 was $2.27, which reflects the offering as if it had occurred as of inception, with the proceeds used to repay any outstanding borrowings on the Revolving Credit Facility during the period and the related interest expense eliminated.

  As of May 27, 1997, the holders of the 7,405 shares of Series A Preferred exchanged their entire holdings of such shares for Common Stock at an exchange rate of $12.00 per share. The accompanying pro forma balance sheet as of February 1, 1997 reflects the exchange of all of the Series A Preferred for 617,083 shares of Common Stock as if the exchange had occurred as of February 1, 1997. In connection with such exchange, the holders of the Series A Preferred waived their rights to receive any accrued dividends in respect of such Series A Preferred.

           PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

  The following pro forma unaudited consolidated financial information consists of a Pro Forma Unaudited Consolidated Statement of Operations for the year ended February 1, 1997. The Pro Forma Unaudited Consolidated Statement of Operations gives effect to the Restructuring and the Acquisition accounted for under the purchase method. The Pro Forma Unaudited Consolidated Statement of Operations gives effect to such transactions and events as if they had occurred on January 28, 1996.

  As part of the Restructuring, the Company closed 156 stores during 1995 and 1996 and wrote off goodwill and certain other non-productive assets, recorded certain lease obligations and adopted the provisions of SFAS No. 121 in 1995. The Pro Forma Unaudited Consolidated Statement of Operations gives effect to certain adjustments related to the Restructuring, including: (i) elimination of the results of operations for the portion of the 156 stores not closed until 1996 which included only direct costs associated with the stores and
(ii) reflection of the associated tax effects.

  The Pro Forma Unaudited Consolidated Statement of Operations also gives effect to certain adjustments related to the Acquisition, including: (i) reduction of depreciation expense through the effect of purchase accounting adjustments; (ii) reduction in interest expense attributable to the elimination of all prior indebtedness owed to CVS and increase in interest expense attributable to the Acquisition financing; and (iii) reflection of the associated tax effects of the above transactions.

  The Pro Forma Unaudited Consolidated Statement of Operations and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The Pro Forma Unaudited Consolidated Statements of Operations do not purport to represent what the results of operations of Wilsons would actually have been if the aforementioned transactions or events had occurred on January 28, 1996 or at any future date.

                      FOR THE YEAR ENDED FEBRUARY 1, 1997
                 (IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)

                                                                      PRO FORMA
                                          PRO FORMA      PRO FORMA    PURCHASE
                           COMBINED     RESTRUCTURING     FOR THE    ACCOUNTING
                         COMPANIES (1) ADJUSTMENTS (2) RESTRUCTURING ADJUSTMENTS  PRO FORMA
                         ------------- --------------- ------------- -----------  ----------
Net sales...............    $424.8          $(2.2)        $422.6        $ --          $422.6
Costs and expenses:
 Cost of goods sold,
  buying and occupancy
  costs.................     286.9           (1.7)         285.2          --           285.2
 Selling, general and
  administrative ex-
  penses................     103.2           (0.4)         102.8        (0.4)          102.4
 Depreciation and amor-
  tization..............       4.8             --            4.8        (3.4)(4)         1.4
 Restricted stock com-
  pensation expense.....       1.5             --            1.5          --             1.5
 Restructuring and asset
  impairment charges....        --             --             --          --              --
                            ------          -----         ------        ----      ----------
   Income (loss) from
    operations..........      28.4           (0.1)          28.3         3.8            32.1
Interest expense, net...       6.5             --            6.5         1.3(5)          7.5
                                --             --             --        (0.3)(6)          --
                            ------          -----         ------        ----      ----------
   Income (loss) before
    income taxes........      21.9           (0.1)          21.8         2.8            24.6
Income tax provision
 (benefit)..............       9.0           (0.3)(3)        8.7         1.1(7)          9.8
                            ------          -----         ------        ----      ----------
   Net income...........    $ 12.9          $ 0.2         $ 13.1        $1.7          $ 14.8
                            ======          =====         ======        ====      ==========
Net income per common share.....................................................      $ 1.38
                                                                                  ==========
Weighted average common shares outstanding......................................  10,702,826 (6)
                                                                                  ==========

--------

 (1) Reflects the combination of the pro forma results of operations for the period from January 28, 1996 to May 25, 1996 and the actual results of operations for the period from inception (May 26, 1996) to February 1, 1997.

 (2) Reflects the elimination of the results of operations for the portion of the 156 stores not closed until 1996 including all direct costs associated with the stores. No corporate overhead or allocated selling expenses were eliminated.

 (3) Reflects the income tax effect of the pro forma restructuring adjustments at a rate to equate the pro forma income tax provision after restructuring to the Company's effective tax rate for the respective period.

 (4) Reflects the reduction of depreciation expense due to the write-down of depreciable property to $12.1 million through the application of purchase accounting.

 (5) Reflects the reduction in interest expense attributable to the elimination of all prior indebtedness owed by the Predecessor Companies to CVS and certain capital contributions by CVS which resulted in Wilsons having $85 million in working capital upon the closing of the Acquisition (less Acquisition-related expenses). Also reflects an increase in interest expense arising from the $55.8 million Note from the Acquisition financing, the interest rate on the Revolving Credit Facility, and the associated amortization for the related deferred financing costs.

                                                                 YEAR ENDED
                                                                 FEBRUARY 1,
                                                                    1997
                                                                -------------
                                                                (IN MILLIONS)
      Elimination of interest expense related to the repayment
       of intercompany indebtedness and additional capital
       contribution, net of the higher interest rate on the
       Revolving Credit Facility at an average rate of 9.5%....     $(4.9)
      Additional interest expense related to the Note..........       5.5
      Amortization of deferred financing costs.................        .7
                                                                    -----
                                                                    $ 1.3
                                                                    =====

 (6) Reflects the elimination of the interest expense on the portion of the Revolving Credit Facility which is to be paid off with the proceeds of the Offering. Included in weighted average common shares outstanding are the shares of Common Stock to be sold to repay the Revolving Credit Facility as if such shares had been outstanding as of the beginning of the respective periods presented.

 (7) Reflects the income tax effect of the pro forma purchase accounting adjustments at the Company's effective tax rate for the respective period.

1.VINTAGE COLLECTION (UPPER-LEFT)

  1.computer bag
  2.port-hole, triple gusset, pull-through handle briefcase
  3.ultimate notebook with 3-ring binder and organizer
  4.men's bag with organizer

2.HANDCRAFTED COLLECTION (UPPER-RIGHT)

  1.triple gusset briefcase
  2.extra large backpack
  3.top-handle men's bag
  4.2-in-1 brief/backpack

3.WILSONS THE LEATHER EXPERTS AIRPORT STORE AT THE MINNEAPOLIS/ST. PAUL AIRPORT (BOTTOM PHOTOGRAPH)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLIC-ITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CUR-RENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Acquisition...........................................................   12
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Dilution..................................................................   14
Capitalization............................................................   15
Selected Historical and Pro Forma Consolidated Financial Data.............   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   28
Management................................................................   39
Certain Transactions......................................................   43
Security Ownership of Certain Beneficial Owners and Management............   49
Description of Securities.................................................   50
Securities Eligible for Future Sale.......................................   54
Underwriting..............................................................   55
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   57
Index to Consolidated Financial Statements................................  F-1

                                ---------------

 UNTIL JUNE 21, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                1,100,000 UNITS
                            EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                                      AND
                                ONE REDEEMABLE
                         COMMON STOCK PURCHASE WARRANT


                             [WILSON LEATHER LOGO]

                                ---------------

                                  PROSPECTUS

                                ---------------

                               EQUITY SECURITIES
                               INVESTMENTS, INC.

                               May 27, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

      SEC registration fee............................................ $ 16,656
      NASD filing fee.................................................    5,330
      Nasdaq listing fee..............................................   44,125
      Legal fees and expenses.........................................  290,000
      Accounting fees and expenses....................................  150,000
      Non-accountable expense allowance...............................  148,500
      Blue Sky fees and expenses......................................   25,000
      Printing expenses...............................................  100,000
      Transfer agent fees and expenses................................   15,000
      Miscellaneous expenses..........................................   23,889
                                                                       --------
          Total....................................................... $818,500
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Article V of the Company's By-laws, the Company indemnifies its directors and officers to the extent permitted by Minnesota Statutes Section 302A.521. Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlement, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

  Under the terms of the form of Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriter has agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Act, against certain liabilities.

  The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  During the past three years, the Company has sold the following securities pursuant to exemptions from registration under the Act. All such sales were made in reliance upon the exemptions from registration provided under Section 4(2) of the Act for transactions not involving a public offering or pursuant to Rule 701 under the Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation, and related state securities laws. Unless otherwise stated, all shares were issued directly by the Company, no underwriters were involved and, except as otherwise noted below, no discount, commission or other transaction-related remuneration was paid. Share figures have been adjusted for the 0.9-for-1 reverse stock split that was effective on October 11, 1996.

   1. On May 25, 1996, the Company issued 4,320,000 shares of its Class A Common Stock to CVS New York, Inc., valued at $2.6 million or $.60 per share, as partial consideration for the Acquisition.

   2. On May 25, 1996, the Company sold an aggregate of 2,925,000 shares of its Class B Common Stock, of which 1,080,000 shares are Restricted Stock, to Company employees for $1,755,000 or $.60 per share.

   3. On May 25, 1996, the Company sold an aggregate of 405,000 shares of its Class C Common Stock to Company employees for $243,000 or $.60 per share.

   4. On May 25, 1996, the Company issued 7,405 shares of its Series A Preferred Stock to CVS New York, Inc., valued at $7.4 million or $1,000 per share, as partial consideration for the Acquisition.

   5. On May 25, 1996, the Company issued a warrant to purchase 1,350,000 shares of its Class A Common Stock at a price per share of $.60 (with both number of shares and price per share subject to periodic adjustment) to CVS New York, Inc., as partial consideration for the Acquisition.

   6. On May 25, 1996, the Company issued a warrant to purchase 1,080,000 shares of its Class A Common Stock at a price per share of $.60 (with both number of shares and price per share subject to periodic adjustment) to CVS New York, Inc., as partial consideration for the Acquisition.

   7. On June 26, 1996, the Company issued options to purchase an aggregate of 184,680 shares of Class C Common Stock at an exercise price of $4.44 per share to 74 Company employees.

   8. On June 26, 1996, the Company issued an option to purchase 10,800 shares of Class C Common Stock at an exercise price of $4.44 per share to Thomas J. Brosig, a director of the Company.

   9. On October 10, 1996, the Company issued an option to purchase 4,500 shares of Class C Common Stock at an exercise price of $4.44 per share to an employee of the Company.

  10. On February 27, 1997, the Company issued options to purchase an aggregate of 8,000 shares of Class C Common Stock at an exercise price of $7.50 per share to four Company employees.

  11. On April 1, 1997, the Company issued options to purchase an aggregate of 13,000 shares of Class C Common Stock at an exercise price of $7.50 per share to eleven Company employees.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
      1.1      Form of Underwriting Agreement.
      2.1      *Sale Agreement dated as of May 24, 1996 by and among CVS
               New York, Inc., Wilsons Center, Inc., and Wilsons The
               Leather Experts Inc.
      3.1      *Amended Articles of Incorporation of the Registrant dated
               May 24, 1996.
      3.2      **Amended and Restated Articles of Incorporation of the
               Registrant, adopted subject to completion of the Offering.

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
      3.3      *By-laws of the Registrant.
      3.4      *Restated By-laws of the Registrant, adopted subject to
               completion of the Offering.
      3.5      *Articles of Amendment of Amended Articles of Incorpora-
               tion of the Registrant dated October 11, 1997.
      4.1      *Specimen of Common Stock certificate.
      4.2      *Warrant No. 1 issued to CVS New York, Inc. for the Pur-
               chase of 1,350,000 shares of Common Stock of Wilsons The
               Leather Experts Inc., dated May 25, 1996.
      4.3      *Warrant No. 2 issued to CVS New York, Inc. for the Pur-
               chase of 1,080,000 shares of Common Stock of Wilsons The
               Leather Experts Inc., dated May 25, 1996.
      4.4      Form of Underwriter Warrants.
      4.5      *Shareholder Agreement dated as of May 25, 1996 among
               Leather Investors Limited Partnership I, Leather Investors
               Limited Partnership II, the Other Investors Named on the
               Signature Pages thereto and Wilsons The Leather Experts
               Inc.
      4.6      *Amendment to the Shareholder Agreement among Leather In-
               vestors Limited Partnership I, Leather Investors Limited
               Partnership II, the Other Investors Named on the Signature
               Pages thereto and Wilsons The Leather Experts Inc.
      4.7      *Restricted Stock Agreement dated as of May 25, 1996, by
               and among Wilsons The Leather Experts Inc. and the Indi-
               viduals Named on the Signature Pages thereto.
      4.8      *Registration Rights Agreement dated as of May 25, 1996,
               by and among CVS New York, Inc., Wilsons The Leather Ex-
               perts Inc., the Managers Listed on the Signature Pages
               thereto, Leather Investors Limited Partnership I and the
               Partners Listed on the Signature Pages thereto.
      4.9      *Amendment to the Shareholder Agreement among Leather In-
               vestors Limited Partnership I, Leather Investors Limited
               Partnership II, the Other Investors Named on the Signature
               Pages thereto and Wilsons The Leather Experts Inc.
      4.10     Form of Redeemable Warrant Agreement, including Form of
               Redeemable Warrant Certificate.
      4.11     Amendment to Restricted Stock Agreement dated as of May 1,
               1997.
      4.12     Form of Amendment to the Shareholder Agreement among
               Leather Investors Limited Partnership I, Leather Investors
               Limited Partnership II, the Other Investors Named on the
               Signature Pages thereto and Wilsons The Leather Experts
               Inc.
      5.1      Opinion of Faegre & Benson LLP.
     10.1      *Wilsons The Leather Experts Inc. 1996 Stock Option Plan.
     10.2      *Wilsons The Leather Experts Inc. Executive and Key Man-
               agement Incentive Plan.
     10.3      *Wilsons The Leather Experts Inc. 401(k) Plan.
     10.4      *Employment Agreement dated as of May 25, 1996 between
               Wilsons The Leather Experts Inc. and Joel N. Waller.
     10.5      *Employment Agreement dated as of May 25, 1996 between
               Wilsons The Leather Experts Inc. and David L. Rogers.

      EXHIBIT
        NO.                            DESCRIPTION
      -------                          -----------
     10.6      *Credit Agreement dated as of May 25, 1996 among Wilsons
               Leather Holdings Inc., as Borrower, the Lenders signatory
               thereto from time to time, as Lenders, and General Elec-
               tric Capital Corporation, as Agent, Lender and Swing Line
               Lender.
     10.7      *Security Agreement dated as of May 25, 1996 by Wilsons
               Leather Holdings Inc. and the other grantors listed on the signature pages thereto, in favor of General Electric Cap-
               ital Corporation, in its capacity as Agent for Lenders.
     10.8      *Security Agreement dated as of May 25, 1996 by Wilsons
               Leather Holdings Inc. and the other grantors listed on the signature pages thereto, in favor of CVS New York, Inc.
     10.9      *Subordinated Promissory Note dated May 25, 1996.
     10.10     *Wilsons The Leather Experts Inc. Amended 1996 Stock Op-
               tion Plan.
     10.11     *Amendment No. 1 to Credit Agreement.
     10.12     *Amendment No. 2 to Credit Agreement.
     10.13     Form of Amendment No. 3 to Credit Agreement.
     10.14     *Amendment No. 1 to Security Agreement.
     10.15     Form of Stock Exchange Agreement.
     10.16     Pledge Agreement, dated as of May 25, 1996, between
               Wilsons The Leather Experts Inc. and CVS New York, Inc.
     10.17     Pledge Agreement, dated as of May 25, 1996, between
               Wilsons Center, Inc. and CVS New York, Inc.
     10.18     Pledge Agreement, dated as of May 25, 1996, between
               Rosedale Wilsons, Inc. and CVS New York, Inc.
     10.19     Pledge Agreement, dated as of May 25, 1996, between River
               Hills Wilsons, Inc. and CVS New York, Inc.
     10.20     Amendment No. 1 to Pledge Agreement dated as of December
               19, 1996, between River Hills Wilsons, Inc. and CVS New
               York, Inc.
     10.21     Pledge Agreement, dated as of May 25, 1996, between
               Wilsons The Leather Experts Inc. and General Electric Cap-
               ital Corporation, individually and as agent for the lend-
               ers signatory to the Credit Agreement.
     10.22     Pledge Agreement, dated as of May 25, 1996, between
               Wilsons Center, Inc. and General Electric Capital Corpora-
               tion, individually and as agent for the lenders signatory
               to the Credit Agreement.
     10.23     Pledge Agreement, dated as of May 25, 1996, between
               Rosedale Wilsons, Inc. and General Electric Capital Corpo-
               ration, individually and as agent for the lenders signa-
               tory to the Credit Agreement.
     10.24     Pledge Agreement, dated as of May 25, 1996, between River
               Hills Wilsons, Inc. and General Electric Capital Corpora-
               tion, individually and as agent for the lenders signatory
               to the Credit Agreement.
     11.1      *Computation of per share income.
     21.1      *Subsidiaries of the Registrant.

      EXHIBIT
        NO.                          DESCRIPTION
      -------                        -----------
     23.1      Consent of Arthur Andersen LLP.
     23.2      Consent of KPMG Peat Marwick LLP.
     23.3      Consent of Faegre & Benson LLP (included in Exhibit No.
               5.1 to the Registration
               Statement).
     24.1      *Powers of Attorney.
     27.1      *Financial Data Schedule.
     99.1      *Withdrawal Request for Exhibit 3.2.

--------
  *Previously filed.
   **Exhibit 3.2 has been withdrawn pursuant to the Company's withdrawal request set forth hereto as Exhibit 99.1.

Share figures above have been adjusted for the 0.9-for-1 reverse stock split that was effected on October 11, 1996.

  (b)FINANCIAL STATEMENT SCHEDULES

    None required.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions summarized in Item 14 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes to provide to the Underwriter, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON MAY 23, 1997.

                                          Wilsons The Leather Experts Inc.

                                                *
                                          By __________________________________
                                            Joel N. Waller
                                            Chairman and Chief Executive
                                            Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 23, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


                    *                       Chairman of the Board of Directors and
___________________________________________   Chief Executive Officer (Principal
               Joel N. Waller                 Executive Officer)




           /s/ Douglas J. Treff             Vice President, Finance and Chief Financial
___________________________________________   Officer (Principal Financial and
             Douglas J. Treff                 Accounting Officer)


            Lyle Berman Thomas J. Brosig Morris Goldfarb David L. Rogers Joel
            N. Waller

                                          Board of Directors*


--------
  * Douglas J. Treff, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

                                                  /s/ Douglas J. Treff
                                          By __________________________________
                                            Douglas J. Treff, Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                         DESCRIPTION                        PAGE
  -------                       -----------                        ----
  1.1      Form of Underwriting Agreement........ Filed Electronically
  2.1      *Sale Agreement dated as of May 24, 1996 by and among
           CVS New York, Inc., Wilsons Center, Inc., and Wilsons
           The Leather Experts Inc.
  3.1      *Amended Articles of Incorporation of the Registrant
           dated May 24, 1996.
  3.2      **Amended and Restated Articles of Incorporation of
           the Registrant, adopted subject to completion of the
           Offering.
  3.3      *By-laws of the Registrant.
  3.4      *Restated By-laws of the Registrant, adopted subject
           to completion of the Offering.
  3.5      *Articles of Amendment of Amended Articles of Incor-
           poration of the Registrant dated October 11, 1997.
  4.1      *Specimen of Common Stock certificate.
  4.2      *Warrant No. 1 issued to CVS New York, Inc. for the
           Purchase of 1,350,000 shares of Common Stock of
           Wilsons The Leather Experts Inc., dated May 25, 1996.
  4.3      *Warrant No. 2 issued to CVS New York, Inc. for the
           Purchase of 1,080,000 shares of Common Stock of
           Wilsons The Leather Experts Inc., dated May 25, 1996.
  4.4      Form of Underwriter Warrants...........Filed Electronically
  4.5      *Shareholder Agreement dated as of May 25, 1996 among
           Leather Investors Limited Partnership I, Leather In-
           vestors Limited Partnership II, the Other Investors
           Named on the Signature Pages thereto and Wilsons The
           Leather Experts Inc.
  4.6      *Amendment to the Shareholder Agreement among Leather
           Investors Limited Partnership I, Leather Investors
           Limited Partnership II, the Other Investors Named on
           the Signature Pages thereto and Wilsons The Leather
           Experts Inc.
  4.7      *Restricted Stock Agreement dated as of May 25, 1996,
           by and among Wilsons The Leather Experts Inc. and the
           Individuals Named on the Signature Pages thereto.
  4.8      *Registration Rights Agreement dated as of May 25,
           1996, by and among CVS New York, Inc., Wilsons The
           Leather Experts Inc., the Managers Listed on the Sig-
           nature Pages thereto, Leather Investors Limited Part-
           nership I and the Partners Listed on the Signature
           Pages thereto.
  4.9      *Amendment to the Shareholder Agreement among Leather
           Investors Limited Partnership I, Leather Investors
           Limited Partnership II, the Other Investors Named on
           the Signature Pages thereto and Wilsons The Leather
           Experts Inc.
  4.10     Form of Redeemable Warrant Agreement, including Form of
           Redeemable
           Warrant Certificate....................Filed Electronically
  4.11     Amendment to Restricted Stock Agreement dated as of May 1,
           1997...................................Filed Electronically
  4.12     Form of Amendment to the Shareholder Agreement among
           Leather Investors Limited Partnership I, Leather Investors
           Limited Partnership II, the Other Investors Named on the
           Signature
           Pages thereto and Wilsons The Leather Experts Inc.....Filed
           Electronically
  5.1      Opinion of Faegre & Benson LLP.........Filed Electronically
 10.1      *Wilsons The Leather Experts Inc. 1996 Stock Option
           Plan.
 10.2      *Wilsons The Leather Experts Inc. Executive and Key
           Management Incentive Plan.
 10.3      *Wilsons The Leather Experts Inc. 401(k) Plan.
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  EXHIBIT
    NO.                             DESCRIPTION                            PAGE
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
 10.4      *Employment Agreement dated as of May 25, 1996 between
           Wilsons The Leather Experts Inc. and Joel N. Waller.
 10.5      *Employment Agreement dated as of May 25, 1996 between
           Wilsons The Leather Experts Inc. and David L. Rogers.
 10.6      *Credit Agreement dated as of May 25, 1996 among Wilsons
           Leather Holdings Inc., as Borrower, the Lenders signatory
           thereto from time to time, as Lenders, and General Electric
           Capital Corporation, as Agent, Lender and Swing Line Lender.
 10.7      *Security Agreement dated as of May 25, 1996 by Wilsons
           Leather Holdings Inc. and the other grantors listed on the signature pages thereto, in favor of General Electric Capital
           Corporation, in its capacity as Agent for Lenders.
 10.8      *Security Agreement dated as of May 25, 1996 by Wilsons
           Leather Holdings Inc. and the other grantors listed on the signature pages thereto, in favor of CVS New York, Inc.
 10.9      *Subordinated Promissory Note dated May 25, 1996.
 10.10     *Wilsons The Leather Experts Inc. Amended 1996 Stock Option
           Plan.
 10.11     *Amendment No. 1 to Credit Agreement.
 10.12     *Amendment No. 2 to Credit Agreement.
 10.13     Form of Amendment No. 3 to Credit Agreement....Filed Electronically
 10.14     *Amendment No. 1 to Security Agreement.
 10.15     Form of Stock Exchange Agreement...............Filed Electronically
 10.16     Pledge Agreement, dated as of May 25, 1996, between Wilsons
           The Leather Experts Inc. and
           CVS New York, Inc..............................Filed Electronically
 10.17     Pledge Agreement, dated as of May 25, 1996, between Wilsons
           Center, Inc. and CVS
           New York, Inc..................................Filed Electronically
 10.18     Pledge Agreement, dated as of May 25, 1996, between Rosedale
           Wilsons, Inc. and CVS
           New York, Inc..................................Filed Electronically
 10.19     Pledge Agreement, dated as of May 25, 1996, between River
           Hills Wilsons, Inc. and CVS
           New York, Inc..................................Filed Electronically
 10.20     Amendment No. 1 to Pledge Agreement dated as of December 19,
           1996, between River Hills
           Wilsons, Inc. and CVS New York, Inc............Filed Electronically
 10.21     Pledge Agreement, dated as of May 25, 1996, between Wilsons
           The Leather Experts Inc. and General Electric Capital Corpo-
           ration, individually and as agent for the lenders signatory to the
           Credit Agreement...............................Filed Electronically
 10.22     Pledge Agreement, dated as of May 25, 1996, between Wilsons
           Center, Inc. and General Electric Capital Corporation, indi-
           vidually and as agent for the lenders signatory to the Credit
           Agreement......................................Filed Electronically
 10.23     Pledge Agreement, dated as of May 25, 1996, between Rosedale
           Wilsons, Inc. and General Electric Capital Corporation, indi-
           vidually and as agent for the lenders signatory to the Credit
           Agreement......................................Filed Electronically
 10.24     Pledge Agreement, dated as of May 25, 1996, between River
           Hills Wilsons, Inc. and General Electric Capital Corporation,
           individually and as agent for the lenders signatory to the
           Credit
           Agreement......................................Filed Electronically
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  EXHIBIT
    NO.                        DESCRIPTION                       PAGE
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
 11.1      *Computation of per share income.
 21.1      *Subsidiaries of the Registrant.
 23.1      Consent of Arthur Andersen LLP.......Filed Electronically
 23.2      Consent of KPMG Peat Marwick LLP.....Filed Electronically
 23.3      Consent of Faegre & Benson LLP (included in Exhibit
           No. 5.1 to the Registration
           Statement).
 24.1      *Powers of Attorney.
 27.1      *Financial Data Schedule.
 99.1      *Withdrawal Request for Exhibit 3.2.
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  *Previously filed.
  **Exhibit 3.2 has been withdrawn pursuant to the Company's withdrawal request set forth hereto as Exhibit 99.1.

Share figures above have been adjusted for the 0.9-for-1 reverse stock split that was effected on October 11, 1996.